As filed with the Securities and Exchange Commission on June 3, 2005
Registration No.

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NationsRent Companies, Inc.
(Exact name of registrant as specified in its charter)
See Table of Co-Registrants

Delaware	7359	14-1875911
(State of Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

Copies to:
Thomas J. Hoyer	Christopher J. Doyle, Esq.
Executive Vice President and	Stroock & Stroock & Lavan LLP
Chief Financial Officer	180 Maiden Lane
450 East Las Olas Boulevard, Suite 1400	New York, NY 10038
Fort Lauderdale, Florida 33301	Tel: (212) 806-5400
Tel: (954) 760-6550	Fax: (212) 806-6006
(Name, Address, Including Zip Code, and Telephone Number Including Area Code, of Agent For Service)

     Approximate Date of Commencement of Proposed Offer to the Public: As soon as practicable after this Registration Statement becomes effective.
      If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:     ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (the “Securities Act”), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Security	Price(1)	Registration Fee

9 1/2% Senior Unsecured Notes due 2015	$150,000,000	100%	$150,000,000	$17,655(2)

Guarantees related to the 9 1/2% Senior Unsecured Notes due 2015(3)	N/A	N/A	N/A	N/A(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

(2)	Calculated pursuant to Rule 457(f) under the Securities Act.

(3)	The Company’s wholly-owned domestic subsidiaries listed in the table on the following page as additional registrants have, jointly and severally, guaranteed on a senior unsecured basis the payment of the principal of, premium, if any, and interest on the notes being registered hereby. These guarantors are registering the guarantees.

(4)	Pursuant to Rule 457(n) under the Securities Act, no additional fee is required.

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Co-Registrants

	State or Other
	Jurisdiction of	Primary Standard
Exact Name of Co-Registrant as	Incorporation or	Industrial Classification	I.R.S. Employer
Specified in its Charter*	Organization	Code Number	Identification Number

NationsRent, Inc.	Delaware	7353	51-0453039
Las Olas Fourteen Corporation	Delaware	7353	51-0453035
Las Olas Twelve Corporation	Delaware	7353	14-1875915
NRGP, Inc.	Delaware	7353	65-0843067
NationsRent USA, Inc.	Delaware	7353	65-0912181
NationsRent West, Inc.	Delaware	7353	65-0878190
Logan Equipment Corp.	Delaware	7353	65-0872986
NationsRent Transportation Services, Inc.	Delaware	7353	65-0922026
BDK Equipment Company, Inc.	California	7353	68-0119376
NR Delaware, Inc.	Delaware	7353	65-0925088
NationsRent of Texas, LP	Delaware	7353	65-0925092
NationsRent Dealer Group, LLC	Delaware	7353	20-2112702

*	The address and telephone number of the principal executive offices of each of the co-registrants is c/o NationsRent Companies, Inc., 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, FL 33301, (954) 760-6550.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2005
PRELIMINARY PROSPECTUS
$150,000,000
NationsRent Companies, Inc.
Offer to exchange all outstanding 9 1/2% Senior Unsecured Notes due 2015 for 9 1/2% Senior
Unsecured Notes due 2015, which have been registered under the Securities Act of 1933.

The Offering:

•	The securities offered by this prospectus (the “Exchange Offer”) are senior unsecured notes (the “New Notes”), which are being issued in exchange for senior unsecured notes sold by us in our private placement that we consummated on April 26, 2005 (the “Original Notes”), and the guarantees related to the senior notes. The New Notes are substantially identical to the outstanding Original Notes and are governed by the same indenture governing the Original Notes.

•	We will exchange all outstanding Original Notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offer.

•	The Exchange Offer expires at 5:00 p.m., New York City time, on , 2005, which is 30 days after the commencement of the Exchange Offer, unless extended. We do not currently intend to extend the Expiration Date.
The New Notes:

•	The terms of the New Notes to be issued in the Exchange Offer are substantially identical to the Original Notes, except that the New Notes will be freely tradable.
The Guarantees:

•	The Company’s wholly-owned domestic subsidiaries, identified in this prospectus as additional registrants, have, jointly and severally, guaranteed on a senior unsecured basis the payment of the principal of, premium, if any, and interest on the notes being registered hereby.
Broker Dealers:

•	Each broker-dealer that receives New Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes.

•	We have agreed that, for a period of 90 days after the consummation of this Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of New Notes. See “Plan of Distribution.”
      See “Risk Factors,” beginning on page 12, for a discussion of some factors that should be considered by holders in connection with a decision to tender Original Notes in the Exchange Offer.
      Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005

      This prospectus incorporates business and financial information about us that is not included in or delivered with the prospectus and this information is available without charge to holders of the notes upon written or oral request to Joseph H. Izhakoff, Executive Vice President, NationsRent Companies, Inc., 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida 33301, telephone number (954) 760-6550. In order to obtain timely delivery, you must request documents from us no later than                     , 2005, which is five days before the expiration of the Exchange Offer.

i

PROSPECTUS SUMMARY
      This summary highlights information that we believe is especially important concerning our business and this Exchange Offer. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read this entire prospectus and should consider, among other things, the matters described in the section entitled “Risk Factors” before making an investment decision. In this prospectus, unless indicated otherwise, “the Company,” “NationsRent,” “we,” “us” and “our” refer to NationsRent Companies, Inc., the issuer of the notes, and its subsidiaries. Also, the use of these terms in this document means the “old” NationsRent, Inc. prior to June 13, 2003 (such date, being the date of the effectiveness of a consensual plan of reorganization (the “Plan of Reorganization”), is referred to in this prospectus as the “Effective Date”), and the “new” NationsRent Companies, Inc., as the ultimate parent of the reorganized NationsRent, Inc. after the Effective Date. References to “Predecessor” and “Predecessor Company” refer to the “old” NationsRent, Inc., prior to the Effective Date.
Our Company
      We are one of the largest full-service equipment rental companies in the United States, with 267 rental center locations in 26 states, as of May 15, 2005. We offer a comprehensive line of equipment for rent to a broad range of construction, industrial and homeowner customers, including general contractors, subcontractors, highway contractors, manufacturing plants, distribution centers and other commercial businesses. We also sell new and used equipment, parts, supplies, and maintenance and repair services.
Our History
      NationsRent was founded in August 1997 by a group of private investors from outside of the equipment rental industry. From its inception through early 2000, the founders pursued a leveraged “roll-up” strategy by acquiring 58 independent equipment rental companies at historically high cash flow multiples. The Company was successful in identifying and acquiring well-run, market-dominant equipment companies with significant equipment rental revenue. The pre-acquisition profitability of these companies was driven by providing a full range of services to their customers, including sales of new equipment as dealers, sales of factory authorized parts and repair services, and merchandising and ancillary services that were unique to their local markets. The Company, however, focused almost exclusively on rental revenue, de-emphasized other revenue streams, such as the sale of new equipment and services, and attempted to standardize product offerings at all of its locations. This strategy resulted in a significant disruption to the acquired companies’ customer base because it failed to adequately meet customer needs. By late 2000, there was increasing industry competition as other “roll-up” companies abandoned the “growth through acquisition” strategy and increased their efforts to grow market share by cutting rental rates. The Company’s highly leveraged capital structure could not withstand the increased competitive environment, which severely impacted the Company’s liquidity during most of 2001. The Company filed for protection under Chapter 11 (referred to herein as “Chapter 11”) of Title 11 of the United States Code (the “Bankruptcy Code”) in December 2001.
      During the Company’s Chapter 11 proceedings, Phoenix Rental Partners, LLC and certain of its affiliates (the “Phoenix Group”), formed by a team of experienced equipment rental industry professionals, and The Baupost Group, L.L.C. (“Baupost”), an investment firm managing approximately $5.0 billion of equity capital, acquired a majority of our outstanding pre-petition senior secured bank debt (“Pre-Petition Debt”) and facilitated our reorganization by jointly proposing the Plan of Reorganization along with the Official Committee of Unsecured Creditors and other holders of the Company’s Pre-Petition Debt. The jointly proposed Plan of Reorganization was confirmed by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in May 2003 and the Company emerged from bankruptcy protection in June 2003. Pursuant to the Plan of Reorganization, holders of allowed Pre-Petition Debt claims and a trust for the benefit of holders of allowed general unsecured claims received a package of common and preferred equity and unsecured convertible subordinated notes. In addition, on the Effective Date, Baupost invested an additional $80.0 million in the Company (the “Baupost Investment”), through the purchase of common and preferred equity and unsecured convertible subordinated notes. As of May 15, 2005, the Phoenix Group and Baupost collectively owned approximately 68.1% of our outstanding voting common stock.
      Following the reorganization, we installed a new management team with the goal of becoming a premier competitor in construction equipment distribution by re-emphasizing a full service business model offering a wider range of services to our customers in addition to rental such as sales of new equipment and service.
Industry Overview
      Based on industry sources, we estimate that the U.S. construction equipment rental industry has grown from approximately $6.6 billion in annual rental revenue in 1990 to approximately $26.4 billion in 2004, representing a compound annual growth rate of approximately 10.5%. However, beginning in 1999, the industry’s growth began to slow in part due to the slowdown in the U.S. economy. According to industry sources, between 2001 and 2003, the industry contracted approximately 1.8% compounded annually but showed renewed growth from 2003 to 2004 of approximately 10.3%.
Competitive Strengths
      We believe we offer several advantages over our competitors, including:
      Conservative Capital Structure Relative to Industry Competition. While historically our earnings have been inadequate to cover our fixed charges, as a result of our recent reorganization, we believe that our capital structure is conservative relative to our competitors. As of March 31, 2005, after giving pro forma effect to the issuance of the Original Notes and the redemption of our outstanding 6.5% Convertible Subordinated Notes due 2008 (the “Convertible Subordinated Notes”), we had pro forma total funded debt of $400.3 million and stockholders’ equity of $172.2 million, which capital structure gives us enhanced operational flexibility relative to our more highly-leveraged competitors. See “Capitalization.”
      Geographic, Customer, Service and Product Diversity. As of May 15, 2005, we had 267 rental center locations in 26 states. We also have the capability to offer a full range of rental services and non-rental services, including a wide range of equipment parts and merchandise, and repair and maintenance services for customer-owned equipment. Because of this combination, we are able to:

•	better serve customers from multiple locations and provide a “one-stop” shop for our customers;

•	obtain access to resale markets across North America and sell used equipment directly to end-user customers, which helps us to achieve favorable resale prices for used equipment; and

•	reduce the impact that fluctuations in local and regional economic conditions have on our overall financial performance.
      Strong Nationally-Recognized Brand. Our well-established brand, supported by our highly distinctive logo and a uniform clean storefront image, enables us to expand our customer base and attract a broader range of customers in a variety of geographic markets.
      Broader Customer Base. Our NationsRent at Lowe’s locations provide us access to the do-it-yourself and small-to-medium contractor customer base and have helped us to develop an expertise in using high traffic retail space to leverage the products and services available at our stand-alone hub and satellite locations. The NationsRent at Lowe’s locations increase cross-selling potential and enhance brand awareness. As further described in the section entitled “Risk Factors — Because all of our existing leases for our NationsRent at Lowe’s locations expire on the same date, if we are not able to renew these leases we may be forced to close or relocate up to 100 locations at substantially the same time,” our leases for such locations expire on October 31, 2008 and we may be unable to renew them.

      Experienced Management Team. As part of our reorganization, we installed a new senior management team with individuals who possess an average of 20 years of direct industry experience and have a history of mutually beneficial relationships with a number of key equipment manufacturers in the industry. Over time, we expect these relationships to enable us to establish attractive financing terms, purchase discounts and sales and service arrangements with these manufacturers.
Business Strategy
      Going forward, we are implementing the following business strategies:
      Diversifying Our Revenue Base. For the year ended December 31, 2004, our revenue mix was approximately 78% rental revenue and 22% sales of equipment, merchandise, service, parts, and supplies compared to 87% rental revenue and 13% sales of equipment, merchandise service, parts and supplies in 2003. We will continue to focus on returning the Company’s revenue mix to a diversified base of customer services, which we believe will provide greater customer satisfaction and retention, as well as improved profitability and return on investment, since these non-rental services require minimal additional capital investment.
      Focus on Our Customers, Fleet and People. We continue to focus on becoming more responsive to our customer needs and optimizing our fleet by:

•	Maintaining smaller, more nimble regional business units in order to concentrate a high level of decision making and management closer to our stores.

•	Transitioning our core rental fleet from over 100 manufacturers’ brands down to ten to fifteen leading manufacturers’ brands. Over time, we believe this transition will have a positive impact on customer service, repair and maintenance costs, parts inventory, operator and mechanic training, and overall fleet performance.
      We believe that this will allow us to better serve our customers and respond to local market needs while reducing our overall fleet costs.
      We are a Delaware corporation and our headquarters are located at 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida 33301. Our telephone number is (954) 760-6550 and our website is located at http://www.nationsrent.com. The content of our website is not part of this prospectus.

Summary of Terms of the Exchange Offer
      References to “Notes” in this prospectus are references to both the Original Notes and the New Notes, unless the context requires otherwise.
      In connection with the issuance of the Notes, we entered into a registration rights agreement, dated as of April 26, 2005, among the Company, the Guarantors (as defined in the “Description of the New Notes — Certain Definitions”), and Jefferies & Company, Inc., in its capacity as the initial purchaser, in which we agreed to deliver to you this prospectus and complete the Exchange Offer. If the Exchange Offer is not consummated within 60 days of the date of this prospectus, then the per annum interest rate on the Notes will increase. In the Exchange Offer, you are entitled to exchange your Original Notes for New Notes which are identical in all material respects to the Original Notes except that:

•	the New Notes have been registered under the Securities Act,

•	the New Notes are not entitled to registration rights under the registration rights agreement, and

•	the contingent interest rate provisions of the registration rights agreement that depend on the consummation of the Exchange Offer and/or effectiveness of the registration statement will no longer be applicable following consummation of the Exchange Offer.

The Exchange Offer	We are offering to exchange up to $150.0 million aggregate principal amount of new 9 1/2% senior unsecured notes due 2015 for up to $150.0 million aggregate principal amount of outstanding 9 1/2% senior unsecured notes due 2015.

Outstanding Original Notes may be exchanged only in integral multiples of $1,000.

Expiration Date	5:00 p.m., New York City time, on , 2005, which is 30 days after the commencement of the Exchange Offer, unless we extend the Exchange Offer.

Accrued Interest on the Notes	Interest on the New Notes will accrue (A) from the later of: (i) the last date on which interest was paid on the Original Notes tendered in exchange therefor; or (ii) if the Original Notes are surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date; or (B) if no interest has been paid on such Original Note, from the date the Original Notes were issued (the “Issue Date”).

Conditions to the Exchange Offer	The Exchange Offer is conditioned upon some customary conditions that we may waive and upon compliance with securities laws.

Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the Exchange Offer must:

• complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal; or

• arrange for The Depository Trust Company (“DTC”) to transmit required information in accordance with DTC’s procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• any New Notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

• if you are a broker-dealer that will receive New Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the New Notes; and

• you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Special Procedures for Beneficial Holders	If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the Exchange Offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the Exchange Offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering under the section entitled “The Exchange Offer — Guaranteed Delivery Procedures” if you wish to tender your Original Notes and:

• time will not permit your required documents to reach the exchange agent by the Expiration Date of the Exchange Offer; or

• you cannot complete the procedure for book-entry transfer on time; or

• your Original Notes are not immediately available.

Withdrawal Rights	You may withdraw your tender of Original Notes at any time before the Exchange Offer expires, unless previously accepted for exchange. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the Exchange Offer and you do not tender your Original Notes, you will not have further exchange or registration rights and you will continue to be restricted from transferring your Original Notes. Accordingly, the liquidity of the Original Notes will be adversely affected.

Federal Tax Considerations	The exchange of the Original Notes for the New Notes pursuant to the Exchange Offer will not be a taxable event for United States federal income tax purposes. A holder’s holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See “Material United States Federal Income Tax Consequences.”

Exchange Agent	Wilmington Trust Company, trustee under the indenture under which the New Notes will be issued, is serving as exchange agent. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent” of this prospectus.

Use of Proceeds	We will not receive any proceeds from the Exchange Offer.

Resale	Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the New Notes issued in the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the New Notes in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of New Notes; and

• you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives New Notes for its own account during the Exchange Offer in exchange for Original Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.”

Any holder of Original Notes who:

• is an affiliate of ours;

• does not acquire New Notes in the ordinary course of its business; or

• tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of New Notes, cannot rely on the position of the staff of the

Commission enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.

Shelf Registration Statement	Under certain circumstances, certain holders of Original Notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell registered notes received in the Exchange Offer) may, by giving us written notice, require us to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Original Notes by these holders. See “Description of the New Notes — Shelf Registration Statement.”
Summary Terms of the New Notes
      The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the New Notes.

Issuer	NationsRent Companies, Inc.

Securities Offered	The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:

• the New Notes will bear a different CUSIP number from the Original Notes;

• the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

• you will not be entitled to any exchange or registration rights with respect to the New Notes.

The New Notes evidence the same debt as the Original Notes. They will be entitled to the benefits of the indenture governing the Original Notes and will be treated under the indenture as a single class with the Original Notes.

Maturity Date	May 1, 2015

Interest	The Notes bear cash interest at the rate of 9 1/2% per annum (calculated using a 360-day year), payable semi-annually in cash in arrears.

Payment frequency — every six months on November 1 and May 1.

First payment — November 1, 2005

Guarantees	All of our existing subsidiaries guarantee, and all of our future restricted subsidiaries will guarantee, the Notes on a senior unsecured basis. The guarantees (the “Guarantees”) are senior unsecured obligations and rank equally with existing and future senior debt of such subsidiaries. All of our subsidiaries guarantee our Senior Secured Notes (as more specifically defined in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt and Other Obligations — Senior Secured Notes”) on a secured basis. The Guarantees will be effectively subordinated to those guarantees.

Ranking	The Notes are our senior unsecured obligations and rank equally with our existing and future senior debt, and senior to our existing and future subordinated debt. The Notes and Guarantees will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing the secured indebtedness that may be incurred under our Working Capital Facility (as defined in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Debt and Other Obligations — Working Capital Facility”), the Senior Secured Notes, existing and future capitalized lease obligations (“Capitalized Lease Obligations”), purchase money indebtedness (“Purchase Money Indebtedness”) and other obligations secured by our assets. As of March 31, 2005, NationsRent Companies, Inc., had outstanding a total of $45.2 million of debt subordinate to the Notes. Based on the incurrence test set forth in the indenture governing the Notes, as of March 31, 2005, after giving effect to the $150.0 million gross proceeds from the Notes, we could have issued approximately $125.0 million of additional debt that would have ranked equally or subordinate with the Notes.

Optional Redemption	After May 1, 2010, we may redeem some or all of the Notes at the following percentages of their principal amount, plus accrued and unpaid interest to the date of redemption if any:

For the period below	Percentage

On or after May 1, 2010	104.750%
On or after May 1, 2011	103.167%
On or after May 1, 2012	101.583%
May 1, 2013 and thereafter	100.000%

On or prior to May 1, 2009, we may redeem up to 35% of the aggregate principal amount of the Notes originally issued under the indenture governing the Notes with the net proceeds of an equity offering at 109.500% of their principal amount, plus accrued interest. However, at least 65% of the aggregate principal amount of the Notes originally issued under the indenture governing the Notes must remain outstanding after such a redemption.

Change of Control Offer	If we undergo a Change of Control (as defined in the section entitled “Description of the New Notes — Certain Definitions”), we are required to make an offer to each holder to repurchase all or a portion of their Notes at 101% of their principal amount, plus accrued interest.

Asset Sale Proceeds	If we sell assets outside the ordinary course of business, we must either invest the net cash proceeds from such sales in our business, prepay any debt secured by such assets, offer to purchase Senior Secured Notes and/or offer to purchase Notes in a principal amount equal to the excess net cash proceeds.

The purchase price of the Notes in any such offer will be 100% of their principal amount, plus accrued interest.

Covenants	The indenture governing the Notes will contain covenants limiting our (and our restricted subsidiaries’) ability to:

• incur additional indebtedness or enter into sale and leaseback transactions;

• repay or prepay any subordinated indebtedness (other than our Convertible Subordinated Notes);

• restrict dividends, distributions or other payments from our subsidiaries;

• pay dividends, redeem or repurchase our stock or make other distributions;

• make investments or acquisitions;

• permit Liens (as defined in the section entitled “Description of the Notes — Certain Definitions”) on our assets;

• enter into transactions with our stockholders and affiliates;

• merge, consolidate or transfer all or substantially all of our assets; and

• transfer assets.

These covenants are subject to a number of important limitations and exceptions.

Exchange Offer; Registration Rights	You have the right to exchange the Original Notes for New Notes with substantially identical terms. This Exchange Offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.

No Listing	We do not intend to list the Notes on any securities exchange.
For more information about the New Notes, see “Description of the New Notes.”
You should refer to “Risk Factors” for an explanation of certain risks of investing in the New Notes.

Summary Consolidated Historical Financial Data
      The following table contains summary historical financial information derived from our audited consolidated financial statements for the year ended December 31, 2002, the five months ended May 31, 2003, the seven months ended December 31, 2003 and the year ended December 31, 2004. In addition, the table contains summary financial information derived from our unaudited interim consolidated financial statements for the three months ended March 31, 2004 and March 31, 2005. This summary financial data should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Historical Financial Data,” and related notes contained elsewhere in this prospectus.
      The summary financial data presented includes the periods from January 1, 2002 through May 31, 2003 (the “Predecessor Period”) and the period from June 1, 2003 through March 31, 2005 (the “Successor Period”). In connection with our emergence from bankruptcy, we reflected the terms of the Plan of Reorganization in our consolidated financial statements by adopting the principles required by the American Institute of Certified Public Accountants Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“Fresh-Start Reporting”). For accounting purposes, the effects of the consummation of the Plan of Reorganization, as well as adjustments for Fresh-Start Reporting, were recorded in the consolidated financial statements as of June 1, 2003. Therefore, the term “Company” as used in these financial statements refers to the Predecessor Company and its operations for periods prior to June 13, 2003 (and for accounting purposes prior to June 1, 2003) and refers to the Successor Company for periods after June 13, 2003 (and for accounting purposes on or after June 1, 2003). Under Fresh-Start Reporting, a new entity is deemed to be created for financial reporting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Since Fresh-Start Reporting materially changed the amounts previously recorded in our consolidated financial statements, a black line separates the financial data pertaining to the periods after the adoption of Fresh-Start Reporting to signify the difference in the basis of preparation of financial information for each respective entity. The Successor Company’s post-emergence financial statements are not comparable to the Predecessor Company’s pre-emergence financial statements. All amounts in the tables appear in thousands.

	Predecessor Period		Successor Period

		Five Months	Seven Months		Three Months
	Year Ended	Ended	Ended	Year Ended	Ended
	December 31,	May 31,	December 31,	December 31,	March 31,

	2002	2003	2003	2004	2004	2005

					(unaudited)
Statement of Operations Data:
Revenue:
Equipment rentals revenue	$419,057	$155,567	$268,704	$460,901	$93,082	$100,465
Sales of equipment, merchandise, service, parts and supplies	43,082	20,499	41,833	128,759	26,941	40,073

Total revenue	462,139	176,066	310,537	589,660	120,023	140,538
Gross profit (loss)	14,072	(3,866)	70,346	144,640	14,078	25,492
Operating (loss) income	(94,503)	(46,490)	(838)	27,431	(12,781)	(5,660)
Other Financial Data:
Depreciation and amortization	$94,053	$43,886	$63,961	$124,573	$31,013	$32,364
Capital expenditures, net(1)	$34,595	$11,879	$132,353	$110,550	$16,646	$44,613
Ratio of earnings to fixed charges(2)	(3)	(3)	(3)	(3)	(3)	(3)
Interest expense	$34,389	$3,164	$15,790	$30,809	$7,756	$8,009
Rent expense	$113,244	$29,875	$19,430	$28,214	$6,948	$7,057

	December 31,	March 31,
	2004	2005

		(unaudited)
Balance Sheet Data at Period End:
Cash and cash equivalents	$40,625	$28,775
Rental equipment, net	368,176	400,311
Property and equipment, net	61,992	62,574
Total assets	615,361	624,119
Total funded debt(4)	295,961	295,502
Net debt(4)(5)	255,336	266,727
Total stockholders’ equity	184,719	172,154

(1)	Capital expenditures, net, is defined as purchase of rental equipment and property and equipment less proceeds from sale of rental equipment and property and equipment.

(2)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of loss before reorganization items and provision for income taxes plus fixed charges. Fixed charges consist of interest (expensed and capitalized) on all indebtedness, plus a portion of rental expense deemed to be representative of the interest factor.

(3)	Earnings for the period are inadequate to cover fixed charges. For the year ended December 31, 2002, the five months ended May 31, 2003, the seven months ended December 31, 2003, the year ended December 31, 2004, and the three month periods ended March 31, 2004 and 2005, the amount of the coverage deficiency was $128.6 million, $49.6 million, $14.5 million, $1.6 million, $20.3 million and $13.0 million, respectively.

(4)	Total funded debt reflects the adding back of unamortized debt discount of approximately $7.1 million at December 31, 2004 and $6.8 million at March 31, 2005.

(5)	Net debt is defined as total funded debt outstanding less cash and cash equivalents.

RISK FACTORS
      In addition to the other information set forth in this prospectus, you should carefully consider the following risks before tendering Original Notes in exchange for New Notes. If any of the following risks actually occur, our business, financial condition and/or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest and/or principal on the notes. The value of the notes could decline, and you could lose all or part of your investment.
Risks Related to Our Business and Our Industry

Our adoption of Fresh-Start Reporting and related accounting rules may limit your ability to accurately compare our financial results.
      Since emerging from bankruptcy, we have been operating our business under a new capital structure and became subject to the Fresh-Start Reporting rules. Accordingly, our financial results relating to periods prior to the Effective Date are not comparable to periods after our emergence from bankruptcy.

Since emerging from bankruptcy, we have not yet achieved positive operating income. Future operating losses may decrease our cash flow which would limit our ability to reinvest in our business, primarily for the purchase of new rental equipment, and may cause us not to have enough funds to satisfy our debt obligations, including payment on the Notes.
      While we generated operating income of $27.4 million in 2004, we experienced operating losses of $94.5 million and $47.3 million in 2002 and 2003, respectively. Future operating losses, and the resulting impact on operating cash flow, could adversely affect our business strategy, our ability to service the Notes, our existing indebtedness and our ability to obtain financing in the future.

Disruptions in our information technology systems could limit our ability to effectively monitor and control our operations.
      We have recently replaced our point of sale system which facilitates our ability to monitor and control our operations. We believe that our new system will support our strategy to diversify our revenue mix through increased sales of new and used equipment, merchandise, parts and service. We also believe that our new system is sufficiently sophisticated to support an automation of some of our manual controls and processes. Any disruptions in connection with our transition to a new point of sale system or the failure of our new system to operate as expected could adversely affect our operating results by limiting our ability to effectively monitor and control our operations and adjust to changing market conditions in a timely manner.

Failure to achieve and maintain effective internal controls and procedures could adversely impact our business and operating results.
      In 2004, as part of our review of our internal controls over financial reporting, we determined that we had certain significant deficiencies which, when assessed in the aggregate, constituted a material weakness in controls relating to our financial statement closing process. We identified the following significant deficiencies, among others:

•	failure in quarterly controls to properly accrue for cooperative advertising receivables from our manufacturers and for incentive compensation awards;

•	failure in quarterly controls to properly calculate a write-down related to capitalized repair and maintenance costs;

•	failure in controls to properly classify delivery vehicle depreciation expense as part of our other delivery expenses included as a cost of equipment rentals as opposed to non-rental equipment depreciation expense in accordance with GAAP; and

•	failure in quarterly controls to properly assess our inventory obsolescence and property tax reserves.

      We have since restated our condensed consolidated financial statements to correct the errors related to these significant deficiencies. In addition, we have taken and are continuing to take remedial measures to strengthen our internal controls and to address these deficiencies, including the addition of staff and additional review for transactions relating to non-routine, judgmental and estimation processes.
      During the audit of our 2004 financial statements, we determined that we had a material weakness regarding our failure to properly assess the impact of not consistently obtaining a written customer acknowledgement of the terms of certain rental and sales transactions on open account. We have taken and are continuing to take remedial measures to strengthen our internal controls and to address this material weakness. These measures include the addition of staff and timely and periodic review of rental and sales transactions.
      We continue to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). During the course of our testing, we may identify additional deficiencies and/or material weaknesses which we may not be able to remediate prior to the reporting deadline imposed by the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and therefore, we may report additional material weaknesses in internal controls in the future.
      We believe that our efforts are addressing the material weaknesses and significant deficiencies in internal controls over financial reporting. However, for the reasons stated above, we cannot give any assurances that all material weaknesses and significant deficiencies have been entirely corrected or that internal control weaknesses will not be identified from time to time in the future. Effective internal controls are necessary for us to produce reliable financial reports. If we cannot produce reliable financial reports, our ability to effectively manage our business and raise capital and the market value of our outstanding securities may be impaired.

As we dispose of our rental fleet in the ordinary course of business, we may not realize as much cash as we anticipate which could negatively impact our cash flow. As we operate a capital-intensive business, reductions in operating cash flow could severely impact our ability to purchase new rental fleet, which in turn could put us at a competitive disadvantageous position in the marketplace.
      If prices for used equipment weaken, we may have to seek additional cash from other sources, such as additional indebtedness, to purchase new equipment. In addition, if we must retain older pieces of equipment instead of selling them, such equipment is more likely to require additional repair and maintenance costs, and given such repairs, be available for rent for shorter periods of time, thus negatively impacting the rental rates and revenue of such equipment and negatively impacting our cash flow.

Contraction in the private non-residential construction industry may continue and further weaken demand and pricing for our equipment.
      Much of the growth of our business is dependent on private non-residential construction activity. According to government sources, private non-residential construction activity contracted during the period 2001 through 2003. During this period of contraction there was decreased demand and pricing for our equipment, and the equipment rental industry had significant excess equipment capacity. If private non-residential construction activity begins to contract again, it may weaken equipment rental rates and have an adverse effect on our operating cash flow.

Implementing our new business strategy may cause significant disruptions, which could cause customer dissatisfaction and affect our cash flows and profitability.
      Our new management team has continued implementing our new business strategy, which emphasizes a diversification of our customer and service base, a decentralized management structure, a revitalized focus on our local managers’ and regional customers’ needs, better utilization of our infrastructure, and further development of strategic relationships. Making the transition to our new business model could cause significant disruptions in the Company and with our customers. We may not have adequate management and financial resources to achieve the goals of our new business strategy.

Because all of our existing leases for our NationsRent at Lowe’s locations expire on the same date, if we are not able to renew these leases we may be forced to close or relocate up to 100 locations at or around the same time.
      Our existing leases at these Lowe’s locations expire on October 31, 2008. Lowe’s may not allow us to renew any of those leases or offer to renew such leases on terms that are commercially acceptable to us. If we are unable to relocate such locations within their respective markets to comparable high traffic, retail space with another retailer, it could increase our costs to reposition such operations and create disruptions in repositioning our fleet. These events would have a negative effect on our customers and revenue in those markets. Revenue from our NationsRent at Lowe’s locations was approximately $60.0 million for the year ended 2004, which represented approximately 10% of total revenue for the Company.
      The strategic alliance agreement with Lowe’s also subjects us to certain non-competition provisions, primarily geographic restrictions, which continue for the duration of our existing leases. See the section entitled “Business — Certain Operating Restrictions.”

Competitors with greater financial resources may have a competitive advantage over us by being able to sustain reduced rental rates for longer periods of time and being able to offer a broader range and volume of rental equipment. If they employ such strategies, our cash flows and profitability may be reduced.
      We believe that price is one of the primary competitive factors in the equipment rental industry. From time to time, we or our competitors may attempt to compete aggressively by lowering rental rates. To the extent that we lower rental rates to attempt to increase or retain market share, our operating margins may be adversely impacted. In some cases, we may not be able to match larger competitors’ rate reductions because of their greater financial resources. If we do not match competitors’ rate reductions, we may lose market share, resulting in decreased revenue and cash flow.

Although we are actively negotiating to establish dealership and distributor relationships with equipment manufactures to diversify our revenue base, our strategy may not succeed as quickly as anticipated, or at all.
      As part of our strategy to diversify our revenue base, we have been actively negotiating agreements with leading equipment manufacturers that allow us, in a dealership or distributor capacity, to offer new products and ancillary customer services, including warranty service, to our customers. In some cases, our relationship with these manufacturers is new and we have no experience with them. As we enter into more of these types of contracts, we will become significantly more dependent upon our relationships with, and the success of, the manufacturers with whom we have relationships. We will depend on the manufacturers to provide us with an inventory of new equipment. General economic downturns or factors such as labor strikes, supply shortages, product defects, negative publicity, including safety recalls of particular equipment, or poor product mix affecting those manufacturers with whom we have contracts would likely have a material adverse effect on our ability to generate revenues and diversify our product mix.
      Finally, because the majority of these contracts are short-term, non-exclusive and subject to termination on a minimal amount of notice, we cannot predict with any certainty whether our new relationships with these manufacturers will succeed over the long-term and result in a more high-quality and desirable product mix that satisfies customer demand and generates additional significant revenue for the Company.

We have made, and will likely continue to make, strategic acquisitions. If we are not successful in operating or integrating these newly acquired businesses in an effective and timely manner, our ability to take advantage of further growth opportunities and our revenue and gross margins could be adversely affected.
      We have made, and may continue to make, selective opportunistic acquisitions of companies or businesses with resources and product or service offerings capable of providing us with additional product and/or market strengths. These acquisitions would involve significant risks and uncertainties, such as:

•	the industry of the acquired businesses may develop in a different direction than we anticipated and the business and technologies we acquire may not prove to be those we need;

•	the future valuations of acquired businesses may decrease from the purchase price we paid or the revenues generated by the acquired businesses may not offset increased operating expenses associated with such acquisitions;

•	we might face difficulties in integrating the products, businesses and operations of the acquired businesses in an efficient and effective manner;

•	we may be entering new markets with which we have limited experience and where our competitors may have a stronger market presence;

•	the assumption of potential unknown liabilities; and

•	we could have substantial difficulty incorporating the acquired businesses into our financial reporting procedures and, given current Commission deadlines on reporting any deficiencies in our internal controls and procedures, the acquisition of such businesses could hinder our ability to effectively maintain and analyze our internal controls and procedures.
      Our ability to successfully operate and integrate newly acquired businesses could also determine whether our future acquisitions will be successful, or whether we will attempt further acquisitions at all.

Costs associated with compliance with, and changes in, environmental laws and regulations could subject us to increased liabilities and expenses.
      We are subject to federal, state and local laws and regulations governing occupational health and safety and environmental protection. Under these laws, an owner or operator of real estate may be liable for the costs of removal or remediation of hazardous substances located on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous substances. Some of our existing and former locations use and have used substances that are or may be considered hazardous or otherwise are subject to applicable environmental requirements. We currently use hazardous materials such as solvents to clean and maintain our rental equipment and vehicles. We also generate and dispose of waste such as used motor oil, radiator fluid and solvents, and we may be liable under various federal, state and local laws for environmental contamination at facilities where our waste is or has been disposed. In addition, we dispense petroleum products from underground and above-ground storage tanks located at certain rental properties that we own or operate. We incur ongoing expenses associated with the removal of older underground storage tanks and other activities to comply with environmental laws, and we also perform remediation at certain of our locations. Environmental and safety requirements may become more stringent or be interpreted and applied more stringently in the future, and we may indemnify other parties for adverse environmental conditions that are currently known to us. Such future changes or interpretations, or the indemnification for such adverse environmental conditions, could cause us to incur substantial additional and unanticipated environmental compliance or remediation costs or penalties related to violations of these laws and regulations.

Potential and certain existing claims against the Company may not be covered by our insurance. Additionally, we may not be able to renew our coverage on terms favorable to us that could lead to increased costs in the event of future claims.
      Our business exposes us to potential claims for personal injury or death resulting from the use of the equipment we rent or sell, and from injuries caused in motor vehicle accidents in which our delivery or service personnel are involved. We have in the past sought to reduce our exposure to such claims by maintaining comprehensive insurance, subject to a deductible. When our current insurance policy covering such claims expires, we may be unable to renew such coverage upon terms acceptable to us, if at all. If we are able to renew our coverage we expect that the premium rates and deductibles may increase as a result of general rate increases for this type of insurance as well as our historical claims experience and that of our competitors in the industry. If we cannot obtain insurance coverage, it could adversely affect our business by increasing our costs with respect to any claims. Additionally, existing or future claims may exceed the level of our present insurance, and our insurance may not continue to be available on economically reasonable or desirable terms, if at all.
Risks Related to The Notes

Our substantial level of indebtedness could prevent us from fulfilling our obligations on the Notes and may have a negative effect on the market value of your Notes.
      As of March 31, 2005, after giving pro forma effect to the issuance of the Original Notes and the redemption of our outstanding Convertible Subordinated Notes, we had approximately $400.3 million of total funded debt. See “Capitalization.” Our high level of indebtedness could have important consequences to you. We must use a substantial portion of our cash flow from operations to pay interest on our Senior Secured Notes and the Notes and, to the extent incurred, our other indebtedness, which may reduce the funds available to us to reinvest in our business. Without such reinvestment, we could suffer competitively in the marketplace, which would likely reduce our cash flow. We may not have sufficient cash flow to continue to pay interest on the Notes or to pay the principal of the Notes at maturity. In addition, a significant reduction in our cash flow could cause the market value of your Notes to fall.

Your right to receive payments on the Notes and Guarantees will be effectively subordinated to other indebtedness that is secured by the assets of the Company or the subsidiary guarantors to the extent of the value of such assets.
      The Notes and Guarantees are unsecured and will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing the secured indebtedness that may be incurred under our Working Capital Facility, Senior Secured Notes, existing and future Capitalized Lease Obligations, Purchase Money Indebtedness and other obligations secured by our assets. The indenture governing the Notes will permit us and our restricted subsidiaries to incur additional secured indebtedness that is secured by our assets so long as we are able to satisfy a certain fixed charge coverage ratio, and any such secured indebtedness we incur in the future will effectively rank senior in right of payment to the Notes to the extent of the value of such assets securing such secured indebtedness. As a result, upon any distribution to our creditors or the creditors of any of our subsidiary guarantors in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our secured indebtedness or an event of default under such indebtedness, the lenders of our secured indebtedness will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness before any payment is made to you and the other holders of our general unsecured obligations from such proceeds.

Our subsidiaries’ operating cash flow may not be sufficient to allow us to make distributions or repay our indebtedness.
      We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Consequently, we will depend on distributions or other intercompany transfers from our subsidiaries to make payments under the Notes and service our other debt. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	their earnings;

•	covenants contained in our and their debt agreements, including our Working Capital Facility and the Indentures; and

•	applicable law, including laws regarding the payment of dividends and distributions.

A court’s cancellation of the Guarantees under fraudulent conveyance laws would eliminate your claim against the guarantor.
      Subject to limited exceptions, each of our existing subsidiaries guarantee, and each of our future restricted subsidiaries will guarantee, the Notes. If, however, a guarantor becomes a debtor in a case under the Bankruptcy Code, under other insolvency laws or encounters other financial difficulty, a court in the relevant jurisdiction might avoid or cancel its Guarantee. Courts often do so when they find that the guarantor received less than reasonably equivalent value or fair consideration for its Guarantee or was insolvent when it issued the Guarantee or was rendered insolvent by issuing the Guarantee.
      If a court avoided a Guarantee, you would no longer have a claim against the guarantor. In addition, the court might direct you to return any amounts already received from the guarantor. If the court were to avoid any Guarantee, sufficient funds may not be available to pay the Notes from another guarantor or from any other source.
      The indenture governing the Notes states that the liability of each subsidiary guarantor on its Guarantee is limited to the maximum amount that such subsidiary guarantor can incur without risk that its Guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the Guarantees from a fraudulent conveyance challenge, but even if it does, the Guarantees may not be in amounts sufficient, if necessary, to pay all obligations under the Notes when due.

There is no existing market for the New Notes and an active trading market may not develop for the New Notes. You may not be able to sell your New Notes at prices acceptable to you or at all.
      A liquid market may not develop for the New Notes in the near future or ever, and you may not be able to sell your New Notes at favorable prices or at all. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchaser is not obligated to make a market in the New Notes and any market making by them may be discontinued at any time without notice. We do not intend to apply for a listing of the New Notes on any securities exchange or on any automated dealer quotation system.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the New Notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the New Notes, regardless of our prospects and financial performance.

If you choose not to exchange your Original Notes, the present transfer restrictions will remain in force and the market price of your Original Notes could decline.
      If you do not exchange your Original Notes for New Notes under the Exchange Offer, then you will continue to be subject to the existing transfer restrictions on the Original Notes. In general, the Original Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Original Notes under the Securities Act. You should refer to “Prospectus Summary — Summary of Terms of the Exchange Offer” and “The Exchange Offer” for information about how to tender your Original Notes.

      The tender of Original Notes under the Exchange Offer will reduce the principal amount of the Original Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Original Notes due to a reduction in liquidity.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We have filed with the Commission a registration statement on Form S-4 (Registration No. 333-               ) with respect to the New Notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the Commission’s rules, does not contain all of the information presented in the registration statement, including its exhibits and schedules. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of this registration statement, including exhibits to the registration statement, without charge at the Commission’s public reference room referred to below. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the Commission also are available to the public through the Commission’s Internet site at http://www.sec.gov.
      We will file annual, quarterly and current reports with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy any document we file at the following Commission public reference room:
Securities and Exchange Commission
Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549
      You may obtain copies of our Commission reports at no cost, by telephone at (954) 760-6550 or by mail at: NationsRent Companies, Inc., 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida, 33301, Attention: Investor Relations.
FORWARD-LOOKING STATEMENTS
      We make “forward-looking statements” throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we state that we “believe,” “expect,” “anticipate” or “plan” that an event will occur, and other similar statements), you should understand that our expectations may not be correct, although we believe they are reasonable, and that our plans may change. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will occur or will continue. The forward-looking information contained in this prospectus is generally located under the section headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon our current plans and beliefs or estimates of future results or trends.
      Forward-looking statements regarding our present plans or expectations for new product and service offerings, capital expenditures, sales, cost-saving strategies, growth, and business strategies involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding our present expectations for operating results and cash flow involve risks and uncertainties relative to these and other factors, such as the ability to increase revenue, to diversify the revenue stream and/or to achieve cost reductions (and other factors discussed under the section entitled “Risk Factors” or elsewhere in this prospectus), which also would cause actual results to differ from present plans. Such differences could be material.
      You should read this prospectus in its entirety and with the understanding that actual results in the future may be materially different from what we presently expect. We will not update these forward-looking statements, even if our situation or expectations change in the future.
      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this document. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.
INDUSTRY DATA
      In this prospectus we refer to industry data obtained from third party sources. While we cannot always confirm data from independent sources, we believe that the industry data contained in this prospectus is accurate, reasonable and reliable.
TRADEMARKS AND TRADE NAMES
      NATIONSRENT, the NATIONSRENT diamond logo, 1-800-NO SWEAT and “NO SWEAT” are registered service marks of NationsRent West, Inc.® 2003 NationsRent West, Inc. All rights reserved.
      This prospectus also includes trade names and trademarks of other companies. Our use or display of other parties’ trade names or trademarks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name or trademark owners.

USE OF PROCEEDS
      This Exchange Offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the offering of the Original Notes. We will not receive any proceeds from the Exchange Offer. As consideration for issuing the New Notes, we will receive Original Notes with like original principal amount. The form and terms of the New Notes are the same as the form and terms of the Original Notes, except as otherwise described in this prospectus. The Original Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our outstanding debt.
      The net proceeds from the sale of the Original Notes, after deducting the estimated offering expenses payable by us, were approximately $144.5 million. We used, or intend to use, the net proceeds from the sale of the Original Notes:

•	in the amount of approximately $51.6 million to redeem the 6.5% Convertible Subordinated Notes on June 30, 2005 at which time the redemption price will be 100% of the aggregate principal amount thereof plus accrued and unpaid interest. At June 30, 2005, the redemption amount will include $45.2 million of principal and $6.4 million of accrued interest. At any time prior to redemption, holders may choose to convert their Convertible Subordinated Notes to common equity at their option at $242.00 per share. At March 31, 2005, 44.8% of the Convertible Subordinated Notes were held by related parties.

•	in the amount of approximately $92.9 million for general corporate purposes.

CAPITALIZATION
      The following table sets forth our cash, cash equivalents, debt and total capitalization derived from our unaudited interim consolidated financial statements at March 31, 2005. You should read this table in conjunction with the sections entitled “Use of Proceeds,” “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, related notes and other financial information appearing elsewhere in this prospectus. The pro forma information is presented for illustrative purposes only to give effect to the issuance of the Original Notes and the redemption of the Convertible Subordinated Notes as if each event had happened on March 31, 2005.

	At March 31, 2005

	Actual	Pro Forma

	(dollars in thousands)
Cash and cash equivalents(1)	$28,775	$121,664

Debt:
Amended Working Capital Facility due 2010(2)	$—	$—
9.5% Senior Secured Notes due 2010	243,214	243,214
The Notes(3)	—	144,500
Capital lease obligations	30	30
Other notes payable	261	261
6.5% Convertible Subordinated Notes due 2008(4)	45,211	—

Total debt	288,716	388,005
Unamortized discount	6,786	12,286

Total funded debt	295,502	400,291

Stockholders’ Equity:
Series A preferred stock(5)	1	1
Common stock(6)	17	17
Additional paid-in capital	200,960	200,960
Deferred stock compensation	(952)	(952)
Accumulated deficit	(27,872)	(27,872)

Total stockholders’ equity	172,154	172,154

Total capitalization	$467,656	$572,445

(1)	The pro forma cash and cash equivalents reflects $150.0 million of gross proceeds from the issuance of the Original Notes which is reduced by $51.6 million for the redemption of the Convertible Subordinated Notes ($45.2 million of principal and $6.4 million of accrued interest at June 30, 2005, the estimated date of redemption) and $5.5 million for the estimated fees and expenses of the offering.

(2)	As of March 31, 2005, we had no cash borrowings under this facility, but we had $23.9 million of undrawn letters of credit outstanding under this facility.

(3)	The pro forma Notes reflect the net proceeds of the offering, after deducting the estimated fees and expenses of the offering as described in footnote (1) above.

(4)	We issued the Original Notes on April 21, 2005. We intend to use part of the proceeds from that offering to redeem our 6.5% Convertible Subordinated Notes on June 30, 2005, at which time the redemption price will be 100% of the aggregate principal amount thereof plus accrued and unpaid interest. At June 30, 2005, the redemption amount will include $45.2 million of principal and $6.4 million of accrued interest. At any time prior to redemption, holders may choose to convert their

Convertible Subordinated Notes to common equity at their option at $242.00 per share. At March 31, 2005, 44.8% of the Convertible Subordinated Notes were held by related parties.

(5)	1,000,000 shares authorized, $0.01 par value, of which 75,000 are designated Series A Preferred Stock, $1,000 liquidation preference (72,002 shares issued and outstanding). The Preferred Stock has no stated maturity and is non-cumulative.

(6)	3,000,000 shares authorized, $0.01 par value (1,669,588 shares issued and outstanding as of March 31, 2005).
      After giving pro forma effect to the issuance of the Original Notes and the redemption of the Convertible Subordinated Notes as if both events occurred at the beginning of the respective periods, the pro forma interest expense would increase by approximately $11.3 million and $2.8 million for the twelve months ended December 31, 2004 and the three months ended March 31, 2005, respectively.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
      The following table sets forth selected consolidated historical financial data for us. The financial data for the years ended December 31, 2000, 2001 and 2002, five months ended May 31, 2003, seven months ended December 31, 2003 and the year ended December 31, 2004 are derived from our audited consolidated financial statements. In addition, financial data for the three months ended March 31, 2004 and March 31, 2005 are derived from our unaudited interim consolidated financial statements. Audited consolidated income statement data for fiscal 2002, the five months ended May 31, 2003, the seven months ended December 31, 2003 and fiscal 2004, and audited consolidated balance sheet data at the end of fiscal 2003 and 2004, are included in our consolidated financial statements contained elsewhere in this prospectus. Unaudited consolidated income statement data for the three months ended March 31, 2004 and March 31, 2005, and consolidated balance sheet data at December 31, 2004 (audited) and at March 31, 2005 (unaudited), are included in our interim condensed consolidated financial statements contained elsewhere in this prospectus. You should read the consolidated historical selected financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and accompanying notes, and other financial data included elsewhere in this prospectus.
      In connection with our emergence from bankruptcy, we reflected the terms of the Plan of Reorganization in our consolidated financial statements by adopting the principles required by SOP 90-7. For accounting purposes, the effects of the consummation of the Plan of Reorganization, as well as adjustments for Fresh-Start Reporting, were recorded in the consolidated financial statements as of June 1, 2003. Therefore, the term “Company” as used in these financial statements refers to the Predecessor Company and its operations for periods prior to June 13, 2003 (and for accounting purposes prior to June 1, 2003) and refers to the Successor Company for periods after June 13, 2003 (and for accounting purposes on or after June 1, 2003). Under Fresh-Start Reporting, a new entity is deemed to be created for financial reporting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Since Fresh-Start Reporting materially changed the amounts previously recorded in our consolidated financial statements, a black line separates the financial data pertaining to the periods after the adoption of Fresh-Start Reporting to signify the difference in the basis of preparation of financial information for each respective entity. The Successor Company’s post-emergence financial statements are not comparable to the Predecessor Company’s pre-emergence financial statements. All amounts in the tables appear in thousands.

	Predecessor Period				Successor Period

				Five Months	Seven Months		Three Months
	Year Ended			Ended	Ended	Year Ended	Ended
	December 31,			May 31,	December 31,	December 31,	March 31, 2005

	2000	2001	2002	2003	2003	2004	2004	2005

							(unaudited)
Statement of Operations Data(1):
Revenue:
Equipment rentals revenue	$546,434	$499,040	$419,057	$155,567	$268,704	$460,901	$93,082	$100,465
Sales of equipment, merchandise, service, parts and supplies	122,614	95,619	43,082	20,499	41,833	128,759	26,941	40,073

Total revenue	669,048	594,659	462,139	176,066	310,537	589,660	120,023	140,538

Cost of Revenue:
Cost of equipment rentals	$207,466	$241,959	240,324	103,367	147,099	250,365	59,584	62,670
Rental equipment depreciation and lease expense, and vehicle depreciation	137,964	143,947	152,764	57,801	62,435	117,463	28,852	30,480
Cost of sales of equipment, merchandise, service, parts and supplies	94,187	100,653	38,056	18,764	30,657	77,192	17,509	21,896
Impairment of rental equipment	—	—	16,923	—	—	—

Total cost of revenue	439,617	486,559	448,067	179,932	240,191	445,020	105,945	115,046

Gross profit (loss)	229,434	108,100	14,072	(3,866)	70,346	144,640	14,078	25,492

	Predecessor Period				Successor Period

				Five Months	Seven Months		Three Months
	Year Ended			Ended	Ended	Year Ended	Ended
	December 31,			May 31,	December 31,	December 31,	March 31, 2005

	2000	2001	2002	2003	2003	2004	2004	2005

							(unaudited)
Operating Expenses:
Selling, general and administrative expenses	130,189	124,374	95,998	37,173	66,397	110,050	24,698	29,268
Restructuring charge(2)	72,005	9,653	—	—	—	—	—	—
Impairment of intangible assets related to acquired businesses(3)	—	770,833	—	—	—	—	—	—
Non-rental equipment depreciation and amortization(4)	25,946	33,740	12,577	5,451	4,787	7,159	2,161	1,884

Operating income (loss)(4)	1,291	(830,500)	(94,503)	(46,490)	(838)	27,431	(12,781)	(5,660)
Interest expense	99,393	110,467	34,389	3,164	15,790	30,809	7,756	8,009
Interest income	(108)	(716)	—	—	(88)	(463)	(118)	(178)
Reversal of pre-petition tax liabilities	—	—	—	—	—	(926)	—	(98)
Other (income)/expense, net	548	(731)	(324)	(90)	(2,041)	(401)	(132)	(436)

	99,833	109,020	34,065	3,074	13,661	29,019	7,506	7,297

Loss before reorganization items, provision (benefit) for income taxes and cumulative effect of change in accounting principle	(98,542)	(939,520)	(128,568)	(49,564)	(14,499)	(1,588)	(20,287)	(12,957)
Reorganization items, net(5)	—	11,333	32,061	(1,401,121)	—	(1,005)	—	(180)

Income (loss) before provision (benefit) for income taxes and cumulative effect of change in accounting principle	(98,542)	(950,853)	(160,629)	1,351,557	(14,499)	(583)	(20,287)	(12,777)
Provision (benefit) for income taxes	(24,852)	(9,815)	—	—	—	13	—	—

Income (loss) before cumulative change in accounting principle	(73,690)	(941,038)	(160,629)	1,351,557	(14,499)	(596)	(20,287)	(12,777)

Cumulative effect of change in accounting principle, net of income tax benefit	—	1,359	—	—	—	—	—	—

Net income (loss)	$73,690	$(942,397)	$(160,629)	$1,351,557	$(14,499)	$(596)	$(20,287)	$(12,777)

Other Financial Data:
Capital expenditures, net	$121,982	$(42,049)	$34,595	$11,879	$132,353	$110,550	$16,646	$44,613
Ratio of earnings to fixed charges(6)	(7)	(7)	(7)	(7)	(7)	(7)	(7)	(7)

	Predecessor Period			Successor Period

	At December 31,			At December 31,		At March 31,

	2000	2001	2002	2003	2004	2004	2005

						(unaudited)
Balance Sheet Data(1):
Cash and cash equivalents	$67,813	$23,787	$6,940	$48,644	$40,625	$57,048	$28,775
Rental equipment, net	526,958	427,407	348,852	347,076	368,176	342,217	400,311
Property and equipment, net	103,977	90,717	80,146	62,076	61,992	60,116	62,574
Total assets	1,719,996	687,516	561,669	579,763	615,361	569,649	624,119
Total debt(8)	1,117,026	1,098,552	1,100,957	288,286	288,881	289,795	288,716
Total stockholders’ equity (deficit)	$440,971	$(501,631)	$(662,260)	$181,683	$184,719	$163,035	$172,154

(1)	Our audited consolidated financial statements for the year ended December 31, 2002, the five months ended May 31, 2003, and the seven months ended December 31, 2003, and our unaudited consolidated financial statements for the three months ended March 31, 2004 have been restated for the matters described in our Current Report on Form 8-K, dated March 30, 2005, as filed with the Commission. In addition, certain items in the selected consolidated historical financial information for the years ended December 31, 2000 and 2001 have been reclassified to conform to the later periods’

presentation by reclassifying delivery vehicle depreciation expense from operating expenses to cost of revenue.

(2)	During the fourth quarter of 2000, we implemented a plan to restructure certain of our operations. During 2001, we implemented additional actions to restructure certain of our operations pursuant to our 2000 restructuring plan.

(3)	As a result of significant historical and projected cash flow losses and the uncertainty surrounding our ability to restructure our capital structure in a satisfactory manner under the reorganization, we determined that the carrying value of our net assets exceeded the projected future undiscounted cash flows and, accordingly, recognized an operating charge for the permanent impairment of the entire unamortized balance of intangible assets related to acquired businesses of approximately $770.8 million in the quarter ended December 31, 2001.

(4)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (referred to herein as “SFAS”) No. 142. Under SFAS No. 142, we discontinued the amortization of goodwill. Had SFAS No. 142 been in effect for all periods presented, operating income (loss) would have been $21.6 million and $(810.6) million for 2000 and 2001, respectively.

(5)	Represents net expenses (income) resulting from the reorganization of our business as a result of our bankruptcy filing.

(6)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before reorganization items, provision (benefit) for income taxes and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest (expensed and capitalized) on all indebtedness, plus a portion of rental expense deemed to be representative of the interest factor.

(7)	Earnings for the period are inadequate to cover fixed charges. For the years ended December 31, 2000, 2001 and 2002, the five months ended May 31, 2003, the seven months ended December 31, 2003, the year ended December 31, 2004, and the three months periods ended March 31, 2004 and 2005, the amount of the coverage deficiency was $98.5 million, $939.5 million, $128.6 million, $49.6 million, $14.5 million, $1.6 million, $20.3 million and $13.0 million, respectively.

(8)	Total debt is net of unamortized debt discount of approximately $8.3 million at December 31, 2003, approximately $7.1 million at December 31, 2004, $8.0 million at March 31, 2004 and approximately $6.8 million at March 31, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion of our results of operations and financial condition in conjunction with our financial statements and related notes and description of our business included elsewhere in this prospectus. Upon emergence in June 2003 from bankruptcy proceedings under Chapter 11 of the Bankruptcy Code, we adopted the provisions of Fresh-Start Reporting that resulted in the Company revaluing its balance sheet to fair value based on the reorganization value of the Company. The allocation of the reorganization value of the Company to its assets in conformity with SFAS No. 141, “Business Combinations,” materially changed the amounts previously recorded in our consolidated financial statements prior to emergence. As a result, there are certain items in such financial statements that are not comparable. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See “Forward-Looking Statements.”
Overview
      In June 2003 we emerged from bankruptcy with the long-term objective of becoming a premier competitor in the construction equipment industry in terms of safety, reputation and financial performance. Since then, our new management team has focused on rebuilding our customer relationships, repositioning and renewing our rental fleet, and providing the motivation and training to our people to make them more effective.
      Our results of operations in 2004 and the first quarter of 2005 continue to reflect several key initiatives launched during 2003 that were designed to improve our profitability and leverage our infrastructure over the next several years. They include:

•	focusing on diversifying our revenue mix to increase sales of new and used equipment, in-shop and on-site maintenance and repairs for our customers, and sales of parts and merchandise;

•	implementing a new incentive compensation plan for our sales people that rewards higher volumes of revenue at higher margins; and

•	focusing on strengthening our relationships with key manufacturers to leverage pricing, service and manufacturer training.
      In recent periods, we achieved growth in both rental and non-rental revenue. The growth was driven by an improved industry environment and our key initiatives. Non-rental revenue accounted for the majority of the overall revenue growth as higher volume and better pricing drove increases in new and used equipment sales. The higher volume of sales was largely the result of continuing to re-emphasize sales of equipment through training, targeted incentive compensation programs and increasing inventories of equipment held for sale.
      Rental revenue grew in recent periods partly as a result of increased pricing and partly due to increased deployment of our rental fleet. While the average first cost of our rental fleet has decreased slightly in recent periods, the deployment of our fleet has increased. In addition, our revenue was positively impacted by increasing penetration in other segments of the construction market through the ramp up of revenue at NationsRent at Lowe’s Companies, Inc. locations opened in 2003 and 2004.
      We believe better pricing for sales and rentals is, in part, a function of industry and economic conditions. Increased non-residential construction activity in recent periods and continued strong demand for construction equipment in the U.S. market, relative to supply, has led to a greater demand for our services which, in turn, has had a positive impact on the revenue we generate from rentals and from sales of new and used equipment.
      We have also observed an increase in auction prices for used equipment. One of our channels for disposing of used equipment is through auctions and, therefore, we have benefited from this trend.

      While the increased demand for construction equipment has resulted in higher demand for our services, it has also resulted in an increase in the delivery times, and in some cases the prices, for the equipment that we purchase from manufacturers. Projected delivery schedules affect us most when planning our equipment needs for the spring and summer months, when demand for our equipment is greatest. When equipment and parts are not received as planned it can result in a loss of rental and equipment sales revenue. If manufacturer delivery times lengthen further, we will have to plan our equipment purchases for our peak periods earlier than we have in the past. Management believes, however, that our focus on reducing the number of equipment suppliers we buy from will not only enable us to negotiate better pricing, but also may enable us to become a preferred customer with these vendors. We believe preferred customer status may help us obtain better-than-average delivery times in some cases.
      Worldwide price increases for steel have led to an increase in our equipment costs from some manufacturers. Our sales prices and rental rates generally have increased in advance of these cost increases. We believe that as long as the demand for construction equipment exceeds the supply, industry prices will continue to rise, thereby offsetting much of the increased equipment costs. If construction activity begins to weaken and competition intensifies, however, we cannot be certain that we will be able to continue to offset increased equipment costs through price increases or to continue to maintain existing pricing.

Impact of Fresh-Start Reporting
      On the Effective Date, NationsRent emerged from bankruptcy proceedings under Chapter 11 pursuant to the Plan of Reorganization. We recognized the effects of the reorganization for accounting purposes on June 1, 2003. Accounting for the reorganization had a significant effect on the carrying value of our assets and liabilities, which makes comparing and understanding the results of our operations from prior to the Effective Date to after the Effective Date more difficult.
      In connection with our emergence from bankruptcy, we determined the fair value of our assets and liabilities pursuant to SOP 90-7. The excess of the fair value of our assets, net of the fair value of our liabilities, over our reorganization value (negative goodwill) at the Effective Date was recorded as a pro rata reduction of the carrying value of our long-lived assets in accordance with SFAS 141. Accordingly, our rental fleet was written down 44.4% below fair value by $179.1 million, and our other property and equipment was written down 44.3% below fair value by $34.4 million.
      Until these assets are disposed, the write-downs recorded as a result of Fresh-Start Reporting increase our operating income (or decrease our operating loss), because:

•	they increase the gain, or reduce the loss, on sale or disposal of these assets;

•	they reduce the depreciation expense we record on these assets while in our rental fleet; and

•	they reduce depreciation expense on non-rental assets, such as our delivery vehicles, our leasehold improvements and our information systems.
      These favorable effects on our results of operation will continue until all of the assets written-down have been sold, disposed or fully depreciated. We expect that most of the rental assets written-down in 2003 will be disposed of in the ordinary course of business over 2004 to 2010.
      In addition, upon completion of our reorganization, we changed the useful lives and salvage values for certain of our rental assets to reflect our new management’s change in fleet strategy and to better allocate the expense over the time that such assets are in our rental fleet. This change increased the estimated useful lives and decreased the salvage values for certain rental assets.
      All of these impacts are discussed individually in the review of our results of operations which follows.

Results of Operations

Three Months Ended March 31, 2005 as Compared to Three Months Ended March 31, 2004

	Three Months Ended		Variance
	March 31,		Favorable/(Unfavorable)

	2005	2004	$	%

	(unaudited)
	(dollars in thousands)
Revenue:
Equipment rentals	$100,465	$93,082	$7,383	7.9%
Sales of rental equipment	25,291	16,736	8,555	51.1
Sales of new equipment	8,687	5,271	3,416	64.8
Sales of merchandise, service, parts and supplies	6,095	4,934	1,161	23.5

Total revenue	140,538	120,023	20,515	17.1

Cost of revenue:
Cost of equipment rentals	62,670	59,584	(3,086)	(5.2)
Rental equipment depreciation and lease expense, and vehicle depreciation	30,480	28,852	(1,628)	(5.6)
Cost of sales of equipment, merchandise, service, parts and supplies	21,896	17,509	(4,387)	(25.1)

Total cost of revenue	115,046	105,945	(9,101)	(8.6)

Gross profit:
Gross profit on equipment rentals including depreciation and lease expense and vehicle depreciation	7,315	4,646	2,669	57.4
Gross profit on sales of equipment, merchandise, service, parts and supplies	18,177	9,432	8,745	92.7

Total gross profit	25,492	14,078	11,414	81.1

Operating expenses:
Selling, general and administrative expenses	29,268	24,698	(4,570)	(18.5)
Non-rental equipment depreciation and amortization	1,884	2,161	277	12.8

Operating loss	(5,660)	(12,781)	7,121	55.7

Interest expense, net	7,831	7,638	(193)	(2.5)
Reversal of pre-petition tax liabilities	(98)	—	98	—
Other, net	(436)	(132)	304	230.3

Total Other Expense	7,297	7,506	209	2.8

Loss before reorganization items and provision for income taxes	(12,957)	(20,287)	7,330	36.1
Reorganization items, net	(180)	—	180	—

Loss before provision for income taxes	(12,777)	(20,287)	7,510	37.0
Provision for income taxes	—	—	—	—

Net loss	$(12,777)	$(20,287)	$7,510	37.0%

      Revenue. Equipment rentals revenue was impacted positively in the first quarter of 2005 as compared to the same period in 2004 primarily by improved pricing and higher deployment, which resulted from:

•	a period-over-period improvement in non-residential construction activity;

•	continued strong demand for our equipment;

•	a greater number of rental units deployed; and

•	increased investment through the purchase of new fleet and repair of old fleet.

      Utilization for the first quarter of 2005 was 43.4% compared to 39.7% for the same period in 2004. We believe that higher deployment and better pricing were the key factors in the increase. Utilization, measured as total rental revenue divided by the average first cost of the rental fleet over the applicable period, is used as an approximate measure of financial return on the investment in our rental fleet. For equipment acquired new from a manufacturer, whether leased or owned, first cost is the purchase price paid for the equipment. For equipment acquired in connection with business acquisitions, first cost is an estimate of the purchase price paid by the acquired company for such equipment where available and, if unavailable, first cost is the estimated fair value of such equipment.
      The primary drivers for the increase in sales of equipment are described above in the “Overview.”
      Gross profit. Gross profit margin on equipment rentals, including depreciation and lease expense and vehicle depreciation, increased from 5.0% in the first quarter of 2004 to 7.3% in the same period in 2005.
      Gross profit on equipment rentals was positively impacted primarily by the $7.4 million increase in revenue.
      Gross profit margin on sales of equipment, merchandise, service, parts and supplies increased from 35.0% for the first quarter of 2004 to 45.4% for the same period in 2005. The increase was primarily a result of the increase in gross profit margin on rental equipment sales.
      Gross profit on rental equipment sales was positively impacted primarily by:

•	continued improvement in pricing; and

•	a greater volume of sales through retail channels, which yield higher margins, versus auction channels.
      In addition, for the first quarter of 2005 and 2004, $14.6 million (57.8% gross profit margin) and $7.0 million (41.6% gross profit margin), respectively, of our gross profit was attributable to the sale of rental equipment, of which $1.8 million and $5.4 million, respectively, was the result of implementing Fresh-Start Reporting as follows:

•	in each of the first quarter of 2005 and 2004, we sold rental fleet which was written down on the Effective Date by $8.1 million as a result of fresh-start reporting; and

•	depreciation expense since the Effective Date associated with the equipment that was sold during the first quarter of 2005 and 2004 was $6.2 million and $2.7 million, respectively, less than it otherwise would have been if such equipment had not been written down pursuant to fresh-start reporting.
      Excluding these fresh-start adjustments, the normalized gross profit margin on rental equipment sales increased from 9.5% for the first quarter of 2004 to 50.6% for the same period of 2005.
      Operating expenses. Operating expenses were negatively impacted in the first quarter of 2005 as compared to the same period in 2004 primarily by:

•	a $2.5 million increase in compensation and sales commissions related to our increased revenue and an incentive compensation plan supporting our key initiatives; and

•	a $2.2 million increase in various consulting and professional fees primarily for outside services related to our 2004 audit.
      Partially offsetting the increase in operating expenses was a $1.4 million decrease in compensation expense that reflects the vesting of fewer restricted stock awards in the first quarter of 2005 as compared to the same period in 2004.
      Selling, general and administrative expenses as a percentage of total revenue were 20.8% and 20.6% in the first quarter of 2005 and 2004, respectively.

Year Ended December 31, 2004 as Compared to Year Ended December 31, 2003 (Pro Forma)
      The following discussion compares certain pro forma financial information for the year ended December 31, 2003, which gives effect to the Plan of Reorganization, certain operating lease restructurings, the consummation of our offering of Senior Secured Notes in October 2003 as described below and the application of the principles of Fresh-Start Reporting, as if each has been completed on January 1, 2003, to our historical results of operations for the year ended December 31, 2004. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what our actual results of operations would have been had the Plan of Reorganization, the lease restructurings, the offering of our Senior Secured Notes and the application of the principles of Fresh-Start Reporting actually been completed on the date indicated, and is not indicative of our future results of operations. The unaudited pro forma consolidated financial information should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto.

			Year Over Year Variance
	Year Ended December 31,		favorable/(unfavorable)

	2004	2003	$	%

		Pro Forma
		(unaudited)
	(dollars in thousands)
Revenue:
Equipment rentals revenue	$460,901	$424,271	$36,630	8.6%
Rental equipment sales	74,519	28,593	45,926	160.6
New equipment sales	30,644	15,212	15,432	101.5
Sales of merchandise, service, parts and supplies	23,596	18,527	5,069	27.4

Total revenue	589,660	486,603	103,057	21.2

Cost of revenue:
Cost of equipment rentals	250,365	244,427	(5,938)	(2.4)
Rental equipment depreciation and lease expense, and vehicle depreciation	117,463	107,643	(9,820)	(9.1)
Cost of sales of equipment, merchandise, service, parts and supplies	77,192	49,421	(27,771)	(56.2)

Total cost of revenue	445,020	401,491	(43,529)	(10.8)

Gross profit:
Gross profit on equipment rentals including depreciation and lease expense and vehicle depreciation	93,073	72,201	20,872	28.9
Gross profit on sales of equipment, merchandise, service, parts and supplies	51,567	12,911	38,656	299.4

Total gross profit	144,640	85,112	59,528	69.9

Operating expenses:
Selling, general and administrative expenses	110,050	103,570	(6,480)	(6.3)
Non-rental equipment depreciation and amortization	7,159	7,769	610	7.9

Operating income (loss)	27,431	(26,227)	53,658	—

Interest expense, net	30,346	28,321	(2,025)	(7.2)
Other, net	(1,327)	(2,131)	(804)	(37.7)

Total other expense	29,019	26,190	(2,829)	(10.8)

Loss before reorganization items and provision for income taxes	(1,588)	(52,417)	50,829	97.0%

      Revenue. Equipment rentals revenue was impacted positively in 2004 primarily by improved pricing and higher deployment, which resulted from:

•	a year-over-year improvement in non-residential construction activity;

•	continued strong demand for our equipment;

•	a greater number of rental units deployed; and

•	increased investment through the purchase of new fleet and repair of old fleet.
      Utilization in 2004 was 48.6% compared to 44.4% in 2003. We believe that the better pricing discussed above was the key factor in the increase.
      The primary driver for the increase in sales of equipment was improved market conditions in 2004. With respect to sales of used equipment, upon our emergence from reorganization, we were no longer prohibited from selling used equipment and had the capital resources to purchase replacement fleet. In addition, we continued to emphasize the sale of new and used equipment through our sales compensation and training programs.
      Gross profit. Gross profit margin on equipment rentals, including depreciation and lease expense and vehicle depreciation, increased from 17.0% in 2003 to 20.2% in 2004.
      Gross profit on equipment rentals was positively impacted primarily by the $36.6 million increase in revenue.
      Gross profit on equipment rentals was negatively impacted primarily by:

•	a $10.5 million net increase in depreciation expense that resulted from rental fleet and delivery vehicle additions; and

•	a $6.3 million increase in repair and maintenance expense due to the increased deployment of our rental fleet.
      Gross profit margin on sales of equipment, merchandise, service, parts and supplies increased from 20.7% in 2003 to 40.0% for the same period in 2004. The increase was primarily a result of the increase in gross profit margin on rental equipment sales.
      Gross profit on rental equipment sales was positively impacted primarily by:

•	continued improvement in pricing; and

•	a greater volume of sales through retail channels, which yield higher margins, versus auction channels.
      In addition, during 2004, $38.3 million of our gross profit was attributable to the sale of rental equipment, of which $14.7 million was the result of implementing Fresh-Start Reporting as follows:

•	we sold rental fleet which was written-down by $30.9 million as a result of Fresh-Start Reporting; and

•	depreciation expense associated with the equipment that was sold during the period was $16.2 million less than it otherwise would have been if such equipment had not been written-down pursuant to Fresh-Start Reporting.
      Excluding these fresh-start adjustments, the normalized gross profit margin on rental equipment sales increased from (6.6)% in 2003 to 31.6% for the same period of 2004.
      Operating expenses. Operating expenses were negatively impacted in 2004 primarily by:

•	an $9.7 million increase in compensation and sales commissions related to our increased revenue and an incentive compensation plan supporting our key initiatives;

•	a $2.3 million increase in automobile allowances due to the adoption of a car allowance program, in lieu of Company-owned vehicles;

•	a $2.6 million increase in professional fees for tax, legal, audit and appraisal services, and for outside services for Sarbanes-Oxley Act compliance; and

•	a $4.0 million increase in a variety of expenses incurred to support our strategic initiatives, including expenses for travel, information systems and facilities.
      Operating expenses were positively impacted primarily by:

•	a $3.7 million decrease in the provision for doubtful accounts in 2004, resulting from improved collection results; and

•	a $5.2 million decrease in compensation expense that reflects the vesting of less restricted stock awards in 2004 as compared to 2003.
      Selling, general and administrative expenses as a percentage of total revenue were 18.7% and 21.3% in 2004 and 2003, respectively.

Seven Months Ended December 31, 2003 — Successor Company
      During the seven-month period ended December 31, 2003, the Company emerged from bankruptcy and transitioned to a new management team.
      Our equipment sales revenue was positively impacted by the implementation of our new management’s strategies, which included focusing on sales of new and used equipment. In addition, our rental revenue was positively impacted by management’s focus on improving rental rates and fleet additions.
      In October 2003, we completed a private offering of $250.0 million aggregate principal amount of Senior Secured Notes.
      Other income in 2003 was positively impacted by a gain $2.4 million as a result of the repayment at a discount of certain purchase money financing.

Five Months Ended May 31, 2003 — Predecessor Company
      During the five-month period ended May 31, 2003, the Company continued to operate under Chapter 11 proceedings.
      Our equipment sales revenue was negatively impacted by the restriction on the sale of rental fleet imposed by our debtor-in-possession financing facility. Our costs were negatively impacted by substantial restructuring expenses. Our costs were positively impacted by the restructuring of certain of our operating leases and the suspension of interest payments on our pre-petition debt.
      During this period, our management team was highly focused on our emergence from bankruptcy, which included restructuring certain of our operating leases, obtaining exit financing, and soliciting approval from our creditors for, and obtaining court approval of, our Plan of Reorganization.

Year Ended December 31, 2003 (Pro Forma) as Compared to Year Ended December 31, 2002
      The following discussion compares our historical results of operations for year ended December 31, 2002 to certain pro forma financial information for the year ended December 31, 2003 which gives effect to the Plan of Reorganization, certain operating lease restructurings, the consummation of our offering of Senior Secured Notes in October 2003 as described below and the application of the principles of Fresh-Start Reporting, as if each has been completed on January 1, 2003. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what our actual results of operations would have been had the Plan of Reorganization, the lease restructurings, the offering of our Senior Secured Notes and the application of the principles of Fresh-Start Reporting actually been completed on the date indicated, as is not indicative of our future results of operations. The unaudited pro forma consolidated financial information should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto.

			Year Over Year
			Variance
	Year Ended December 31,		favorable/(unfavorable)

	2003	2002	$	%

	Pro Forma
	(unaudited)
	(dollars in thousands)
Revenue:
Equipment rentals revenue	$424,271	$419,057	$5,214	1.2%
Rental equipment sales	28,593	16,660	11,933	71.6
New equipment sales	15,212	8,594	6,618	77.0
Sales of equipment, merchandise, service, parts and supplies	18,527	17,828	699	3.9

Total revenue	486,603	462,139	24,464	5.3

Cost of revenue:
Cost of equipment rentals	244,427	240,324	(4,103)	(1.7)
Rental equipment depreciation and lease expense, and vehicle depreciation	107,643	152,764	45,121	29.5
Cost of sales of equipment, merchandise, service, parts and supplies	49,421	38,056	(11,365)	(29.9)
Impairment of rental equipment	—	16,923	16,923	(100.0)

Total cost of revenue	401,491	448,067	46,576	10.4

Gross profit:
Gross profit on equipment rentals including depreciation and lease expense and impairment of rental equipment	72,201	9,046	63,155	698.2
Gross profit on sales of equipment, merchandise, service, parts and supplies	12,911	5,026	7,885	156.9

Total gross profit	85,112	14,072	71,040	504.8

Operating expenses:
Selling, general and administrative expenses	103,570	95,998	(7,572)	(7.9)
Non-rental equipment depreciation and amortization	7,769	12,577	4,808	38.2

Operating loss	(26,227)	(94,503)	68,276	72.2

Interest expense, net	28,321	34,389	6,068	17.6
Other, net	(2,131)	(324)	1,807	557.7

Total other expense	26,190	34,065	7,875	23.1

Loss before reorganization items	(52,417)	(128,568)	76,151	59.2%

      Revenue. Equipment rentals revenue was positively impacted in 2003 primarily by:

•	improved pricing; and

•	an increase in revenue from our NationsRent at Lowe’s locations that opened in 2002 and 2003.

      Equipment rentals revenue was negatively impacted by:

•	the continuing decrease in non-residential construction spending;

•	a decrease in revenue resulting from the closing of 17 stores in 2002 (9 of which were closed in November and December of 2002); and

•	an approximately 5% reduction in average rental fleet size in 2003 when compared to 2002.
      Utilization in 2003 was 44.4% compared to 41.6% in 2002. We believe that the better pricing discussed above was the key factor in the increase.
      The primary driver for the increase in sales of equipment was improved market conditions in 2003. With respect to sales of used equipment, upon our emergence from reorganization, we were no longer prohibited from selling used equipment and had the capital resources to purchase replacement fleet. In addition, we continued to emphasize the sale of new and used equipment through our sales compensation and training programs.
      Gross profit. Gross profit margin on equipment rentals, including depreciation and lease expense and impairment of rental equipment, increased from 2.2% in 2002 to 17.0% in 2003.
      Gross profit on equipment rentals was positively impacted primarily by:

•	the $5.2 million increase in revenue;

•	a net $44.9 million decline in depreciation and lease expense resulting from: (i) the elimination of some rental equipment and delivery vehicle operating leases through rejection of leases during our reorganization; (ii) a reduction in depreciation expense due to the write-down of our rental fleet as a result of the adoption of Fresh-Start Reporting; partially offset by (iii) an increase in depreciation expense resulting from the post-bankruptcy buyout of certain leases of rental equipment and delivery vehicle operating leases; and (iv) an increase in depreciation expense resulting from a change in useful lives and salvage values for certain of our assets; and

•	no rental equipment impairment charge in 2003, as compared to the $16.9 million impairment charge recorded in 2002.
      Gross profit on equipment rentals was negatively impacted primarily by:

•	a $13.5 million increase in labor and facility costs primarily related to the partial year impact of 24 net store openings in 2003 and the full-year impact of 12 net store openings in 2002, as well as the increase in the number of our regions from three to six; and

•	a $3.3 million increase in transportation expense driven by higher fuel costs and vehicle insurance claims.
      Gross profit margin on sales of equipment, merchandise, service, parts and supplies increased from 11.7% in 2002 to 20.7% for the same period in 2003.
      In addition, during 2003, $5.9 million of our gross profit was attributable to the sale of used equipment which includes a $7.8 million positive effect resulting from implementing Fresh-Start Reporting as follows:

•	we sold rental fleet which was written-down by $9.6 million as a result of Fresh-Start Reporting; and

•	depreciation expense associated with the equipment that was sold during the period was $1.8 million less than it otherwise would have been if such equipment had not been written-down pursuant to Fresh-Start Reporting.
      Excluding these fresh-start adjustments, the normalized gross profit margin on rental equipment sales was (6.6)% in 2003 as compared to 0.2% in 2002.

      Operating expenses. Operating expenses were negatively impacted primarily by:

•	an $8.9 million increase in compensation expense recorded in 2003 for the issuance and vesting of shares of restricted stock together with the payment of certain amounts to cover the employees’ tax liabilities associated with the awards; and

•	a $1.5 million increase in professional fees related to outsourcing certain accounts receivable functions and vehicle regulatory services.
      Operating expenses were positively impacted primarily by a $3.0 million decrease in the provision for doubtful accounts in 2003, resulting from improved collection efforts.
      Selling, general and administrative expenses as a percentage of total revenue were 21.3% and 20.8% in 2003 and 2002, respectively.
      Non-rental equipment depreciation and amortization decreased as a result of the write-down of rental fleet as a result of Fresh-Start Reporting.
      Other income and expense. Interest expense reported in 2002 was attributable to pre-petition borrowings under our pre-petition revolving credit and term loan facility, and our debtor-in-possession financing facility. In September 2002 we suspended interest payments on the pre-petition revolving credit and term loan facility and, in accordance with SOP 90-7, we accrued interest expense only to the extent that it was to be paid. Interest expense in 2003 reflects no interest expense related to the pre-petition revolving credit and term loan facility.
Liquidity and Capital Resources
      In our statements of cash flows included elsewhere in this report, cash flows from operations do not include purchases of rental equipment and proceeds from the sale of rental equipment, which are included in cash flows from investing activities. When evaluating our cash flow it is important to consider cash flows from the purchase and sale of our rental equipment in conjunction with operating cash flow. Purchasing and selling rental fleet to manage fleet mix and fleet age is an integral part of our business and failure to consider cash flows from these activities would not accurately reflect the operating cash needs of our business.

Sources and Uses of Cash
      Our business is highly capital intensive as a result of our significant investment in rental equipment and delivery vehicles. The annual capital expenditures necessary to maintain, replace and grow our fleet are substantial. While we can manage the replacement requirements to a degree, by reducing or increasing the amount of used equipment we sell, the annual cash needs are nonetheless considerable. In addition, while less significant, we must make annual expenditures to maintain and invest in new and improved information systems, and to upgrade and maintain our store locations.
      From 1998 through 2000, we purchased a substantial amount of rental equipment as we rapidly grew our rental fleet. Our financial difficulties before and during our Chapter 11 reorganization restricted our ability to replace rental fleet assets in 2001, 2002 and early 2003. As a result, when we emerged from our reorganization in 2003, a portion of our rental fleet had not been replaced and maintained on normal cycles. While we have repaired and replaced a portion of this fleet since that time, we have approximately $100.0 million to $120.0 million in expected replacement cost of fleet still remaining from those earlier model years. We expect to replace this fleet over the course of the next three to four years.
      Our historical sources of cash have been cash generated from operations, proceeds from the sale of rental equipment, borrowings under credit facilities, and proceeds from the issuance of debt and equity securities.
      In connection with the completion of our reorganization, certain of our current stockholders invested $80.0 million through the purchase of a combination of common stock, preferred stock and convertible subordinated notes. These funds, along with funds obtained from our credit facility, were used to pay the costs of our reorganization, to purchase rental fleet previously financed under leases, and for general working capital purposes. In October 2003, we issued $250.0 million in senior secured notes and used the net proceeds to fund the purchase of new and replacement rental fleet, and to retire then existing other indebtedness. In April 2005, we issued $150.0 million in Original Notes and intend to use the net proceeds for general corporate purposes as well as to redeem our outstanding Convertible Subordinated Notes. Detailed descriptions of our Working Capital Facility, Senior Secured Notes and Original Notes are included in the discussion under “Debt and Other Obligations” which follows.

Cash Flows
      In 2004, we had sufficient cash on hand and cash generated from operations to meet our cash needs. We generated cash from operations of $105.2 million, and generated cash from the sale of rental equipment and vehicles of $75.4 million. Our capital expenditures in 2004 were principally for purchases of $167.2 million of new and replacement rental equipment and $18.7 million for purchases and improvements to other property and equipment.
      In the first quarter of 2005, we had sufficient cash on hand and cash generated from operations to meet our cash needs. We generated cash from operations of $40.0 million and cash from the sale of rental equipment and vehicles of $25.3 million. Our capital expenditures in such period were principally for purchases of $66.3 million of new and replacement rental equipment, and $3.6 million for purchases and improvements of other property and equipment. We also acquired a business for $6.7 million. As of April 30, 2005, we had no borrowings under our credit facility, and our availability under this facility was $47.1 million, after taking into account $24.1 million of outstanding letters of credit.

Adequacy of Capital Resources
      Our sources of cash in 2005 are expected to be cash on hand, cash generated from operations, proceeds from the sale of rental equipment, borrowings under our credit facility and the net proceeds of approximately $144.5 million from the issuance of our Senior Unsecured Notes in April 2005 as discussed below.
      Our uses of cash over the next twelve months are expected to be principally for the purchase of new and replacement rental equipment and other non-rental capital expenditures, for working capital needs and for debt service. We are currently planning rental equipment expenditures over the next twelve months, net of proceeds from sales of rental equipment, of between $120.0 million and $150.0 million. We estimate that capital expenditures for non-rental assets over the next twelve months will range between $20.0 million and $30.0 million, primarily for delivery vehicles, information systems and store improvements. Capital expenditures in future years will depend on several factors, including economic conditions and our growth prospects at the time.
      We believe that our existing infrastructure of stores, service bays and personnel is largely sufficient to support our current and near-term operating activities. We expect to complete our investment in our new point-of-sale information system in 2005, which is intended to support our key initiatives. In addition, while we are presently focused primarily on internal growth, we may explore additional new store openings and strategic acquisitions that are available at favorable prices. If these activities are significant, we may be required to raise additional capital through debt or equity financing.
      In addition, we intend to use a portion of the proceeds from the offering of our Senior Unsecured Notes to redeem our outstanding 6.5% Convertible Subordinated Notes due 2008 at a price equal to their aggregate principal amount of $45.2 million plus accrued and unpaid interest, which equaled $5.6 million at March 31, 2005.
      We believe we can fund our planned business activities during the next twelve months with a combination of cash on hand, cash generated from operations, proceeds from the sale of rental equipment, funds from our Working Capital Facility, and the proceeds of our offering of Senior Unsecured Notes in April 2005 as discussed below.

Debt and Other Obligations
      Senior Secured Notes. In October 2003, we completed a private offering of $250.0 million aggregate principal amount of 9.5% senior secured notes due 2010 (the “Original Senior Secured Notes”). We pay interest on the notes semi-annually in cash, in arrears, on October 15 and April 15, at an annual interest rate of 9.5%. The notes mature on October 15, 2010. The net proceeds were used to repay amounts outstanding under the Working Capital Facility (as defined below), equipment-related purchase money obligations, equipment leases, and for other general corporate purposes.
      We can redeem all of the Senior Secured Notes on or after October 15, 2007. We may also redeem up to 35% of the notes prior to October 15, 2006 with the net proceeds of an equity offering at 109.5% of their principal amount, plus accrued interest; provided that at least 65% of the aggregate principal amount of the notes issued must remain outstanding after such redemption.
      The notes were issued by NationsRent Companies, Inc. and are guaranteed by all of our direct and indirect subsidiaries. NationsRent Companies, Inc. has no independent assets or operations, the guarantees are full and unconditional and joint and several, and there are no other subsidiaries other than the guarantors. There are no significant restrictions on our ability to obtain funds from our subsidiaries.
      In April 2004, we filed a registration statement on Form S-4 (Registration No. 333-114115) with the Commission with respect to the 9.5% senior secured notes (the “New Senior Secured Notes,” and together with the Original Senior Secured Notes, the “Senior Secured Notes”) that have substantially identical terms as the Original Senior Secured Notes, except that the New Senior Secured Notes are freely transferable. The registration statement was declared effective by the Commission in July 2004 and promptly thereafter, we commenced an exchange offer, pursuant to which holders of the Original Senior Secured Notes were able to exchange Original Senior Secured Notes for the New Senior Secured Notes. The New Senior Secured Notes evidence the same debt as the Original Senior Secured Notes, are entitled to the benefits of the indenture governing the Original Senior Secured Notes and will be treated under the indenture as a single class with the Original Senior Secured Notes. In September 2004, we completed the exchange offer with 100% of the Original Senior Secured Notes being exchanged for New Senior Secured Notes.
      The Senior Secured Notes and the guarantees are secured by a first priority lien on substantially all of our rental equipment (other than titled vehicles), subject to certain permitted liens and certain other liens. We are required to certify each December and June during the term of the Senior Secured Notes that our collateral value coverage ratio is at least 2.0 to 1.0. At December 31, 2004, we were in compliance with this requirement.
      The indenture governing the notes contains various affirmative and negative covenants, subject to a number of important limitations and exceptions, including, limitations on our ability to incur additional indebtedness or enter into sale and leaseback transactions; limitations on our ability to repay or prepay subordinated indebtedness; certain restrictions on dividends, stock redemptions and other distributions; restrictions on making certain investments or acquisitions; restrictions on our ability to grant liens on assets, enter into transactions with stockholders and affiliates, merge, consolidate or transfer assets. The indenture also contains various customary events of default.
      On April 14, 2005, we launched a consent solicitation seeking the consent of the holders of the Senior Secured Notes to amend the indenture governing the Senior Secured Notes to allow us to redeem all of our outstanding 6.5% Convertible Subordinated Notes due 2008. On April 20, 2005, we received the requisite number of consents and on April 26, 2005 entered into a supplemental indenture to effect the amendment. As of March 31, 2005, the aggregate principal amount of our outstanding Convertible Subordinated Notes was $45.2 million with $5.6 million of accrued and unpaid interest.

      Working Capital Facility. In June 2003, the Company entered into a senior secured revolving credit facility (the “Working Capital Facility”) with an aggregate commitment of up to $150.0 million with a syndicate of lenders. The Working Capital Facility was used to provide the exit financing for the Company pursuant to the Plan, to pay transaction expenses incurred in connection therewith and to refinance then existing indebtedness. In October 2003, the Company amended and restated the Working Capital Facility to reduce the aggregate commitments to up to $75.0 million (including a $30.0 million sub-limit for letters of credit) and repaid all amounts outstanding under the Working Capital Facility with the proceeds of the offering of Senior Secured Notes. In December 2004, the Company entered into a second amendment to the Working Capital Facility to amend certain items including extending the maturity date. On April 21, 2005, the Company amended and restated the Working Capital Facility (the “Amended and Restated Working Capital Facility”) to, among other things, increase the availability from $75.0 million up to $100.0 million (including a $40.0 million sub-limit for letters of credit) and extend the maturity of the facility to April 2010.
      Under the terms of the Amended and Restated Working Capital Facility, availability is subject to a borrowing base test based upon eligible trade accounts receivable, titled vehicles and real estate. Borrowings under the Amended and Restated Working Capital Facility bear interest at floating rates equivalent to either a base rate, as defined therein, plus a margin ranging from 0.25% to 1.00% or the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 1.50% to 2.50%; provided, however, that until June 30, 2005, the applicable margin shall be no less than 0.50% for the base rate loans and 2.50% for the LIBOR loans. Letters of credit fees range from 1.50% to 2.50%. There is an unused commitment fee ranging from 0.375% to 0.50% and a letter of credit fronting fee of 0.125%. The Amended and Restated Working Capital Facility is secured by a first lien on the Company’s assets, except for the Company’s rental equipment and inventory. The facility is also secured by a pledge of the capital stock of the Company’s subsidiaries. The Company may also grant to the lenders under such facility certain mortgages and other security interests on certain real property owned by the Company.
      The Amended and Restated Working Capital Facility is available to (i) refinance existing indebtedness, (ii) finance the ongoing capital expenditures and working capital needs of the Company, (iii) issue standby letters of credit and (iv) finance other general corporate purposes of the Company. The facility contains various affirmative and negative covenants customary for similar working capital facilities. The Amended and Restated Working Capital Facility also contains certain customary events of default. In addition, the Company must maintain a debt to cash flow ratio, as defined, of not greater than 3.00 to 1.00 for the trailing 12-month period for each fiscal quarter. At March 31, 2005, the Company was in compliance with this requirement.
      For a more detailed discussion of our Working Capital Facility see the “Description of Certain Indebtedness” section below.
      Original Notes. On April 26, 2005, we completed a private offering of $150.0 million aggregate principal amount of Original Notes. We will pay interest on the Notes semi-annually in cash, in arrears, on May 1 and November 1, beginning on November 1, 2005, at an annual rate of interest of 9.5%. The Notes will mature on May 1, 2015. The net proceeds from the offering will be used for general corporate purposes, provided that we intend to use a portion of proceeds from the offering to redeem our outstanding 6.5% Convertible Subordinated Notes due 2008.
      We may redeem all of the Notes on or after May 1, 2010. We may also redeem up to 35% of the Notes prior to May 1, 2009 with the net proceeds of an equity offering at 109.5% of their principal amount, plus accrued interest; provided that at least 65% of the aggregate principal amount of the notes issued must remain outstanding after such redemption.
      The Notes were issued by NationsRent Companies, Inc. and are guaranteed by all of our direct and indirect subsidiaries. NationsRent Companies, Inc. has no independent assets or operations, the guarantees are full and unconditional and joint and several, and there are no other subsidiaries other than the guarantors. There are no significant restrictions on our ability to obtain funds from our subsidiaries.

      The indenture governing the Notes contains various customary affirmative and negative covenants, subject to a number of important limitations and exceptions, including, limitations on our ability to incur additional indebtedness or enter into sale and leaseback transactions; limitations on our ability to repay or prepay subordinated indebtedness; certain restrictions on dividends, stock redemptions and other distributions; restrictions on making certain investments or acquisitions; restrictions on our ability to grant liens on assets, enter into transactions with stockholders and affiliates, merge, consolidate or transfer assets. The indenture also contains various customary events of default.
      In connection with the offering of the Original Notes, we entered into a registration rights agreement whereby we have committed to use reasonable best efforts to register notes that have terms substantially the same as the Original Notes under the Securities Act and effect an exchange offer shortly thereafter. We will have to pay additional interest on the Original Notes if we do not file the registration statement within 180 days of the Issue Date, such registration statement is not declared effective within 270 days of the Issue Date, or the exchange offer is not completed within 60 days of the effective date of the registration statement.
      We intend to use a portion of the proceeds from the offering of the Notes to redeem our outstanding 6.5% Convertible Subordinated Notes due 2008 at a price equal to their aggregate principal amount plus accrued and unpaid interest. Upon redemption of such notes, we will be required to write off the remaining balance of unamortized debt issuance costs related to the issuance of such notes, which was $498,000 at March 31, 2005.

Quantitative and Qualitative Disclosure About Market Risk
      The inherent risk in market risk sensitive instruments and positions primarily relates to potential losses arising from adverse changes in foreign currency exchange rates and interest rates. Our exposure to market risk is limited primarily to the fluctuating interest rates associated with our amended Working Capital Facility. Our variable interest rates are subject to interest rate changes in the United States and the Eurodollar market. At March 31, 2005, we did not have any variable rate debt outstanding.
Off-Balance Sheet Arrangements and Other Contractual Obligations
      The following table of contractual obligations includes information with respect to our known contractual obligations as of December 31, 2004.
Table of Contractual Obligations

	Payment due by period (dollars in millions)

		Less than	1-3	3-5	More than
Contractual Obligations	Total	1 Year	Years	Years	5 Years

Long-Term Debt Obligations(1)	$450.5	$27.1	$55.1	$94.5	$273.8
Capital Lease Obligations(2)	0.5	0.5	—	—	—
Operating Lease Obligations(3)	307.3	26.0	50.2	40.8	190.3
Purchase Obligations(4)	38.4	38.4	—	—	—
Other Long-Term Liabilities Reflected on the Company’s Balance Sheet under GAAP	—	—	—	—	—

Total	$796.7	$92.0	$105.3	$135.3	$464.1

(1)	For purposes of this table, “Long-Term Debt Obligation” means: (i) a payment obligation (included in the Company’s consolidated financial statements) under long-term borrowings referenced in FASB Statement of Financial Accounting Standards No. 47, “Disclosure of Long-Term Obligations,” (March 1981), as may be modified or supplemented, and (ii) interest payment obligations related to such long-term borrowings.

(2)	For purposes of this table, “Capital Lease Obligation” means a payment obligation under a lease classified as a capital lease pursuant to FASB Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” (November 1976), as may be modified or supplemented.

(3)	For purposes of this table, “Operating Lease Obligation” means a payment obligation under a lease classified as an operating lease and disclosed pursuant to FASB Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” (November 1976), as may be modified or supplemented. Operating lease obligations are for facilities and office equipment.

(4)	For purposes of this table, “Purchase Obligation” means an agreement to purchase goods or services that is enforceable and legally binding on the Company that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. This table does not include our accounts payable reflected in our audited consolidated balance sheet data that are included in our consolidated financial statements contained elsewhere in this prospectus.
Critical Accounting Policies
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These assumptions and estimates are often subjective and may materially alter our results of operations. We have identified below those of our accounting policies that we believe may produce materially different results were we to change underlying assumptions and estimates. We base our estimates on, among other things, currently available information, our historical experience and on various assumptions, the results of which form the basis of our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Although we believe that these assumptions are reasonable under the circumstances, our estimates would differ if different assumptions were utilized.
      We believe the following critical accounting policies affect our more significant estimates, and underlying assumptions, used in the preparation of our consolidated financial statements.
      Allowance for doubtful accounts. We maintain an allowance for doubtful accounts which reflects our estimate of the amount of our receivables that we will be unable to collect and is based on current trends and our historical collection experience. Our estimate could require adjustment based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may increase or decrease our allowance. In determining whether to extend credit, we make an assessment of the probability of our collecting our receivables by evaluating, among other things, the customer’s financial condition. In evaluating the adequacy of our allowance for doubtful accounts receivable, we primarily analyze accounts receivable balances, the percentage of accounts receivable by aging category and historical bad debts. We also consider, secondarily, among other things, customer creditworthiness and changes in customer payment patterns. If the financial conditions of our customers deteriorate, and impair their ability to make payments, we may determine that an increase to the allowance is required. Additionally, if actual collections of accounts receivable differ from the estimates we used to determine our allowance, we will increase or decrease, as applicable, the allowance through charges or credits to selling, general and administrative expenses in the consolidated statements of operations of the period in which such changes in collection become known. If conditions change in future periods, additional allowances or reversals may be required. Such additional allowances could be significant.
      Useful lives and salvage value of rental equipment. We depreciate rental equipment using the straight-line method over its estimated useful life, using an estimated salvage value. The useful life of an asset is determined based on our estimate of the period we expect the asset to generate revenue, and the salvage value is determined based on our estimate of the minimum value we expect to realize from the disposal of the asset after such period.

      Historically, this estimate has been accurate when we did not deviate from our original assumptions in determining the lives and salvage values. Historically, this estimate was less accurate when we sold our fleet much earlier than planned, when we had a change of usage such as abandoning a certain line of equipment, and when we had to sell fleet in less desirable markets due to cash flow considerations. At the Effective Date, we changed the useful lives and salvage values for certain of our rental assets to reflect our new management’s change in fleet strategy and to better allocate the expense over the time that such assets are in our rental fleet. This change increased the estimated useful lives and decreased the salvage values for certain rental assets.
      We may adjust these estimates based on changes in our industry or other changing circumstances. If these estimates change in the future, we may recognize increased or decreased depreciation expense for these assets.
      Useful lives and salvage value of property and equipment. We depreciate property and equipment using the straight-line method over its estimated useful life, using an estimated salvage value. The useful life of an asset is determined based on our estimate of the period the asset will be utilized, and the salvage value is determined based on our estimate of the minimum value we could realize from the asset after such period. This estimate has historically been accurate as we have not had any impairment related to property and non-rental equipment. We may adjust these estimates based on changes in our industry or other changing circumstances. If these estimates change in the future, we may recognize increased or decreased depreciation expense for these assets.
      Reserves for claims. We are exposed to various claims relating to our business. These may include claims relating to personal injury or death caused by equipment rented or sold, motor vehicle accidents involving our delivery and service personnel and employment-related claims. We establish reserves for reported claims that are asserted against us and the claims that we believe have been incurred but not reported. These reserves reflect our estimates of the amounts that we will be required to pay in connection with these claims, net of expected insurance recoveries. Our estimate of reserves is based upon an actuarial reserve analysis that takes into consideration the probability of losses and our historical payment experience related to claims settlements. These estimates may change based on, among other things, changes in our claims history or receipt of additional information relevant to assessing the claims. These estimates have varied considerably in the past. Our estimates may be impacted by such factors as increases in the market price for medical services, unpredictability of the size of jury awards and limitations inherent in the estimation process. Accordingly, we may increase or decrease our reserves for claims, and such changes could be significant.
      Revenue recognition. Equipment rentals revenue in the consolidated statements of operations includes revenue earned on equipment rentals, rental equipment pick-up and delivery fees, loss damage waiver fees and fuel sales. Revenue earned on equipment rentals, rental equipment pick-up and delivery fees, and loss damage waiver fees are recognized on a straight-line basis over the rental contract period. Fuel sales are recognized at the end of the rental contract period.
      As a result of our billing and rental cycles, there are a certain number of rental contracts that have not been billed to customers at the end of the reporting period. We identify each rental contract that has not been billed at the end of such period and calculate and record unbilled revenue based on the assumption that the equipment was returned on the last day of the reporting period.
      We defer revenue on open rental contracts that have been invoiced for a monthly billing cycle for the pro-rata portion of the contract duration that falls in the next reporting period.
      Revenue from the sales of equipment, merchandise, parts and supplies is recognized at the time of delivery to or pick-up by the customer. The vast majority of our equipment does not require registration and is not subject to a statutory title process; therefore the sales invoice transfers title subject to payment in full. Auction sales are recorded when collected from the auction house.
      Revenue from the sale of equipment includes revenue earned in connection with sale/purchase agreements with certain manufacturers from whom we purchase new equipment. If the transaction meets the applicable accounting provisions of a monetary transaction under APB. No. 29, “Accounting for Nonmonetary Transactions,” and SFAS No. 153, “Exchanges of Nonmonetary Assets,” then revenue is recognized at the time of delivery to, or pick up by, the manufacturer. In certain instances, the sale transaction may contain a limited subjective right of return which extends the date of revenue recognition to the date the subjective right of return period lapses. We establish fair market value for each unit of equipment sold in sale/purchase agreements based on independent appraisals. Any excess sale proceeds over the fair market value of the used equipment sold is accounted for as a reduction of the cost of new equipment we purchased from the same manufacturer. This excess of sale price over the established fair market value is recorded as a reduction to depreciation expense over the average useful life of the new equipment purchased from the same manufacturers.
      Betterment of assets. We charge ordinary maintenance and repair costs, such as damage caused by a customer and preventive maintenance, to operations as incurred. Costs incurred to extend the useful life, increase efficiency, increase capacity or improve the safety of rental equipment are capitalized as betterments as incurred. Examples of such betterments include rebuilding tracks and undercarriages, filling pneumatic tires with foam, adding truck bodies to bare chassis and installing safety devices.
      Impairment of long-lived assets. We review the valuation of our long-lived assets if the facts and circumstances suggest that the carrying value may be impaired. If this review indicates that the carrying value of long-lived assets will not be recoverable, then the carrying value is reduced to its estimated fair value. Recoverability is determined using an undiscounted cash flow analysis over the remaining amortization period. This analysis requires the use of estimates and assumptions. We may adjust these estimates based on changes in economic conditions or other circumstances. If these estimates change in the future, we may recognize write-downs on our long-lived assets. See the sections entitled “Useful lives and salvage value of rental equipment” and “Useful lives and salvage value of property and equipment” above.
      Valuation allowance related to deferred tax assets. As part of the process of preparing our consolidated financial statements, we estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We then assess the likelihood that our deferred tax assets will be recovered in the future and to the extent we believe that recovery is not likely, we establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we include an expense within the tax provision in the consolidated statement of operations.
      Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The valuation allowance is based on our estimates of taxable income and the period over which our deferred tax assets will be recoverable.
Seasonality and Fluctuations in Operating Results
      Our revenue and income are dependent upon activity in the construction industry which is dependent upon weather and other seasonal factors affecting construction in the geographic areas where we have operations. Because of this variability in demand, our revenue and income fluctuates. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any other quarter or for a full year.
      Operating results may fluctuate due to other factors including, but not limited to:

•	changes in general economic conditions including changes in national, regional or local construction or industrial activities;

•	the timing of expenditures for new rental equipment and the disposition of used equipment;

•	competitive pricing pressures; and

•	changes in interest rates.
      We incur significant expenses in opening new locations, such as employee training, marketing and facility set-up costs. Initially, new locations may generate lower operating margins than established locations and may operate at a loss for a period of time. Our new locations have, on average, achieved profitability within six months of their opening. In addition, when we purchase new rental equipment, the depreciation related to such equipment may contribute to near-term margin decline because such equipment may not initially generate revenue at a rate that is sufficient to match such increased depreciation expense. As such, the opening of new rental locations and the purchase of rental equipment may reduce our operating margins during a start-up period.
Inflation
      We do not believe that inflation has been a significant factor to the cost of our operations other than the increase in steel prices discussed above in the subsection entitled “Overview.”
Impact of Recently Issued Accounting Standards
      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)). SFAS No. 123(R) requires that the cost relating to share-based payment transactions, including share options, restricted share plans, and employee share purchase plans, be recognized in financial statements. The cost of these transactions will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in APB Opinion No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public companies will be required to apply the provisions of SFAS No. 123(R) as of the first annual reporting period that begins after June 15, 2005.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement defines a nonmonetary exchange with commercial substance as one in which the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. We early adopted SFAS No. 153 on January 1, 2005 and the adoption did not have a material effect on our results of operations, financial condition or liquidity.

BUSINESS
      We are one of the largest full-service equipment rental companies in the United States with 267 rental center locations in 26 states as of May 15, 2005. We offer a comprehensive line of equipment for rent to a broad range of construction, industrial and homeowner customers, including general contractors, subcontractors, highway contractors, manufacturing plants, distribution centers and other commercial businesses. We also sell new and used equipment, parts, supplies, and maintenance and repair services.
Our History
      NationsRent was founded in August 1997 by a group of private investors from outside of the equipment rental industry. From its inception through early 2000, the founders pursued a leveraged “roll-up” strategy by acquiring 58 independent equipment rental companies at historically high cash flow multiples. The Company was successful in identifying and acquiring well-run, market-dominant equipment companies with significant equipment rental revenue. The pre-acquisition profitability of these companies was driven by providing a full range of services to their customers, including sales of new equipment as dealers, sales of factory authorized parts and repair services, and merchandising and ancillary services that were unique to their local markets. The Company, however, focused almost exclusively on rental revenue, de-emphasized other revenue streams, such as the sale of new equipment and services, and attempted to standardize product offerings at all of its locations. This strategy resulted in a significant disruption to the acquired companies’ customer base because it failed to adequately meet customer needs. By late 2000, there was increasing industry competition as other “roll-up” companies abandoned the “growth through acquisition” strategy and increased their efforts to grow market share by cutting rental rates. The Company’s highly leveraged capital structure could not withstand the increased competitive environment, which severely impacted the Company’s liquidity during most of 2001. The Company filed for protection under Chapter 11 of the Bankruptcy Code in December 2001.
      During the Company’s Chapter 11 proceedings, the Phoenix Group, formed by a team of experienced equipment rental industry professionals, and Baupost, an investment firm managing approximately $5.0 billion of equity capital, acquired a majority of our Pre-Petition Debt and facilitated our reorganization by jointly proposing the Plan of Reorganization along with the Official Committee of Unsecured Creditors and other holders of the Company’s Pre-Petition Debt. The jointly proposed Plan of Reorganization was confirmed by the Bankruptcy Court in May 2003 and the Company emerged from bankruptcy protection in June 2003. Pursuant to the Plan of Reorganization, holders of allowed Pre- Petition Debt claims and a trust for the benefit of holders of allowed general unsecured claims received a package of common and preferred equity and unsecured convertible subordinated notes and on the Effective Date, the Baupost Investment was made. As of May 15, 2005, the Phoenix Group and Baupost collectively owned approximately 68.1% of our outstanding voting common stock.
      Following the reorganization, we installed a new management team with the goal of becoming a premier competitor in construction equipment distribution by re-emphasizing a full service business model offering a wider range of services to our customers in addition to rental such as sales of new equipment and service.
Industry Overview
      Based on industry sources, we estimate that the U.S. construction equipment rental industry has grown from approximately $6.6 billion in annual rental revenue in 1990 to approximately $26.4 billion in 2004, representing a compound annual growth rate of approximately 10.5%. However, beginning in 1999, the industry’s growth began to slow in part due to the slowdown in the U.S. economy. According to industry sources, between 2001 and 2003, the industry contracted approximately 1.8% compounded annually but showed renewed growth from 2003 to 2004 of approximately 10.3%.

      We believe that the principal driver of the historical long-term growth rate in the equipment rental industry, in addition to general economic expansion, has been the increased recognition by equipment users of the many advantages that equipment rental offers compared with ownership. These advantages include:

•	avoiding the large capital investment required for equipment purchases;

•	converting fixed costs to variable costs;

•	accessing a broader selection of specialized equipment and selecting the equipment best suited for a particular job; and

•	reducing storage, maintenance, insurance and down-time costs.
      While the construction industry has been the principal user of rental equipment, industrial companies and utilities are increasingly using rental equipment for plant maintenance, plant turnarounds and other functions requiring the periodic use of equipment.
Competitive Strengths
      Conservative Capital Structure Relative to Industry Competitors. While historically our earnings have been inadequate to cover our fixed charges, as a result of our recent reorganization, we believe that our capital structure is conservative relative to our competitors. As of March 31, 2005, after giving pro forma effect to the issuance of the Original Notes and the redemption of our Convertible Subordinated Notes, we had pro forma total funded debt of $400.3 million and stockholders’ equity of $172.2 million, which capital structure gives us enhanced operational flexibility relative to our more highly-leveraged competitors. See “Capitalization.”
      Geographic, Customer, Service and Product Diversity. As of May 15, 2005, we had 267 rental center locations in 26 states. We serve a broad range of construction, industrial and homeowner customers including general contractors, subcontractors, highway contractors, manufacturing plants, distribution centers and commercial businesses. For the year ended December 31, 2004, no customer accounted for more than 2.0% of our rental revenue. We have existing capabilities to offer a full range of rental services and non-rental services, which include a wide range of equipment parts and merchandise, and repair and maintenance services for customer-owned equipment. We believe that this combination of geographic, customer, service and product diversity provides us with many advantages, which include:

•	enabling us to better serve customers from multiple locations;

•	allowing us to provide a “one-stop” shop for our customers;

•	helping us to achieve favorable resale prices for used equipment by giving us access to resale markets across North America and by allowing us to sell used equipment directly to end-user customers;

•	reducing our dependence on any particular customer; and

•	reducing the impact that fluctuations in local and regional economic conditions have on our overall financial performance.
      Strong Nationally-Recognized Brand. As a result of a significant branding investment by the Company since its formation, NationsRent has developed a nationally-recognized brand supported by a highly distinctive logo and a uniform clean storefront image. We believe this well-established brand enables us to expand our customer base and attract a broader range of customers, including large customers with operations in a variety of geographic markets.
      Access to Retail Customer Base. In October 2000, we entered into an exclusive multi-year strategic alliance agreement with Lowe’s Companies, Inc. (NYSE: LOW) to operate NationsRent locations in select Lowe’s home improvement stores. Lowe’s is one of the country’s premier home improvement retailers and recently reported annual sales for 2004 of more than $36.0 billion. Operating as a store within a store adjacent to the entrance of a Lowe’s store, the NationsRent at Lowe’s locations offer for rent our full line of construction tools and equipment. In addition, they provide us access to the do-it-yourself and small-to-medium contractor customer base. By managing these NationsRent at Lowe’s locations, we believe that we have developed an expertise in using high traffic retail space to leverage the products and services available at our stand-alone hub and satellite locations. The NationsRent at Lowe’s locations, and other high traffic retail locations we may develop, further diversify our customer base, increase cross-selling potential and enhance brand awareness. As of May 15, 2005, we operated 100 locations in Lowe’s home improvement stores in eight states. Because all of our existing leases for our NationsRent at Lowe’s locations expire on October 31, 2008, if we are not able to renew these leases we may be forced to close or relocate up to 100 locations at substantially the same time.
      Experienced Management Team. As part of our reorganization, we installed a new senior management team with individuals who average over 20 years of direct industry experience. The team is led by Thomas (“Jeff”) Putman, who is our Chief Executive Officer. In addition to its extensive industry experience, the new senior management team brings a history of mutually beneficial relationships with a number of key equipment manufacturers in the industry. Over time, these relationships are expected to enable the Company to establish attractive financing terms, purchase discounts and sales and service arrangements with these manufacturers.
Business Strategy
      Diversify Our Revenue Base. For the year ended December 31, 2004, our revenue mix was approximately 78% rental revenue and 22% sales of equipment, merchandise, service, parts, and supplies, compared to approximately 87% and 13%, respectively, for the year ended December 31, 2003. We will continue to focus on returning the Company’s revenue mix to a diversified base of customer services. In addition to growing our rental revenue, we are also growing:

•	sales of new and used equipment;

•	in-shop and on-site maintenance and repairs of customer-owned equipment;

•	sales of parts; and

•	sales of related merchandise and complementary services.
      We expect that this increased diversification will lead to greater customer satisfaction and retention, as well as improved profitability and return on investment, since these non-rental services require minimal additional capital investment. To achieve these goals, in late 2003 we modified the compensation arrangements for our sales personnel and management to provide incentives for them to sell the full range of our product and service offerings. As part of our strategy to diversify our revenue base, we have been actively negotiating agreements with leading equipment manufacturers that allow us, in a dealership or distributor capacity, to offer new products and ancillary customer services, including warranty service, to our customers.
      Focus on Our Customers, Fleet and People. We continue to focus on becoming more responsive to our customer needs and optimizing our fleet by:

•	Maintaining smaller, more nimble regional business units in order to concentrate a high level of decision making and management closer to our stores.

•	Transitioning our core rental fleet from over 100 manufacturers’ brands down to ten to fifteen leading manufacturers’ brands. Over time, we believe this transition will have a positive impact on customer service, repair and maintenance costs, parts inventory, operator and mechanic training, and overall fleet performance.
      Initiating training and development programs for our employees. These programs are designed to build business skills at the local level and allow store management to tailor our products and service offerings to meet local customers’ needs.

Operations
      As of May 15, 2005, we operated 267 rental center locations in 26 states. Our operations consist of:

•	renting a full range of equipment to construction, homeowner and industrial customers;

•	selling used equipment;

•	selling new equipment;

•	selling merchandise, parts and supplies; and

•	selling maintenance and repair services to complement our equipment rentals and sales.
      Equipment Rentals. We rent on a daily, weekly and monthly basis a broad variety of light, medium and heavy equipment serving contractors and other commercial and industrial customers as well as homeowners. Our rental inventory includes such equipment as aerial work platforms, air compressors, backhoes, loaders, dozers, excavators, trenching equipment, forklifts, generators and a variety of small tools. The mix of equipment offered from each of our locations varies based on the needs of the local market. We make capital investments in new equipment, engage in sales of used equipment, and conduct preventive maintenance.
      Used Equipment Sales. We sell used equipment in the normal course of business through several distribution channels:

•	retail through our stores;

•	wholesale through brokers;

•	sales to certain of our equipment manufacturers; and

•	auction sales through auction companies.
      The equipment that we sell is mostly from our rental fleet as well as from trade-ins from sales to third parties.
      New Equipment Sales. We sell new equipment manufactured by several nationally known equipment manufacturers.
      Merchandise, Service, Parts and Supplies. We sell merchandise, parts and supplies and maintenance and repair services to our entire customer base.
Customers
      As of May 15, 2005, we served over 500,000 customer accounts in the construction, industrial, homeowner and other segments of the equipment rental industry. No single customer accounted for more than 2.0% of our revenue. Our customers vary in size from large Fortune 500 companies to small-to-medium construction contractors, subcontractors, machine operators and homeowners.
      We rent equipment, sell equipment and parts and provide repair services on account to customers who are screened through a credit application process. Customers can arrange their own financing of purchases of equipment through a variety of sources including manufacturers, banks, finance companies and other financial institutions. We also arrange third-party financing for our customers to purchase new and used equipment.
Sales and Marketing
      We maintain a strong marketing and sales organization throughout our Company to better understand and serve our customers and increase our customer base. We undertake sales and marketing initiatives designed to increase revenue and market share and build brand awareness. We prepare marketing analyses which address key business issues such as market/industry history, opportunities, company philosophy, sales trends, consumer behavior trends, distribution channels, pricing issues, target markets, advertising and media analyses, competitive situations and selling strategies. Based on the results of our analyses, we develop marketing and sales strategies.
      Our regional vice presidents are responsible for training, supervising and directing the selling activities of the NationsRent sales force in their markets. In addition, regional managers also are responsible for overseeing the mix of equipment at their locations and keeping abreast of local construction and industrial activity.
      We employ approximately 300 salespeople who utilize targeted local marketing strategies to address specific customer needs and respond to competitive pressures. To remain informed of local market activity, salespeople track construction projects and new equipment sales in their area through F.W. Dodge Reports and Planning, Engineering and Construction (PEC) Reports, follow up on referrals, and visit construction sites and potential equipment users who are new to the area.
Trademarks
      We own a number of registered service marks that include the name “NationsRent.” Management views these service marks as material to NationsRent.
Purchasing
      We acquire equipment from manufacturers with reputations for product quality and reliability. We believe that our size and the quantity of equipment we acquire enables us to purchase equipment directly from manufacturers pursuant to national purchasing agreements at lower prices and on more favorable terms than many smaller competitors. We maintain close relationships with our manufacturers to ensure the timely delivery of new equipment. Although we are implementing a key vendor program to standardize portions of our rental fleet, we believe that we have sufficient alternative sources of supply for the equipment we purchase in each of our principal product categories.
      We select the type and quantity of rental equipment to be purchased for each of our locations based on the expected needs of the local market. We determine rental rates for each type of equipment based on the cost and expected utilization of the equipment, and adjust rental rates at each location in response to demand, length of rental, volume of equipment rented and other competitive considerations.
Competition
      The equipment rental industry is capital intensive, highly fragmented and is characterized by intense price and service competition. We compete through a combination of pricing, service, equipment quality, availability, value and convenience. We compete with independent third parties in all of the markets in which we operate, and we compete with equipment manufacturers that sell and rent equipment to customers, directly and through their dealer networks. We also compete with the tool rental centers of national home improvement stores. As a result of industry consolidation in recent years, many of our competitors operate on a regional or national basis.
      At times, industry-wide price pressures on certain classes of equipment have adversely affected equipment rental companies, and we have, on such occasions, lowered our prices in response to these pressures. Moreover, at times when the equipment rental industry has experienced equipment oversupply, competitive pressure has intensified, with a negative impact on the industry’s rental rates.
Certain Operating Restrictions
      As part of our strategic alliance agreement with Lowe’s we are subject to the following restrictions in the United States and may not:

•	engage, directly or indirectly, in the home-improvement retailing business, except as ancillary to our business; and

•	at our NationsRent at Lowe’s locations, advertise for sale, or display “for sale” signs larger than 11x17 on, any used rental equipment of a kind offered for sale by Lowe’s.

      These restrictions apply to each NationsRent at Lowe’s location store only for the surrounding trade area that is within a half-hour drive (at midnight) of such store. With respect to stores that are not located in a top-25 metropolitan statistical area, the restrictions apply only to a 25-mile radius surrounding the store. These restrictions will expire when our leases expire or are terminated. Our leases currently are scheduled to expire on October 31, 2008.
Employees
      As of May 15, 2005, we employed approximately 3,400 persons, less than 170 of which were covered by collective bargaining agreements. We believe that our relations with our employees are good.
Properties
      Our corporate headquarters are located in Fort Lauderdale, Florida, in leased premises. As of May 15, 2005, we operated 267 rental locations located in 26 states. We lease the real estate for all but three of our locations. We believe that our facilities are sufficient for our current needs. Below is an overview of such locations:

		Number of
Region	States with NationsRent Locations	Locations

Midwest	Indiana, Kentucky, Michigan, Ohio, West Virginia, Pennsylvania	59
Southeast	Florida	50
Mid-Atlantic	Georgia, North Carolina, South Carolina, Tennessee, Alabama	49
Central	Louisiana, Texas	63
Northeast	Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Rhode Island	20
West	Arizona, California, Colorado, Nevada, Utah	26

Total		267

Legal Proceedings
      On December 17, 2001, NationsRent, Inc. and its subsidiaries filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases were consolidated for procedural purposes and designated as Case No. 01-11628 (PJW). On May 14, 2003, after notice and a hearing, the Bankruptcy Court entered a final order to confirm our Plan of Reorganization, as modified. Thereafter, on the Effective Date, distributions were made to creditors and we emerged from bankruptcy protection. On the Effective Date, a creditors’ trust for the benefit of holders of general unsecured claims was formed. Pursuant to the Plan of Reorganization, we assigned to the creditors’ trust the right to object to all general unsecured claims, as well as the right to pursue all preference actions and other claims or causes of action under sections 544 through 550 of the Bankruptcy Code that were not resolved or released pursuant to the Plan of Reorganization. Pursuant to the Plan of Reorganization, we retained the obligation to administer administrative, priority and secured claims. In March 2004, we filed objections to certain claims and are presently in the process of settling such matters.
      NationsRent, Inc. was party to various legal proceedings and disputes that arose in the ordinary course of business prior to the Chapter 11 case, none of which were material to our financial condition or results of operations. All such proceedings were stayed as of December 17, 2001, or the Petition Date, and are being resolved pursuant to the terms of the Plan of Reorganization.
      We also have become party to legal proceedings and disputes arising in the ordinary course of business after December 17, 2001, the commencement date of the NationsRent, Inc. bankruptcy proceedings, none of which are material to our financial condition or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS
      Each of the officers identified below hold such positions at the Company and each of its direct and indirect subsidiaries.

Name	Age	Position

Thomas (“Jeff”) J. Putman(1)	54	President, Chief Executive Officer and Director
Bryan T. Rich	49	Executive Director (an officer position) and Co-Chairman of the Board of Directors
Douglas M. Suliman, Jr.(2)	49	Executive Director (an officer position) and Co-Chairman of the Board of Directors
Thomas J. Hoyer	42	Executive Vice President and Chief Financial Officer
Joseph H. Izhakoff	39	Executive Vice President — Corporate Development, General Counsel and Secretary
John C. Scherer	49	Vice President and Treasurer
Robert W. Schiller	52	Vice President and Controller
Thomas W. Blumenthal(2)	46	Director
Andrew P. Hines(2)	65	Director
Irving M. Levine(1)	70	Director
Greg A. Rosenbaum(1)	52	Director

(1)	Member of the Company’s Compensation Committee.

(2)	Member of the Company’s Audit Committee.
      Thomas (“Jeff”) J. Putman has been a director and our President and Chief Executive Officer since June 2003. From September 2001 to June 2003, Mr. Putman was self-employed as a consultant and from March 2002 to August 2002, he additionally served as an industry consultant to the Committee of Unsecured Creditors of NationsRent. Between 1990 and September 2001, Mr. Putman served in a number of capacities at Fluor Corporation and its subsidiaries. From January 2001 to September 2001, he was the Chief Executive Officer of GlobEquip LLC, a global, internet-enabled trading company focused on the mining and construction equipment vertical markets. From 1999 to 2000, he served as Senior Vice President of Fluor Global Services and, from 1997 to 1999, he served as Group President for Fluor Daniel Diversified Services Group. From 1990 to 1997, Mr. Putman served as President of American Equipment Company, Fluor’s equipment distribution subsidiary.
      Bryan T. Rich has been a Co-Chairman of the Board of Directors and an Executive Director (an officer position) since June 2003. Mr. Rich is co-founder and a Managing Member of Phoenix Rental Partners, LLC and was a Managing Director of Boston Rental Partners, LLC (“Boston Rental”). He was Senior Vice President of NationsRent for the Northeast Region from 1998 to 2000, is a trustee of two real estate investment trusts and since 1998 has been the President of TREC, LLC, an active commercial real estate company currently leasing three properties to NationsRent. Mr. Rich was the majority stockholder and President of Logan Equipment, Corp. which was acquired by NationsRent in December 1998. He was a co-founder of Commonwealth National Bank and currently serves on its board of directors. Mr. Rich is a 1978 graduate of Boston College, where he received his Bachelor of Science degree in Operations Management.
      Douglas M. Suliman, Jr. has been a Co-Chairman of the Board of Directors and an Executive Director (an officer position) since June 2003. Mr. Suliman is co-founder and a Managing Member of Phoenix Rental Partners, LLC and was a Managing Director of Boston Rental. Mr. Suliman also is the founder and President of Island Partners, Ltd., a private merchant banking firm specializing in corporate restructuring, leveraged acquisitions and mergers and acquisitions for both public and private companies, a position he has held since 1990. He graduated in 1977 with a Bachelor of Science degree from the

University of Massachusetts at Amherst and in 1980 with a Masters of Business Administration degree from Northeastern University.
      Thomas J. Hoyer has been our Executive Vice President and Chief Financial Officer since June 2003. From 2002 to 2003, Mr. Hoyer was Vice President of Corporate Finance at MWH Global, Inc., a privately held environmental consulting/engineering/construction company. He served as Chief Financial Officer of GlobEquip LLC in 2001. Mr. Hoyer began his career at Fluor Corporation, where he served in various positions with increasing levels of responsibility, most recently as Assistant Treasurer from January 1998 to January 2001. Mr. Hoyer earned a Bachelor’s degree and a Master’s Degree in Business Administration from Clemson University.
      Joseph H. Izhakoff  has been our Executive Vice President — Corporate Development, General Counsel and Secretary since June 2003. Mr. Izhakoff joined NationsRent in 1998 and was the executive vice president, general counsel and secretary to NationsRent. Previously, Mr. Izhakoff was a shareholder/ partner of Akerman, Senterfitt & Edison, P.A., one of Florida’s premier law firms, where his practice focused on corporate finance and mergers and acquisitions. Mr. Izhakoff began his career in New York with Paul, Weiss, Rifkind, Wharton & Garrison, a globally oriented, full service law firm with offices worldwide. He received a Bachelor of Science degree with highest honors from the State University of New York at Albany in 1987 and a Juris Doctor degree with honors from Harvard Law School in 1990.
      John C. Scherer has been a Vice President and our Treasurer since June 2003. Mr. Scherer joined NationsRent in March 1998 and has served in positions of increasing responsibility in the treasury department. In his role as Vice President and Treasurer, Mr. Scherer is responsible for maintaining the Company’s relationships with investment banks and other lenders, as well as providing financial reports to executive management and the Board of Directors. Prior to joining NationsRent, Mr. Scherer worked in positions of increasing responsibility at OHM Corporation from 1985 to 1998, most recently as Assistant Treasurer. Mr. Scherer holds a Bachelor of Science degree in business administration and a Master of Business Administration degree from Bowling Green State University.
      Robert W. Schiller has been our Vice President and Controller since January 2005. Mr. Schiller joined NationsRent in August 1999 as Director of the internal audit group, most recently as our Vice President of Internal Audit and was responsible for administering financial, operational and compliance audits of the Company’s processes, systems, and store operations. Mr. Schiller holds a Bachelor of Science, Accounting degree from the State University of New York at Albany, and a Masters in Business Administration degree from Pace University. He is a member of the Institute of Internal Auditors and the American Institute of Certified Public Accountants.
      Thomas W. Blumenthal has been a director since June 2003. Mr. Blumenthal is a Managing Director of Baupost, a registered investment adviser that manages discretionary equity capital following a value investment philosophy. He joined Baupost in 1993. Mr. Blumenthal has previously served on the boards of directors of Data Documents, Inc., Richey Electronics, Inc. and RMA Home Services, Inc. He graduated from Claremont McKenna College with a Bachelor of Arts degree in Economics in 1981.
      Andrew P. Hines has been a director since June 2003 and has more than 25 years of experience as a senior level executive of various companies. Since 2000, Mr. Hines has been a senior partner of Andrew Hines & Associates, a management-consulting group. Since 2000, he also served as Interim Chief Financial Officer of C.P. Kelco and as Chief Executive Officer, Chief Operating Officer and Executive Vice President of Ardent Communications (formerly CAIS Internet). In 1997, Mr. Hines was one of two initial members of a new management team of Outboard Marine Corporation, a marine engine manufacturing company, and from 1997 to 2000, he served as Outboard Marine’s Executive Vice President and Chief Financial Officer. Mr. Hines is a Certified Public Accountant and has a Bachelor of Business Administration degree from St. John’s University. He is a member of the American Institute of Certified Public Accountants, the New York Society of Certified Public Accountants and the Financial Executives Institute.

      Irving M. Levine has been a director since June 2003 and has over 40 years experience in the construction industry. At the end of 2002, Mr. Levine retired as the Chairman and Chief Executive Officer of Multiquip, Inc., a manufacturer and distributor of small and medium-sized construction equipment and a major supplier to NationsRent, where he worked since 1973. Mr. Levine holds a Bachelor of Science degree in Civil Engineering from Northeastern University.
      Greg A. Rosenbaum has been a director since June 2003. Mr. Rosenbaum is President of Palisades Associates, Inc., a merchant banking and consulting company which he founded in 1989. Mr. Rosenbaum serves as a director of Playcore Holdings, Inc., TVC Communications, LLC, EK Holdings, Inc., Empire Kosher Poultry, Inc., Harvard Debate, Inc. and The Whaler on Kaanapali Beach and is a member of The Dean’s Councils, as well as Chair of the Dean’s Alumni Leadership Council, at Harvard’s John F. Kennedy School of Government. He is also a member of Harvard University’s Committee on University Resources. Mr. Rosenbaum received a Bachelor of Arts degree from Harvard College in 1974, a Master in Public Policy degree from Harvard’s Kennedy School in 1978, and a Juris Doctor degree from Harvard Law School in 1978. He is admitted to the active practice of law in Ohio and Illinois and is a member of the American Bar Association and its Sections on Business Law, including its committee on Corporate Governance and Antitrust.
      Each of our directors shall hold such position until the next annual meeting of stockholders and until such time as their successors shall have been duly elected and qualified.
Executive Compensation
      The following table sets forth certain information regarding compensation we paid to our chief executive officer and to each of our four other most highly compensated executive officers at the end of fiscal 2004:
Summary Compensation Table

					Long Term
		Annual Compensation			Compensation

				Incentive	Restricted Stock		All Other
Name and Principal Position	Year	Salary		Awards	Awards(1)		Compensation

Thomas J. Putman
President and Chief Executive Officer(2)	2004	$578,780	(3)	$297,900	—		$62,322	(4)
	2003	$266,710	(3)	—	$1,532,241	(5)	$974,817	(6)
	2002	—		—	—		$43,365	(7)
Bryan T. Rich
Co-Chairman of the Board and Executive Director(2)	2004	$409,237		$206,320	—		—
	2003	$209,230		—	$2,996,554	(8)	$1,077,618	(9)
Douglas M. Suliman, Jr.
Co-Chairman of the Board and Executive Director(2)	2004	$409,237		$206,320	—		—
	2003	$209,231		—	$2,996,554	(10)	$1,370,263	(11)
Joseph H. Izhakoff
Executive Vice President — Corporate Development, General Counsel and Secretary(12)	2004	$306,577		$154,500	—		—
	2003	$300,000		$48,750	$161,055	(13)	$617,375	(14)
	2002	$300,000		—	—		—
Thomas J. Hoyer
Executive Vice President and Chief Financial Officer(2)	2004	$304,771	(15)	$121,550	—		—
	2003	$139,171	(15)	$81,000	$322,110	(16)	$372,051	(17)

(1)	Such shares were issued under the Company’s 2003 restricted stock plan and are valued at $71.59 per share less the amount paid for the shares by the officer of $0.01 per share. The Company does not presently anticipate that dividends will be paid on the shares of restricted stock.

(2)	Messrs. Putman, Rich, Suliman and Hoyer have served as executive officers of the Company since June 13, 2003.

(3)	This amount includes a cost of living increase of $67,234 for 2004 and $5,172 for 2003, specifically with respect to the cost of real estate taxes and insurance, made to Mr. Putman as a result of his relocation to South Florida, which increase will remain through 2006.

(4)	This amount reflects the gross-up payment made to Mr. Putman to cover the federal and self-employment tax liability incurred in connection with his service as a consultant to the Official Committee of Unsecured Creditors in 2002.

(5)	Pursuant to the Company’s 2003 restricted stock plan, 67% of Mr. Putman’s 21,406 shares have vested and the balance will vest on the next anniversary of the date of the grant, July 9, 2005.

(6)	This amount includes approximately $95,978 for Mr. Putman’s relocation costs and approximately $878,839 for a gross-up payment made to Mr. Putman to pay taxes for restricted stock awards.

(7)	This amount reflects consulting fees paid by the Company to Mr. Putman in connection with his service as a consultant to the Official Committee of Unsecured Creditors in 2002.

(8)	Pursuant to the Company’s 2003 restricted stock plan, 100% of Mr. Rich’s 41,862 shares have vested.

(9)	This amount includes approximately $1,077,618 for a gross-up payment made to Mr. Rich to pay taxes for restricted stock awards.

(10)	Pursuant to the Company’s 2003 restricted stock plan, 100% of Mr. Suliman’s 41,863 shares have vested.

(11)	This amount includes approximately $1,370,263 for a gross-up payment made to Mr. Suliman to pay taxes for restricted stock awards.

(12)	Mr. Izhakoff has served as Executive Vice President — Corporate Development, General Counsel and Secretary since June 2003. Mr. Izhakoff joined NationsRent in 1998 and was the executive vice president, general counsel and secretary to NationsRent, Inc. Mr. Izhakoff also held stock options in the Predecessor Company which were extinguished as part of the Company’s Plan of Reorganization and are not reflected in the table.

(13)	Pursuant to the Company’s 2003 restricted stock plan, 25% of Mr. Izhakoff’s 2,250 shares have vested and the remaining 75% will vest in equal annual installments (25%) over three years, beginning on the second anniversary of the date of the grant, July 9, 2005.

(14)	This amount includes a special reorganization bonus of $225,000, a key employee retention bonus of $300,000 related to the reorganization, and approximately $92,375 for a gross-up payment made to Mr. Izhakoff to pay taxes for restricted stock awards.

(15)	This amount includes a cost of living increase of $21,733 for 2004 and $1,672 for 2003, specifically with respect to the cost of real estate taxes and insurance, made to Mr. Hoyer as a result of his relocation to South Florida, which increase will remain through 2006.

(16)	Pursuant to the Company’s 2003 restricted stock plan, 25% of Mr. Hoyer’s 4,500 shares have vested and the remaining 75% will vest in equal annual installments (25%) over three years, beginning on the second anniversary of the date of the grant, July 9, 2005.

(17)	This amount includes approximately $187,300 for Mr. Hoyer’s relocation costs and approximately $184,751 for a gross-up payment made to Mr. Hoyer to pay taxes for restricted stock awards.
Compensation Committee Report on Executive Officer Compensation
      The compensation committee (“Committee”) was formed by the board of directors in July 2003 following the Effective Date. The Committee must consist of at least three members of the board of directors. The Committee currently consists of Greg A. Rosenbaum and Irving M. Levine, who are not employees of the Company, and Thomas J. Putman, who is our President and Chief Executive Officer. Mr. Putman is required to recuse himself when the Committee discusses his compensation. In 2004, the Committee met on four occasions and acted by written consent on one occasion.

Role of the Committee
      As it relates to executive compensation, the Committee’s duties and responsibilities are to review and approve goals and objectives relevant to the compensation of the chief executive officer and other senior officers and, after a review of performance in light of such goals and objectives, to set the compensation of the chief executive officer and such senior officers. The Committee also is responsible for reviewing and making recommendations to the board of directors with respect to the general compensation, benefits and perquisites policies and practices of the Company, including the Company’s incentive compensation and equity-based compensation plans. The Committee has the authority to conduct or authorize surveys or studies of matters within the scope of the Committee’s responsibilities and, in that regard, the Committee may retain, at the Company’s expense, independent counsel or other consultants as necessary to assist in any such surveys or studies.

Guiding Principles
      The goal of the Company’s compensation system is to attract, reward, motivate and retain key executives who are capable of achieving the Company’s objectives in a highly competitive industry. In discharging the Committee’s duties and responsibilities, the Committee’s guiding principles in the design and administration of the Company’s executive compensation programs are:

•	compensation should be based on the performance of both the individual and the Company;

•	compensation should be designed to support the Company’s business strategy and culture;

•	compensation should take into account short-term and long-term objectives and performance; and

•	compensation levels should be appropriate and competitive for the industry in which the Company competes.

Components
      The primary components of the Company’s executive compensation program consist of base salaries, annual incentive compensation awards and long-term incentives. The Committee does not allocate a fixed percentage of compensation to each of these components, providing flexibility to help drive the Company’s achievement of specific objectives.
      In June 2003, when the Company completed its reorganization, it assembled a new senior management team, which consisted of proven industry professionals from outside the Company together with certain highly regarded members of the existing senior management team. In order to attract, retain and integrate this new management team and to ensure their focus on the Company’s new business strategy, the Company offered a four-year employment agreement to each member of its senior management team. The terms of these employment agreements are described in more detail in the section entitled “Directors and Executive Officers of the Registrant — Employment Agreements” (Item 10). These agreements established minimum base salaries, maximum annual incentive compensation awards and long-term incentives in the form of initial restricted stock awards. These agreements also contain non-competition and non-solicitation covenants, severance benefits and relocation benefits.

Base Salary
      The minimum annual base salary of each of the Company’s key executives was established at the time each of their respective employment agreements were entered into. All of the employment agreements provide for the potential increase, but not a decrease, in annual salary, at the discretion of the board of directors or the Committee. The base salary of each key executive is reviewed annually by the Committee based on performance evaluations. The base salary program is designed to pay for individual performance within a structure that is internally equitable and externally competitive with comparable companies. Base salaries are a function of:

•	the relative value and potential impact of each position on the performance of the Company. Value is measured by, among other things, responsibilities, complexity and scope of markets, sales volume, technological requirements and business strategy. The evaluation process results in the assignment of a position grade;

•	salary ranges, assigned to each pay grade, which establish a competitive position with median salary compensation levels at comparable companies; and

•	individual performance, within established base salary ranges.

Incentive Compensation
      Incentive compensation awards are designed to support the Company’s business strategy and to foster the creation of a culture, where eligible participants are rewarded for their contributions to the Company’s success and teamwork among working units. The Committee aims to establish goals at the beginning of each fiscal year, identifying key performance measures that the Committee believes will help the Company achieve its stated business strategy. The Committee identified the following four criteria with which to determine cash incentive compensation awards for fiscal year 2004, with the relative weights allocated to each category: cash flow (60%), return on fleet (30%), strategy (10%) and safety (which has a multiplier effect on an individual’s cash incentive compensation award). The Committee also established a target award of 50% of base salary for all executive participants.
      Participants may receive 100% of the target award if they achieve each of the performance measures established for such participant. Actual awards can range from zero to a maximum of 200% of the target award based on the achievement of personal goals. No amounts are awarded if less than 80% of the cash flow target is achieved. All awards paid are subject to the discretion of the Committee in accordance with the objectives and performance measures outlined above, which are modified from year to year.

Long Term Incentives
      The long-term component of this executive compensation program is a restricted stock plan which is designed to link the interests of senior management with stockholders and provide such management with an equity interest in the Company. The restricted shares are designed to encourage and enable the acquisition by each executive of a personal proprietary interest in the Company, thereby providing the executives with incentives to put forth maximum efforts for the development and financial success of the Company and strengthen their desire to remain with the Company. Restricted stock also rewards management for long-term strategic direction and enhancement of stockholder value and promotes recruitment and retention of key management personnel by providing meaningful incentives dependent upon successful corporate performance.
      The members of senior management to whom restricted stock awards are granted under the restricted stock plan, the number of shares with respect to which a restricted stock award is granted, and the vesting schedule of such shares is determined by the board of directors or the Committee, as the case may be, in its sole discretion.

Chief Executive Officer Compensation for 2004
      Mr. Putman’s annual salary and incentive compensation award was determined by the Committee based on the same criteria as summarized in the preceding paragraphs relative to all executive officers. Mr. Putman’s salary for 2004 was increased by 3.16% in March 2004 due to his personal achievement of those goals established by the Committee for the chief executive officer, taking into account criteria such as the effectiveness and quality of his leadership of the Company, his role in management, his contribution to the Company’s business and growth strategy and his support of the Company’s safety policy. In addition, Mr. Putman received an incentive compensation award of $297,900 for 2004, which was based on the Company’s achievement of the financial and safety goals described above and Mr. Putman’s achievement of the personal goals associated with his position in the Company.
The Compensation Committee:

Irving M. Levine
Thomas J. Putman
Greg A. Rosenbaum
Other Employee Benefits

Retirement Savings Plan
      The Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”) provides retirement and other benefits to its employees and permits employees a means to save for their retirement. The Company may, at its discretion, make matching contributions under the 401(k) Plan. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code. The Company also provides welfare benefits to its employees, including health, life and disability. The Company’s executive officers participate in these plans, however, the benefits do not exceed 10.0% of their respective salaries. The Company did not make any matching contributions under the 401(k) Plan for the year ended December 31, 2004.
Compensation Committee Interlocks and Insider Participation
      There are no compensation committee interlocks (i.e., no executive officer of ours serves as a member of the Board of Directors or the compensation committee of another entity that has an executive officer serving on our Board of Directors). Thomas J. Putman, our President and Chief Executive Officer, serves on our Compensation Committee. He has and will continue to recuse himself from all discussions and decisions concerning his compensation.
Restricted Stock Plan
      On the Effective Date, the Company adopted the 2003 restricted stock plan, pursuant to which directors, officers, management and key employees of the Company are eligible to receive grants of restricted shares of our common stock. Under the restricted stock plan, the Company may grant up to an aggregate of 141,000 shares of common stock. Such restricted shares are not transferable (except under limited circumstances) and subject to forfeiture upon such terms and conditions as the Company’s board of directors or any committee thereof (if so delegated by the board) shall determine. The Company has agreed to make “gross-up” payments in connection with restricted shares issued under the restricted stock plan. Under the restricted stock plan, the restricted shares held by an employee or director whose services have been terminated are subject to repurchase at the option of the Company for 180 days following such termination. Additionally, the holder of such restricted shares shall have the right to require the Company to repurchase such shares during the same 180-day period. The repurchase price for any such shares subject to such put or call shall be the net book value per share on the date of repurchase unless otherwise determined by the Company’s board or committee thereof (if so delegated by the board), in their sole discretion, in accordance with the terms and conditions of the restricted stock plan. If at the time of such repurchase, the Company’s credit facilities do not allow such shares to be repurchased for cash, the Company may pay the repurchase price in the form of a five-year subordinated note.
      The following presents equity compensation plan information as of December 31, 2004. For the year ended December 31, 2004, 3,292 shares were issued under the Restricted Stock Plan in February, March and October 2004. Of the 3,292 shares issued, 2,732 shares vested on the date of the grant and 560 shares vest in equal installments over four years beginning on the first anniversary of the date of the grant.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants	Outstanding Options,	Securities Reflected in
Plan Category	and Rights	Warrants and Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders:	n/a	n/a	n/a
Equity compensation plans not approved by security holders:
Restricted Stock Plan	n/a	n/a	12,091

Total			12,091
Employment Agreements
      The Company has entered into an employment agreement with each of the following executive officers:
      Thomas (“Jeff”) J. Putman, our President and Chief Executive Officer since June 2003, has a four-year employment agreement that provides for a minimum annual base salary of $500,000 per year and annual incentive compensation awards of up to 100% of base salary based on performance targets. Mr. Putman received 21,406 shares of restricted stock pursuant to the terms of the Company’s restricted stock plan as described below. Sixty-seven percent (67%) of such shares have vested and the balance will vest on the next anniversary of the date of the grant, July 9, 2005. If Mr. Putman’s employment is terminated “without cause” or “due to a change in control” he would be entitled to a severance payment equal to three times his annual base salary in effect at the time of termination.
      Bryan T. Rich, one of our two Executive Directors since June 2003, has a four-year employment agreement that provides for a minimum annual base salary of $400,000 per year and annual incentive compensation awards of up to 100% of base salary based on performance targets. Mr. Rich received 41,862 shares of restricted stock pursuant to the Company’s restricted stock plan. One-hundred percent (100%) of such shares have vested. If Mr. Rich’s employment is terminated “without cause” or “due to a change in control” he would be entitled to a severance payment equal to two times his annual base salary in effect at the time of termination.
      Douglas M. Suliman, Jr., one of our two Executive Directors since June 2003, has a four-year employment agreement that provides for a minimum annual base salary of $400,000 per year and annual incentive compensation awards of up to 100% of base salary based on performance targets. Mr. Suliman received 41,863 shares of restricted stock pursuant to the Company’s restricted stock plan. One-hundred percent (100%) of such shares have vested. If Mr. Suliman’s employment is terminated “without cause” or “due to a change in control” he would be entitled to a severance payment equal to two times his annual base salary in effect at the time of termination.
      Thomas J. Hoyer, our Chief Financial Officer since June 2003, has a four-year employment agreement that provides for a minimum annual base salary of $275,000 per year and annual incentive compensation awards of up to 100% of base salary based on performance targets. Mr. Hoyer received 4,500 shares of restricted stock pursuant to the Company’s restricted stock plan. Twenty-five percent (25%) of such shares have vested and the remaining seventy-five percent (75%) will vest in equal annual installments (25%) over three years, beginning on the second anniversary of the date of the grant. If Mr. Hoyer’s employment is terminated “without cause” or “due to a change in control” he would be entitled to a severance payment equal to two times his annual base salary in effect at the time of termination.
      Joseph H. Izhakoff, our Executive Vice President — Corporate Development, General Counsel and Secretary since June 2003, has a four-year employment agreement that provides for a minimum annual base salary of $300,000 per year and annual incentive compensation awards of up to 100% of base salary based on performance targets. Mr. Izhakoff received 2,250 shares of restricted stock pursuant to the Company’s restricted stock plan. Twenty-five percent (25%) of such shares have vested and the remaining seventy-five percent (75%) will vest in equal annual installments (25%) over three years, beginning on the second anniversary of the date of the grant. If Mr. Izhakoff’s employment is terminated “without cause” or “due to a change in control” he would be entitled to a severance payment equal to two times his annual base salary. Upon any termination, Mr. Izhakoff also is entitled to an additional $225,000 cash payment in effect at the time of termination.
      John C. Scherer, our Vice President and Treasurer, has a four-year employment agreement that provides for a minimum annual base salary of $183,000 per year and annual incentive compensation awards of up to 100% of base salary based on performance targets. Mr. Scherer received 560 shares of restricted stock pursuant to the Company’s restricted stock plan. Twenty-five percent (25%) of such shares have vested and the remaining seventy-five percent (75%) will vest in equal annual installments (25%) over three years, beginning on the second anniversary of the date of the grant. If Mr. Scherer’s employment is terminated “without cause” or “due to a change in control” he would be entitled to a severance payment equal to two times his annual base salary in effect at the time of termination.
      Robert W. Schiller, our Vice President and Controller, has a four-year employment agreement that currently provides for a minimum annual base salary of $182,000 per year and annual incentive compensation awards of up to 100% of base salary based on performance targets. If Mr. Schiller’s employment is terminated “without cause” or “due to a change in control,” he would be entitled to a severance payment equal to two times his annual base salary in effect at the time of termination.
Director Compensation
      Each non-employee member of the Company’s board of directors receives compensation for his service as a director of the board in an annual amount equal to $35,000, payable quarterly in advance. We also made a one-time grant of 1,366 shares of restricted stock pursuant to the Company’s restricted stock plan to each of our non-employee directors, which shares vested immediately upon grant. Non-employee members of any committee of the Company’s board receive additional compensation for their service on such committee equal to a per day meeting fee of $1,000, payable quarterly in arrears, up to a maximum of $6,000 per year. The chairperson of any committee receives an annual fee of $3,000 for his or her service, payable quarterly in advance. In addition, all non-employee directors of the Company are reimbursed for actual, reasonable out-of-pocket expenses incurred in connection with attending board or committee meetings in person. Although Thomas W. Blumenthal is a non-employee director, he has elected not to receive any compensation, other than expense reimbursements.
Indemnification of Directors and Officers
      Pursuant to our bylaws, we indemnify all of our directors and officers to the fullest extent permitted or required by the Delaware General Corporation Law. In addition, pursuant to our certificate of incorporation, to the extent not prohibited by law, we will indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, or a proceeding, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was one of our directors or officers, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at our request, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”) while serving as a director or officer of the Company, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner such person believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We also may indemnify, to the extent described above, any person who is or was an employee or agent of the Company, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at our request, for any Other Entity.
      We also have entered into an indemnification agreement with each of our directors, pursuant to which we will indemnify such director against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any such proceeding (or any claim, issue or matter therein), if the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.
      Pursuant to the terms of their employment agreements described above, the persons covered by such agreements are indemnified and held harmless by the Company to the fullest extent permitted under the law of the State of Delaware. The Company is required to advance payment to such employee for costs and expenses and for all liability incurred by such employee to any third party as a result of the performance of its duties under the employment agreement, subject to the recoupment of such advances by the Company if it is ultimately determined that the employee was not entitled to such indemnification.
Audit Committee Financial Expert
      The board of directors of the Company has determined that all members of the audit committee are financial experts as defined by the rules of the Commission and Mr. Hines is “independent,” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act of 1934.
Code of Ethics
      While we currently have in place a set of Business Practice Standards, as of the date of this prospectus, we have not adopted a formal code of ethics that applies to our chief executive officer, chief financial officer, principal accounting officer or controller, or personnel performing similar functions to such senior officers. All of our employees, including such officers, must abide by our Business Practice Standards, which were adopted to help insure that all Company employees behave ethically and responsibly and comply with applicable law and regulations. Our Business Practice Standards cover matters relating to dishonesty, misappropriation and fraud, fair competition and treatment of confidential information, conflicts of interest, ethics violations and the Company’s zero tolerance policy on harassment in the workplace. The standards also include procedures on how employees may report any concerns or potential violations of the Company’s policies.
      We are currently in the process of reviewing a code of ethics with our experts and attorneys and expect to adopt the code of ethics upon completion of these discussions. The code of ethics will apply to all of our employees, including our chief executive officer, chief financial officer, principal accounting officer or controller, and persons performing similar functions and will supplement our Business Practice Standards.
Market for the Company’s Common Equity and Related Stockholder Matters
      There is no established public trading market for our common stock.
      As of May 15, 2005, there were approximately 60 stockholders of record of our common stock.
      We have not paid any dividends on our shares of common stock and we do not presently have any intention of paying any dividends on our common stock in the future. In addition, the indenture governing our Senior Secured Notes and Original Notes limits our ability to pay dividends.
      During the fiscal year ended December 31, 2004 we issued 3,292 restricted shares of common stock pursuant to the Company’s 2003 restricted stock plan (as more specifically described in the section entitled “Directors and Executive Officers — Restricted Stock Plan”).
      Our equity compensation plan information is included in the section entitled “Directors and Executive Officers — Executive Compensation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information with respect to the beneficial ownership of NationsRent Companies, Inc. as of May 15, 2005 by:

•	each person who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each member of our board of directors;

•	each of our existing executive officers named in the Summary Compensation Table; and

•	all members of our board of directors and our executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the Commission. To our knowledge, each of the holders of shares of common stock listed below has sole voting and investment power as to such shares unless otherwise noted.

	Number of		Percentage of Total
Name and Address of Beneficial Owner(1)	Common Shares		Common Shares(2)

Stockholders of Five Percent or More
AG Rental, L.L.C	89,560	(3)	5.3%
Phoenix Rental Partners, LLC	244,491	(4)	14.5%
The Baupost Group, L.L.C	971,506	(5)	55.5%
Executive Officers and Directors
Thomas J. Putman	21,406	(6)	1.3%
Bryan T. Rich	286,353	(7)	17.0%
Douglas M. Suliman, Jr.	286,354	(8)	17.0%
Joseph H. Izhakoff	2,250	(9)	**
Thomas J. Hoyer	4,500	(9)	**
Thomas W. Blumenthal	—	(10)	—
Andrew P. Hines	1,366	(11)	**
Irving M. Levine	1,366	(11)	**
Greg A. Rosenbaum	1,366	(11)	**
All directors and executive officers as a group (11 persons)	361,030	(12)	21.5%

**	Less than one percent.

(1)	The address for AG Rental, L.L.C. is 245 Park Avenue, 26th Floor, New York, New York 10167. The address for Phoenix Rental Partners, LLC is 800 Hartford Turnpike, Shrewsbury, Massachusetts 01545. The address for Baupost is 10 St. James Avenue, Suite 2000, Boston, Massachusetts 02116. The address for the NationsRent executive officers and directors named in the above table is NationsRent Companies, Inc., 450 East Las Olas Boulevard, Suite 1400, Fort Lauderdale, Florida, 33301.

(2)	The percentage of total common shares was calculated based on 1,669,588 issued and outstanding shares as of May 15, 2005, plus for each person or entity listed above the number of shares that may be acquired by such person or entity within 60 days upon exercise or conversion of outstanding convertible securities.

(3)	Consists of (i) 79,682 issued and outstanding shares of common stock, 10,182 of which AG Rental, L.L.C. has sole voting power and 69,500 of which AG Rental has shared voting power pursuant to a voting agreement with various investment partnerships managed by Baupost, and (ii) 9,878 shares of common stock which may be acquired upon the conversion of a Convertible Subordinated Note, 8,616 of which are subject to the voting agreement and over which AG Rental, L.L.C. has shared voting power.

(4)	Consists of (i) 232,737 issued and outstanding shares of common stock and (ii) 11,754 shares of common stock which may be acquired upon the conversion of convertible subordinated promissory notes, in each case held by Phoenix Funding I, LLC, which is controlled by Phoenix Rental Partners, LLC. Bryan T. Rich and Douglas M. Suliman, Jr., co-founders and managing members of Phoenix Rental Partners, LLC, exercise voting and investment control over these shares.

(5)	Consists of (i) 821,382 issued and outstanding shares of common stock and (ii) 72,008 shares of common stock which may be acquired upon the conversion of Convertible Subordinated Notes held by various investment partnerships managed by Baupost, which is a registered investment adviser and which beneficially owns such shares as general partner of such investment partnerships. SAK Corporation, which is wholly owned by Seth A. Klarman, is the managing member of Baupost. Individual investment funds in which 5% or more of the outstanding shares of common stock are held are as follows:

		Number of
		Common Shares
		Underlying
	Number of	Convertible	Percentage of Total
Record Holder	Common Shares	Subordinated Notes	Common Shares

Baupost Private Investments A-1, L.L.C	106,435	9,320	6.9%
Baupost Private Investments C-1, L.L.C	274,796	24,076	17.6%
Baupost Private Investments H-1, L.L.C	127,970	11,226	8.3%

In addition, pursuant to the voting agreement described in footnote 3, the various investment partnerships managed by Baupost have shared voting power over an additional 69,500 issued and outstanding shares of common stock and 8,616 shares of common stock issuable upon conversion of Convertible Subordinated Notes.

(6)	Consists of restricted shares of common stock issued pursuant to the Company’s 2003 restricted stock plan, 67% of which have vested and the balance of which will vest on the next anniversary of the date of grant, July 9, 2005.

(7)	Consists of (i) 41,862 restricted shares of common stock issued pursuant to the Company’s 2003 restricted stock plan, 100% of which have vested and (ii) 244,491 shares of common stock beneficially owned by Phoenix Rental Partners, LLC, for which Mr. Rich is a managing member.

(8)	Consists of (i) 41,863 restricted shares of common stock issued pursuant to the Company’s 2003 restricted stock plan, 100% of which have vested and (ii) 244,491 shares of common stock beneficially owned by Phoenix Rental Partners, LLC, for which Mr. Suliman is a managing member.

(9)	Consists of restricted shares of common stock issued pursuant to the Company’s 2003 restricted stock plan, 25% of which have vested and the remainder of which will vest in equal installments (25%) on the second, third and fourth anniversaries of the date of grant.

(10)	Mr. Blumenthal is a managing director of Baupost. Mr. Blumenthal disclaims beneficial ownership of the shares beneficially owned by Baupost.

(11)	Consists of restricted shares of common stock issued pursuant to the Company’s 2003 restricted stock plan, all of which vested on the date of grant.

(12)	Consists of (i) 349,276 issued and outstanding shares of common stock, 116,539 of which were issued pursuant to the Company’s 2003 restricted stock plan, and (ii) 11,754 shares of common stock which may be acquired upon the conversion of convertible subordinated promissory notes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      With respect to transactions discussed in this section, no independent determination has been made as to the fairness or reasonableness of the terms thereof. We believe however based on our prior experience, that the terms of each transaction were as favorable to us as we could have obtained from an unaffiliated party.
Real Estate Leases
      TREC, LLC, an entity affiliated with Bryan Rich, one of our Co-Chairmen, and certain affiliates of TREC, LLC are currently leasing three locations to the Company, with payments of approximately $694,000 in the aggregate for the year ended December 31, 2004. In addition, certain immediate family members of Bryan Rich currently lease an additional three locations to the Company, with payments of approximately $404,000 in the aggregate for the year ended December 31, 2004. We assumed these leases on the Effective Date. In March 2004, TREC, LLC and the Company agreed to enter into an amendment on one of such leases with the following terms: (i) TREC, LLC will not increase the annual lease payments by $176,875 (as contemplated by the original lease) and instead keep such annual lease payments fixed (subject to an upward adjustment after the initial five-year period, but only if, and to the extent, finance costs under the lease rise more than eight percent), (ii) TREC, LLC will not be required to pay $1.6 million to the Company under the terms of the original lease and (iii) the Company will assume responsibility for all structural repairs to the facility.
Stockholders’ Agreement
      Certain of the Company’s officers and directors are affiliated with interested stockholders of the Company. Thomas W. Blumenthal, a Company director, is a Managing Director of Baupost. In addition, the Executive Directors and Co-Chairmen of the Board of Directors of the Company, Bryan T. Rich and Douglas M. Suliman, Jr., are co-founders and Managing Members of Phoenix and were Managing Directors of Boston Rental. Pursuant to the terms of a Stockholders’ Agreement, as amended to date, (the “Stockholders’ Agreement”) among the Company and the holders of its common stock, preferred stock and Convertible Subordinated Notes, the number of directors of the board of directors of the Company is fixed at nine. Under the Stockholders’ Agreement, two of the nine directors are designated by the Phoenix Group for so long as the Phoenix Group holds more than 5% of the outstanding common stock. If the Phoenix Group holds between 1% and 5% of the outstanding common stock, it designates one director. Baupost and its affiliates are entitled to designate: (i) four of the nine directors for so long as Baupost holds more than 20% of the outstanding common stock; (ii) three directors if the Baupost holds more than 15% but not more than 20% of the outstanding common stock; (iii) two directors if the Baupost holds more than 5% but not more than 15% of the outstanding common stock; or (iv) one director if Baupost holds more than 1% but not more than 5% of the outstanding common stock. Notwithstanding the foregoing, Baupost has the right to designate four directors if Baupost holds more shares of common stock than any other holder of common stock and Phoenix Group has the right to designate two directors if Phoenix Group holds more shares of common stock than any other holder of common stock (not including Baupost). Baupost has designated Messrs. Blumenthal and Rosenbaum to serve as directors, and Phoenix Group has designated Messrs. Suliman and Rich to serve as directors. The Company’s board of directors currently has seven members and two vacancies. The vacancies are a result of Baupost having designated only two of the four directors it is entitled to select.
Phantom Equipment Rental Corp.
      During the second quarter of 2004, we acquired 239 units of rental equipment from Phantom Equipment Rental Corp. (“Phantom”), which is an entity affiliated with Bryan Rich, for $6.0 million. As part of such acquisition, Phantom agreed to reimburse us for returning the acquired units to a rent-ready condition, and for the cost of an annual inspection on each unit. Phantom has reimbursed us approximately $136,000 for costs incurred by us through December 2004. In addition, Phantom has paid us approximately $13,400 for rental of equipment and shipping.

Convertible Subordinated Notes
      Certain entities affiliated with The Baupost Group, L.L.C. own approximately $17.4 million principal amount of the Company’s Convertible Subordinated Notes at March 31, 2005 and December 31, 2003 and 2004. For the three months ended March 31, 2005 and 2004, interest expense related to these notes was approximately $0.3 million. For the year ended December 31, 2004 and the seven months ended December 31, 2003, interest expense related to these notes was approximately $1.3 million and $0.7 million respectively.
      Phoenix Rental Partners, LLC owns approximately $2.8 million principal amount of the Company’s Convertible Subordinated Notes at March 31, 2005 and December 31, 2003 and 2004. For the three months ended March 31, 2005 and 2004, interest expense related to these notes was approximately $50,000 and $47,000, respectively. For the year ended December 31, 2004 and the seven months ended December 31, 2003, interest expense related to these notes was approximately $200,000 and $100,000, respectively.
      The Company intends to redeem all outstanding Convertible Subordinated Notes on June 30, 2005.
Key Employee Housing Assistance Program
      In November 2003, the Company created a limited housing assistance program to attract and retain certain specified individuals to the Company’s corporate headquarters in Fort Lauderdale, Florida, and to assist such persons who moved from a materially lower cost of living city with the transition/relocation expenses associated with moving to Fort Lauderdale. The Company’s limited housing assistance program consists of two non-interest bearing loans: one is a short-term bridge loan (one year), the other a long-term loan (ten years); neither loan is forgivable and must be repaid in full. Any short-term loan made under the program is no more than the appraised equity value of the employee’s existing residence, is secured by such residence and is subject to repayment upon the sale of such residence. Any long-term loan made under the program is limited to 50% of the purchase price of the employee’s new South Florida principal residence and is secured by such residence. The sum of the employee’s first mortgage and the long-term loan cannot exceed 90% of the purchase price of the employee’s new residence. The employee is required to transfer all equity in its existing residence to its new residence in South Florida. If during the term of the long-term loan, the employee is awarded an incentive compensation award, the Company shall withhold 30-40% of the gross amount of such award and apply it to reduce the outstanding amount of the long-term loan. Notwithstanding such application, the employee shall still be taxed on the gross amount of any such award. The Company made available such housing assistance program to certain of its non-executive officers. No executive officers are permitted to participate in this program. In the first quarter of 2005, the remaining outstanding short term bridge load under this program was repaid. As of March 31, 2005 and December 31, 2004, the outstanding balance of the three long-term loans was an aggregate amount of approximately $2.4 million and $2.5 million, respectively.

DESCRIPTION OF CERTAIN INDEBTEDNESS
      The following summary of material provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.
Working Capital Facility
      Availability. In June 2003, we entered into a Working Capital Facility with an aggregate commitment of up to $150.0 million with a syndicate of lenders. Such Working Capital Facility was used to provide our exit financing pursuant to the Plan of Reorganization, to pay transaction expenses incurred in connection therewith and was used to refinance our then existing indebtedness. In October 2003, we amended such Working Capital Facility to reduce the aggregate commitments to up to $75.0 million and repaid all amounts outstanding thereunder with the proceeds of the offering of the Senior Secured Notes. In December 2004, we entered into a second amendment to our working capital facility to amend certain items including extending the maturity date. In April 2005, we entered into a third amendment to our Working Capital Facility to increase availability from $75.0 million to up to $100.0 million (including a $40.0 million sub-limit for letters of credit). As of May 28, 2005, we had $50.0 million of availability under the Working Capital Facility after taking into account $24.4 million of outstanding and undrawn letters of credit.
      Term. Our Working Capital Facility matures in April 2010.
      Security. Our Working Capital Facility is secured by a first priority perfected security interest in all of our existing and after-acquired tangible and intangible assets, except for our rental equipment and inventory, and secured by a first priority pledge of the capital stock of our subsidiaries. The Company may also grant to the lenders under such facility certain mortgages and other security interests on certain real property owned by the Company.
      Interest. Under the terms of our Working Capital Facility, availability is subject to a borrowing base test based upon eligible trade accounts receivable, titled vehicles and real estate. Borrowings under the Working Capital Facility bear interest at floating rates equivalent to either a base rate, as defined therein, plus a margin ranging from 0.25% to 1.00%, or at LIBOR plus a margin ranging from 1.50% to 2.50%; provided, however, that until June 30, 2005, the applicable margin shall be no less than 0.50% for base rate loans and no less than 2.50% for LIBOR loans.
      Fees. Letters of credit fees range from 1.50% to 2.50%. There is an unused commitment fee of 0.375% to 0.50% and a letter of credit fronting fee of 0.125%.
      Events of Default. Our Working Capital Facility also defines certain customary events of default, including the occurrence of any event of default under the Senior Secured Notes and the Notes.
      Covenants. Our Working Capital Facility contains the following covenants:

Financial Covenants

Cash Flow. We must maintain a debt to cash flow ratio, as defined, of not greater than 3.00 to 1.00 for the trailing 12-month period for each fiscal quarter during the term of the facility. At March 31, 2005, we were in compliance with this requirement.

Affirmative Covenants

Financial Information. We must furnish to the lenders:

•	within 115 days after the end of each fiscal year, our audited consolidated financial statements and unaudited consolidating income statements for each of our operating regions;

•	within 45 days after the end of each fiscal quarter, our unaudited consolidated financial statements and consolidating income statements for each of our operating regions;

•	at the time of delivery of the quarterly and annual financial statements, an officer’s certificate confirming compliance with the credit agreement;

•	a weekly borrowing base report (and monthly supporting documentation);

•	copies of all management letters and other material reports by our accountants;

•	copies of financial statements, reports to stockholders and reports filed with the Commission;

•	an annual budget for each fiscal year;

•	copies of all notices between the Company and the holders of our Convertible Subordinated Notes;

•	notices of a default or event of default; and

•	such other information as the lenders may reasonably request.

Financed Rental Machinery and Equipment. If we secure financing to purchase rental equipment, other than funds from our revolving credit facility or senior secured notes, we are obligated to secure an intercreditor agreement for the benefit of the lenders or exclude those assets from our borrowing base.

Corporate Existence. We must maintain our corporate existence and general nature of our business.

ERISA. We must deliver to the administrative agent certain ERISA information.

Proceedings or Adverse Changes. We must notify the administrative agent of any material proceedings being instituted by or against us or of any material adverse change to our business or financial condition.

Environmental Matters. We must comply in all material respects with all environmental laws.

Books and Records. We must maintain books and records pertaining to the lenders’ collateral in good business practice, provide the administrative agent with access to our premises to conduct periodic field examinations, inspect the collateral and discuss our business with our management or our accountant.

Collateral Records. We must execute and deliver written statements and schedules as the administrative agent may require.

Security Interests. We must defend the lenders’ collateral against all adverse claims.

Insurance; Casualty Loss. We must maintain public liability, third party property damage and replacement value insurance on the lenders’ collateral in such amounts satisfactory to the administrative agent.

Taxes. We must pay all taxes unless we have a good faith dispute and adequate reserves have been established.

Compliance With Laws. We must comply with all applicable laws.

Use of Proceeds. We must use the revolving credit facility only to refinance existing indebtedness, for working capital, for capital expenditures and for general corporate needs.

Fiscal Year; Accounting Policies. Without notice to the lenders, we cannot change our fiscal year end from December 31 or materially change our accounting policies related to the lenders’ collateral.

Notification of Certain Events. We must notify the administrative agent of any event or development that could reasonably be expected to have a material adverse effect on our business or financial condition.

Additional Borrowers. We cannot form any foreign subsidiaries and new domestic subsidiaries must become parties to the credit agreement and related documents.

Schedules of Accounts and Purchase Orders. We will execute and deliver at the administrative agents request confirmatory schedules of accounts and other appropriate reports describing the accounts. We must also provide copies of customer purchase orders.

Collection of Accounts. We will enforce, collect and receive all amounts owing on the accounts.

Credit Memoranda. We will issue credit memoranda upon accepting returns or granting allowance.

Acknowledgment Agreements. We will assist in obtaining acknowledgment agreements from all landlords from whom we lease.

Trademarks. We must preserve our proprietary rights.

Maintenance of Property. We must keep our properties useful.

Revisions or Updates to Schedules. We must update the schedules if there are any material changes.

Tax Shelter Regulations. We must provide administrative agent with a copy of IRS Form 8886 if we choose to treat the loans or letters of credit as a “reportable transaction.”

Delivery of Vehicle Titles. We must deliver certificates of title for our titled vehicles.

Investment Accounts. We must deliver control agreements to the administrative agent if the fair market value of investments in any individual investment account or the aggregate fair market value of investments in all investment accounts exceeds $150,000.

Negative Covenants

Restrictions on Liens. We cannot permit any liens on any of our assets, except for certain permitted liens, which include, among other types of liens, liens on the collateral securing our senior notes, liens securing purchase money indebtedness and certain inchoate liens.

Restrictions on Additional Indebtedness. We cannot incur additional indebtedness other than permitted indebtedness, which includes, among other types of indebtedness, purchase money indebtedness; indebtedness that existed as of October 23, 2003, the Senior Secured Notes and the Notes.

Restrictions on Sale of Assets. We cannot dispose of any assets other than (a) inventory in the ordinary course, (b) rental machinery and equipment in the ordinary course, (c) obsolete or worn equipment and vehicles, (d) real estate assets where the aggregate net cash proceeds each fiscal year is less than $10.0 million, and (e) other types of ordinary assets dispositions.

No Corporate Changes. We must give the lenders 30-days’ advance notice if we intend to take certain corporate actions such as changing our name, location of our chief executive office or entering into new lines of business. We also cannot merge or consolidate without the consent of the lenders, unless we are the surviving entity.

No Guarantees. We cannot guarantee the obligations of other persons, except (a) endorsements of negotiable instruments in the ordinary course, (b) indemnities in connection with inventory transactions or other permitted asset transactions and (c) in connection with the incurrence of permitted indebtedness.

No Restricted Payments. There are restrictions on our ability to pay dividends and make similar distributions, except we can make (a) distributions and dividends from one borrower to another, (b) repurchase capital stock from departing employees or officers, (c) repurchase capital stock and notes pursuant to the terms of the call agreement between us and the creditors’ trust established at our emergence from bankruptcy, (d) repay our outstanding Convertible Subordinated Notes, and (e) as permitted by the “affiliate transactions” discussed below.

No Investments. We cannot make any investments other than permitted investments, which include, among other types of investments, investments in short-term securities, investments with respect to permitted acquisitions and repurchases of our securities pursuant to the call agreement we have with the creditors’ trust which holds certain of our securities.

No Affiliate Transactions. We cannot enter into any transactions with any affiliates except (a) in the ordinary course of business and upon terms no less favorable than could be obtained in a comparable arm’s-length transaction or (b) for certain affiliate transactions that have been disclosed to the lenders.

No Prohibited Transactions Under ERISA. We are prohibited from engaging in certain ERISA transactions.

No Additional Bank Accounts. We are prohibited from maintaining banking accounts that are not subject to control agreements, other than certain payroll and cash management accounts and accounts where we keep de minimus balances.

No Excess Cash. We may not maintain in excess of $5.0 million in the aggregate in our checking, savings or other accounts.

Issuance of Stock. We cannot issue certain types of redeemable capital stock, but we can issue common stock and preferred stock.

Additional Negative Pledges. We cannot give other parties negative pledges on our assets except for customary non-assignment provisions in agreements entered into in the ordinary course.

Other Indebtedness. We cannot modify or amend the terms of our senior secured notes or our subordinated debt in a manner that would be adverse to the lenders under our revolving credit agreement.

Sale and Leaseback. We cannot enter into sale — leaseback transactions, other than those in which the aggregate net cash proceeds in a fiscal year do not exceed $10.0 million.

Licenses, Etc. We cannot enter into licenses of, or restrict the use of, any of our proprietary rights.

Limitations. We cannot enter into agreements which would restrict us, or our subsidiaries, from paying dividends or making similar distributions of cash or property, other than as permitted under the credit agreement.
Convertible Subordinated Notes
      The Convertible Subordinated Notes are due and payable in full on June 13, 2008, subject to acceleration upon default. The Convertible Subordinated Notes bear interest at 6.5% per annum, payable quarterly. At our option, interest payments may be deferred for any period of time up to maturity. In September 2003, we notified the holders of the Convertible Subordinated Notes that we were deferring interest payments on such notes until further notice. The Convertible Subordinated Notes are callable at any time at our option. Calls within the first two years are at 103.25% of par if in connection with a sale of the Company or other business combination, or otherwise at 106.5%. Calls after the first two years are at par. The principal amounts of Convertible Subordinated Notes are convertible in increments of $1,000 or greater into shares of common stock, at the option of the note holder, and if and after the common stock is publicly traded, at our option. Voluntary conversions by holders are at a conversion price of $242.00 per share, with accrued interest being forfeited. Forced conversions are at a conversion price equal to the average closing price of a share of common stock on the New York Stock Exchange (or other exchange or national quotation system on which the common stock is then listed or quoted) over the twenty trading days ending immediately prior to the date of our written notice to payee to convert the Convertible Subordinated Notes (subject to a maximum of $242.00 per share) plus accrued interest payable in cash. The Convertible Subordinated Notes are subordinated to any of our indebtedness for borrowed money owing from time to time. Absent any default in respect of senior indebtedness, we may make scheduled payments of principal, premium, and interest in respect of the Convertible Subordinated Notes. No payments shall be made in respect of the Convertible Subordinated Notes following the occurrence and during the continuation of a payment default in respect of senior indebtedness, or for a period of up to 270 days following the occurrence and during the continuance of any other default in respect of senior indebtedness.
      On April 14, 2005, we launched a consent solicitation seeking the consent of the holders of the Senior Secured Notes to amend the indenture governing the Senior Secured Notes to allow the Company to redeem all of its outstanding Convertible Subordinated Notes. On April 20, 2005, the Company received the requisite number of consents and on April 26, 2005 entered into a supplemental indenture to effect the amendment. As of March 31, 2005, the aggregate principal amount of the convertible subordinated notes was $45.2 million, with $5.6 million of accrued but unpaid interest.
Senior Secured Notes
      In October 2003, we completed a private offering of $250.0 million aggregate principal amount of the Original Senior Secured Notes. The net proceeds were used to repay amounts outstanding under our working capital facility, equipment-related purchase money obligations, equipment leases, and for other general corporate purposes. We can redeem all of the Senior Secured Notes on or after October 15, 2007. We may also redeem up to 35% of the notes prior to October 15, 2006 with the net proceeds of an equity offering at 109.5% of their principal amount, plus accrued interest; provided that at least 65% of the aggregate principal amount of the notes issued must remain outstanding after such redemption. The notes were issued by NationsRent Companies, Inc. and are guaranteed by all of our direct and indirect subsidiaries. NationsRent Companies, Inc. has no independent assets or operations, the guarantees are full and unconditional and joint and several, and there are no other subsidiaries other than the guarantors. There are no restrictions on our ability to obtain funds from our subsidiaries.
      In April 2004, we filed the registration statement with the Commission with respect to the New Senior Secured Notes that have substantially identical terms as the Original Senior Secured Notes, except that the New Senior Secured Notes are freely transferable. The registration statement was declared effective by the Commission in July 2004 and promptly thereafter, we commenced an exchange offer, pursuant to which holders of the Original Senior Secured Notes were able to exchange the Original Senior Secured Notes for the New Senior Secured Notes. The New Senior Secured Notes evidence the same debt as the Original Senior Secured Notes, are entitled to the benefits of the indenture governing the Original Senior Secured Notes and will be treated under the indenture as a single class with the Original Senior Secured Notes. In September 2004, we completed the exchange offer with 100% of the Original Senior Secured Notes being exchanged for New Senior Secured Notes.
      The Senior Secured Notes and the guarantees are secured by a first priority lien on substantially all of our rental equipment (other than titled vehicles), subject to certain permitted liens and certain other liens. We are required to maintain a collateral value coverage ratio of at least 2.0 to 1.0. At December 31, 2004, we were in compliance with this requirement.
      We pay interest on the Senior Secured Notes semi-annually in cash, in arrears, on October 15 and April 15 at an annual interest rate of 9.5%.

      The indenture governing the notes contains, among other things, the following covenants:

Affirmative Covenants

Payment of Notes. We must pay the principal of, premium, or interest on the Senior Secured Notes on the dates provided in the indenture.

Maintenance of Office or Agency. We must maintain an office or agency where notes may be presented for transfer, exchange, or payment and notices may be served on us.

Corporate Existence. We must maintain our corporate existence and general nature of our business.

Taxes. We must pay all taxes unless we have a good faith dispute and adequate reserves have been established.

Maintenance of Property. We must keep our properties in good working condition and make all necessary repairs.

Insurance. We must maintain insurance against loss or damage of the nature appropriate for conduct of our business.

Compliance Certificate; Opinions; Notice of Default. We must deliver:

•	within 90 days after the end of our fiscal year an officers’ certificate to the trustee stating we have complied with all requirements of the indenture;

•	opinions of counsel as required by the indenture; and

•	within 5 days of an event of default an officers’ certificate specifying the event.

Compliance with Laws. We must comply with all applicable laws.

Reports to Trustee and Holders. We must furnish to the trustee and holders:

•	within 90 days after the end of each fiscal year, all annual information required by Form 10-K;

•	within 45 days after the end of each fiscal quarter, all quarterly information required by Form 10-Q; and

•	all current reports on Form 8-K.

Negative Covenants

Waiver of Stay, Extension or Usury Laws. We cannot plead or take advantage of any usury law that would prevent us from paying the principal, premium, or interest on the Senior Secured Notes.

No Restricted Payments. There are restrictions on our ability to pay dividends, purchase or redeem capital stock, make principal payments on debt subordinate to the Senior Secured Notes and make investments other than permitted investments, except we can:

•	make payments of dividends that were permitted on the date of declaration;

•	repurchase shares of our capital stock in exchange for other shares of our qualified capital stock or through the application of net proceeds of a concurrent sale for cash of our shares of qualified capital stock;

•	acquire any of our or our subsidiaries indebtedness that is subordinate to the Senior Secured Notes and guarantees in exchange for other shares of our qualified capital stock or through the application of net proceeds of a concurrent sale for cash of our shares of qualified capital stock;

•	make an investment through the application of net proceeds of a concurrent sale for cash of shares of our qualified capital stock;

•	repurchase capital stock from stockholders and departing employees or officers;

•	repurchase capital stock and notes pursuant to the terms of the call agreement between us and the creditors’ trust established at our emergence from bankruptcy;

•	make restricted payments that in aggregate amount do not exceed $5.0 million; and

•	repay our outstanding Convertible Subordinated Notes.

Restrictions on Additional Indebtedness. We cannot incur additional indebtedness other than permitted indebtedness.

Additional Subsidiary Guarantors. If we transfer property to a restricted subsidiary that is not a guarantor, we must take all actions to make such subsidiary a guarantor.

Repurchase on Change of Control. Upon a change of control, we must notify each holder and make an offer to repurchase our outstanding Senior Secured Notes.

Limitations on Assets Sales. We cannot dispose of assets unless we receive fair market value for the assets and at least 75% of consideration in the form of cash.

Impairment of Security Interest. We cannot take any action that would impair the liens with respect to the collateral.

Limitation on Liens. We cannot permit any liens on any of our assets, except for certain permitted liens, which include, among other types of liens, liens on the collateral securing our senior notes, liens securing purchase money indebtedness and certain inchoate liens.

Conduct of Business. We must not engage in any business that is not reasonably related to our current business.

Limitation on Issuances and Sales of Capital Stock of Subsidiaries. We must not permit our restricted subsidiaries to issue or sell capital stock or permit any person to own or hold capital stock, liens, or security interests of our restricted subsidiaries.

Repurchase by the Company upon Collateral Triggering Event. We must make an offer to purchase on a pro-rata basis a principal amount of notes if the collateral value coverage ratio is less than 2.0 to 1.0.

Limitation on Sale and Leaseback Transactions. We cannot enter into sale and leaseback transactions with a few exceptions.
      The indenture also contains various customary events of default, including the following:

•	the failure to pay premium, interest, and principal on the notes;

•	a default in the observance or performance of any other covenant or agreement in the indenture which continues for 30 days after notice is given;

•	the failure to pay at final maturity the principal amount of any indebtedness or acceleration of the final maturity of, any other indebtedness that aggregates $10.0 million or more.

•	one or more judgments in an aggregate amount in excess of $10.0 million

•	certain events of bankruptcy or insolvency

•	the security agreement ceases to be in full force and effect

•	we contest the effectiveness, validity, or enforceability of the security agreement; and

•	any guarantee of our subsidiaries ceases to be in full force and effect or is declared to be null and void and unenforceable.

DESCRIPTION OF THE NEW NOTES
      We issued the Original Notes on April 26, 2005 under an indenture (the “Indenture”) among us, the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”). The terms of the New Notes are identical in all material respects to the terms of the Original Notes, except for the transfer restrictions and registration rights relating to the Original Notes. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. A copy of the Indenture may be obtained from the Company. You can find definitions of certain capitalized terms used in this description under “— Certain Definitions.” In this Description of the New Notes, references to the “Company,” “we” and “us” include only NationsRent Companies and not its Subsidiaries. References to the “Notes” in this section of the prospectus refer to both the “Original Notes” and the “New Notes,” unless the context otherwise requires.
      The Notes will be our senior obligations and will rank equally in right of payment with all of our other senior obligations and senior in right of payment with all Indebtedness which by its terms is subordinated to the Notes. The Notes will be guaranteed, jointly and severally, on a senior unsecured basis by the Guarantors, as set forth under “guarantees” below. The Notes and Guarantees will be effectively subordinated to our secured Indebtedness (including Capitalized Lease Obligations, Purchase Money Indebtedness, the Working Capital Facility, the Senior Secured Notes and Indebtedness secured by Permitted Liens on our assets (including any Secured Indebtedness incurred pursuant to “Certain Covenants — Limitation on Incurrence of Additional Indebtedness”)) to the extent of the assets securing such Indebtedness.
Form, Denominations, Registrar and Paying Agents
      We will issue the New Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The trustee will initially act as paying agent and registrar for the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the registrar, which will initially be the Trustee’s corporate office. Registration of transfers of the New Notes will be effected without charge by or on behalf of the Company but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. We may change any paying agent and registrar without notice to holders of the Notes. We will pay principal (and premium, if any) on the New Notes at the Trustee’s corporate office in Wilmington, Delaware. At our option, interest may be paid at the trustee’s corporate trust office, by check mailed to the registered address of holders, or by wire sent to the accounts designated by the holders.
Principal
      The Notes will initially be issued in a $150.0 million aggregate principal amount in the New Notes offering. An unlimited amount of additional notes and an unlimited amount of additional obligations in other series may be issued under the Indenture, subject to the limitations on incurrence of Indebtedness and Liens described below. The Notes and any additional Notes will be substantially identical other than the issuance dates and the dates from which interest will accrue. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes,” references to the Notes include any additional Notes actually issued. Any Original Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. Because, however, any additional notes may not be fungible with other notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different Global Note or notes, and otherwise be treated as a separate class or classes of notes for other purposes.

Maturity
      Any Original Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. The Notes will mature on May 1, 2015.
Interest
      Interest on the Notes will accrue at the rate of 9 1/2% per annum and will be payable semiannually in cash on each May 1 and November 1, commencing on November 1, 2005, to the persons who are registered holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional interest may accrue on the Notes in certain circumstances pursuant to the registration rights agreement.
Guarantees
      The full and prompt payment of our payment obligations under the Notes and the Indenture is guaranteed, jointly and severally, by all present and future, direct and indirect, Restricted Subsidiaries. Each Guarantor has fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, to each holder and the trustee, the full and prompt performance of our obligations under the indenture, the notes, including the payment of principal of, interest on and premium, if any, on the notes.
      The Guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor.
      The Guarantees will be effectively subordinated to our Capitalized Lease Obligations, Purchase Money Indebtedness, the Senior Secured Notes, the working capital facility, and any secured Indebtedness incurred pursuant to “Certain Covenants — Limitations on Incurrence of Additional Indebtedness,” in each case, to the extent of the assets securing such Indebtedness. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
      Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See “Certain Covenants — Merger, Consolidation and Sale of Assets” and “— Limitation on Asset Sales.”
Optional Redemption
      Optional Redemption after May 1, 2010. Except as described below, the Notes are not redeemable before May 1, 2010. We may redeem the Notes at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the year set forth below:

Year	Percentage

2010	104.750%
2011	103.167%
2012	101.583%
2013 and thereafter	100.000%
      In addition, we must pay accrued interest on the Notes redeemed.
      Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to May 1, 2009, we may, at our option, use part or all of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the Notes originally issued under the Indenture at a redemption price of 109.500% of the aggregate principal amount thereof, plus accrued interest thereon to the date of redemption; provided that:

(1) at least 65% of the original principal amount of Notes remains outstanding immediately after any such redemption; and

(2) we make such redemption not more than 120 days after the consummation of any such Equity Offering.
      “Equity Offering” means any private or public offering of Qualified Capital Stock of the Company or any holding company of the Company (other than issuances to the Company or any of its Restricted Subsidiaries).
      We are not obligated to use any proceeds from any Equity Offering to repurchase any Notes.
Selection and Notice of Redemption
      In the event that we choose to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes may be then listed; or

(2) on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.
      No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.
      Notwithstanding the foregoing, we do not have any obligation, nor any current intention, to list the Notes on any securities exchange.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
      We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase the Notes as described under the captions “— Repurchase upon Change of Control” and “— Certain Covenants — Limitation on Asset Sales.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase Upon Change of Control
      Upon the occurrence of a Change of Control, the Company shall make an offer to each Holder to purchase all or a portion of such Holder’s Notes using immediately available funds pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued interest to the date of purchase.
      Within 30 days following the date upon which the Change of Control occurred, we must send, by registered first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.
      We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
      If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding Notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing and the terms of our Indebtedness, including the Indenture, may restrict our ability to obtain such financing.
      The Trustee may not waive the covenant to offer to purchase the Notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or the Board of Directors of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.
      We will comply with applicable securities laws in connection with the repurchase of Notes pursuant to a Change of Control Offer. If any applicable securities laws or regulations conflict with the Indenture, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the Indenture.
Certain Covenants
      The Indenture will contain, among others, the following covenants:
      Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness other than Permitted Indebtedness and Indebtedness permitted by the following paragraph.

      The Company or any of its Restricted Subsidiaries that is (or, upon such incurrence, becomes) a Guarantor may incur Indebtedness if:

(1) the Consolidated Fixed Charge Coverage Ratio of the Company, after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom, is greater than 2.5 to 1.0; and

(2) no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of such Indebtedness.
      Limitation on Sale and Leaseback Transaction. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless (1) the Company or such Restricted Subsidiary would be entitled to (a) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sales and Leaseback Transaction pursuant to the covenant described under “— Limitation on Incurrence of Additional Indebtedness” and (b) create a Lien on such property securing such Attributable Debt pursuant to the covenant described under “—Limitation on Liens,” and, (2) if the sale pursuant to the Sale and Leaseback Transaction is an Asset Sale, the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Asset Sales.”
      Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or its Restricted Subsidiaries or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee; or

(4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”)
if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing or would result therefrom; or

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness;” or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property as determined in good faith by the Board of Directors of the Company at the time of the making thereof) shall exceed the sum of:

(w) 50% of the cumulative Consolidated Distributable Income (or if cumulative Consolidated Distributable Income is a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and ending on the last day of the Company’s last fiscal quarter ending prior to the date the Restricted Payment occurs for which financial statements are available (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company; plus

(y) 100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

(z) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid).
      Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, an Investment through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(5) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, the repurchase, or other acquisition, of shares of Capital Stock of the Company from (a) employees, former employees, directors or former directors of the Company (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements and restricted stock agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; (b) stockholders of the Company pursuant to the terms of any of the agreements (including stockholders agreements) or plans (or amendments thereto) under which the Company has the option or the obligation to purchase shares of such Capital Stock; and (c) the NationsRent Unsecured Creditor’s Liquidating Trust, pursuant to that certain Call Agreement dated as of June 13, 2003 by and between the Company and Perry Mandarino, as trustee on behalf of the NationsRent Unsecured Creditor’s Liquidating Trust, a Delaware business trust; provided, however, that (i) the aggregate amount of such repurchases and other acquisitions under subsections (a) and (b) shall not exceed

$2.0 million in any fiscal year, and (ii) the aggregate amount of such repurchases and other acquisitions under subsection (c) shall not exceed $5.0 million in the aggregate;

(6) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, Restricted Payments in an aggregate amount not to exceed $5.0 million subsequent to the Issue Date; and

(7) if no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, the repurchase, prepayment or other acquisition of any or all of the Company’s Convertible Subordinated Notes, including any and all accrued and unpaid interest thereon and premium, if any, with respect thereto.

      In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the second preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (4), (5) and (6) shall be included in such calculation.
      Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers’ certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements.
      Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided, however, that the amount of any Indebtedness or other liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than Indebtedness or other liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such Indebtedness or other liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such Indebtedness or other liabilities; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 210 days of receipt thereof either to:

(a) repay (i) Indebtedness secured by the assets that are the subject of such Asset Sale (and permanently reduce the commitments thereunder) or (ii) the Senior Secured Notes;

(b) make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in any other properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto; or

(c) make a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).
      On the 210th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) or (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) we must make an offer (the “Net

Proceeds Offer”) to purchase on a pro rata basis an aggregate principal amount of Notes equal to the Net Proceeds Offer Amount.
      The purchase price in the Net Proceeds Offer will be equal to 100% of the aggregate principal amount of the Notes, plus accrued interest to the purchase date.
      If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.
      The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to the immediately preceding paragraph).
      In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.
      If we are required to make a Net Proceeds Offer, within 25 days following the Net Proceeds Offer Trigger Date, we must send a notice of a Net Proceeds Offer to each of the record Holders shown on the register of Holders, with a copy to the Trustee, and we shall comply with the procedures set forth in the Indenture. Holders electing to have a Note purchased pursuant to a Net Proceeds Offer will be required to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.
      We will comply with applicable securities laws in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. If any applicable securities laws or regulations conflict with the Indenture, we will comply with the applicable securities laws and will not be deemed to have breached our obligations under the Indenture.
      Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) the Indenture;

(c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) any Credit Agreement;

(f) agreements or instruments existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; or

(g) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).
      Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a Guarantor) or permit any Person (other than the Company or a Guarantor) to own or hold any Capital Stock of any Restricted Subsidiary of the Company or any Lien or security interest therein (other than Permitted Liens); provided, however, that this provision shall not prohibit the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the “— Limitation on Asset Sales” covenant.
      Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.
      Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition, the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “— Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.
      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) to another Person or group may be uncertain.
      The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released.
      Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “— Limitation on Asset Sales”) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.
      Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly-Owned Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.
      Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.
      All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan), other than those described in paragraph (b) below, involving aggregate payments or other property with a Fair Market Value in excess of $3.0 million shall be approved by a majority of the disinterested members of the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions and file the same with the Trustee. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan), other than those described in paragraph (b) below, that involves an aggregate Fair Market Value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.
      (b) The restrictions set forth in the clause (a) above shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Wholly-Owned Subsidiaries or exclusively between or among such Wholly-Owned Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto and any extension of the maturity thereof) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Restricted Payments permitted by the Indenture; and

(5) payments not to exceed $5.0 million in the aggregate since the Issue Date.
      Additional Restricted Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary (or other Person that thereupon becomes a Restricted Subsidiary) that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise make an Investment in another Restricted Subsidiary (or other Person that thereupon becomes a

Restricted Subsidiary) that is not a Guarantor, then such transferee or acquired or other Restricted Subsidiary shall:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior unsecured basis all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

(2) take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing; and

(3) deliver to the Trustee an opinion of counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation (subject to normal and customary exceptions) of such Restricted Subsidiary.
      Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.
      Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.
      Reports to Holders. The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and, upon request, to the Holders of Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K as if the Company were required to file such Forms, within 90 days of each fiscal year end with respect to each filing on Form 10-K and within 45 days after each quarter end with respect to each Form 10-Q (provided that, if the Commission’s rules and regulations require either of such filings to be made within a shorter time period, then the Company will furnish such filings to the Trustee within such shorter time period), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accounts; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K as if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.
      In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing). In addition, the Company has agreed that, prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.
      Payment for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes or the Registration Rights Agreement unless such consideration is offered to be paid, and is paid, to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Events of Default
      The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay premium, if any, interest on any Notes or any other amount (other than principal for the Notes) when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest on any Note) which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $10.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $10.0 million (which are not covered by insurance as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 consecutive days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; or

(7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).
      If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.
      If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

      The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes then outstanding may rescind and cancel such declaration and its consequences if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.
      No such rescission shall affect any subsequent Default or impair any right consequent thereto.
      The Holders of a majority in principal amount of the Notes then outstanding may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any Notes.
      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to the provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
      No past, present or future director, officer, employee, incorporator, or stockholder of the Company, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
      Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.
Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders to receive solely from the trust fund described below payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) Legal Defeasance provisions of the Indenture.
      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that: (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.
      Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture by the Company; and

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
Modification of the Indenture
      From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

(2) reduce the rate of, or change or have the effect of changing, the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of, or change or have the effect of changing, the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase Notes arises thereunder following a Change of Control or Asset Sale, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated, or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders;

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.
Governing Law
      The Indenture will provide that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
The Trustee
      Following the Exchange Offer and the qualification of the Indenture under the TIA, the Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the TIA. Subject to such provisions, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any Holder of Notes, unless offered reasonable indemnity by such Holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.
      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions
      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.
      “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person becomes a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.
      “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.
      “Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.
      “Asset Sale” means any transfer by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Guarantor of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company (other than in the ordinary course of business); provided, however, that “Asset Sale” does not include: (a) any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $10.0 million; (b) any transfer of all or substantially all of the assets of the Company as permitted under “— Merger, Consolidation and Sale of Assets;” (c) any Restricted Payment permitted by the “— Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment; (d) any transfer of Cash Equivalents, (e) any transfer of used, worn out, obsolete or surplus equipment or other property or vehicles; (f) any Permitted Sale of Accounts Transaction and (g) any creation or enforcement of a Permitted Lien. In this definition, “transfer” includes any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value, and includes Sale and Leaseback Transactions.
      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).
      “Board of Directors” means, as to any Person, (1) the board of directors of such Person or (2) any duly authorized committee thereof.
      “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the secretary or an assistant secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
      “Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.
      “Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.
      “Change of Control” means the occurrence of one or more of the following events:

(1) the Permitted Holders, in the aggregate, cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least 35% of the total voting power of the Voting Stock of the Company; provided that in calculating such percentage, there shall be excluded from such calculation the dilution resulting from the issuance by the Company of its Voting Stock; and

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (1)(a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(b) individuals who on the Issue Date constituted the Board of Directors (of the type described in clause (1) of the definition thereof) of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by one or more of the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.
      “Commission” means the U.S. Securities and Exchange Commission.
      “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.
      “Company’s Convertible Subordinated Notes” means $45.2 million in aggregate principal amount of the Company’s outstanding 6.5% convertible subordinated promissory notes due 2008.
      “Consolidated Distributable Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(2) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Subsidiary of the referent Person by such Person;

(3) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(4) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries; and

(5) in the case of an Asset Acquisition, any earnings prior to such Asset Acquisition attributable to the assets acquired in such Asset Acquisition.

      “Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income;

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued (except to the extent included in Consolidated EBITDA in a previous period) in accordance with GAAP for such period (other than consolidation of Unrestricted Subsidiaries);

(b) Consolidated Interest Expense for such period; and

(c) the aggregate depreciation, amortization and non-cash expenses of such Person and its Restricted Subsidiaries for such period (excluding any such charges constituting an extraordinary item or loss or any such charge to the extent such charge requires an accrual of or a reserve for cash charges for any future period) less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP (other than consolidation of Unrestricted Subsidiaries); and

(3) one-third of Consolidated Rental Payments for such period.
      “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person for the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to (y) Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sale and any Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with the assets that are the subject of such Asset Sale or Asset Acquisition) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included whether or not includible pursuant to the definition of “Consolidated Net Income.” If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

      Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average rate of interest on such Indebtedness during the Four Quarter Period ending on or prior to the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.
      If the Company or any Restricted Subsidiary shall enter into a Credit Agreement with a commitment to provide financing, then the Company or Restricted Subsidiary shall treat the commitment as the incurrence of Indebtedness in an amount equal to the amount of such commitment from the date such commitment was obtained until the date such commitment was terminated, and any incurrence of Indebtedness pursuant to such commitment shall be permitted to the extent such incurrence would have been permitted on the date of the commitment.
      “Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs and debt issuance costs of such Person and its consolidated Restricted Subsidiaries during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its consolidated Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal; plus

(3) one-third of Consolidated Rental Payments for such period.
      “Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP (other than consolidation of Unrestricted Subsidiaries), and including, without duplication, (a) all amortization of original issue discount; (b) the interest component of Capitalized Lease Obligations; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees).
      “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP (other than consolidation of Unrestricted Subsidiaries); provided, however, that there shall be excluded therefrom, without duplication:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Subsidiary of the referent Person by such Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries; and

(8) in the case of an Asset Acquisition, any earnings prior to such Asset Acquisition attributable to the assets acquired in such Asset Acquisition (other than in a pro forma amount in a calculation of the Consolidated Fixed Charge Coverage Ratio).
      “Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.
      “Consolidated Rental Payments” of any Person means, for any period, the aggregate rental obligations of such Person and its Restricted Subsidiaries (not including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of the relevant leases), determined on a consolidated basis in accordance with GAAP (other than consolidation of Unrestricted Subsidiaries), payable in respect of such period (net of income from subleases thereof, not including taxes, insurance, maintenance and similar expenses that the sublessee is obligated to pay under the terms of such sublease), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Restricted Subsidiaries or in the notes thereto, excluding, however, in any event any obligations and payments under Capitalized Lease Obligations.
      “Credit Agreement” means (i) the Amended and Restated Credit Agreement dated as of October 23, 2003 (as amended through the Issue Date), among the Company and its Subsidiaries parties thereto, as borrowers, the financial institutions from time to time parties thereto, as lenders, and Wachovia Bank, National Association, as administrative agent, or (ii) any other agreement providing for revolving credit loans, term loans, receivables financing or letters of credit, together with, in each case, the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case, as such agreements and related documents may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.
      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.
      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
      “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
      “GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.
      “Guarantor” means (1) all Subsidiaries of the Company existing on the Issue Date and (2) each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided, that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.
      “Holder” means the Person in whose name a Note is registered on the registrar’s books.
      “Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs consistent with the Company’s past practice);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the obligation so secured;

(8) all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

      For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.
      The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.
      “Independent Financial Advisor” means any nationally-recognized accounting, appraisal or investment banking firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.
      “Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements. The principal amount of Indebtedness of a Person on any date represented by an Interest Swap Obligation of such Person shall be the amount that would be payable by such Person if the Interest Swap Obligation was terminated on such date.
      “Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the “— Limitation on Restricted Payments” covenant, (i) “Investment” shall include and be valued at the Fair Market Value (as determined in good faith by the Board of Directors) of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.
      “Issue Date” means the date of original issuance of the Notes.
      “Lenders” means, with respect to any Credit Agreement, the lenders party to such Credit Agreement.
      “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) but not a consignment in the ordinary course of business.

      “Net Cash” means, as of any date, the aggregate amount of cash and Cash Equivalents of the Company and its Restricted Subsidiaries less the aggregate amount of borrowings of such Persons outstanding under each revolving credit facility with a Lien on such cash and Cash Equivalents.
      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.
      “Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Permitted Holders” means The Baupost Group, L.L.C., Phoenix Rental Partners, LLC or any of their respective Affiliates.
      “Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued in the Offering or in the Exchange Offer in an aggregate outstanding principal amount not to exceed $150.0 million and the related Guarantees;

(2) Indebtedness represented by Capitalized Lease Obligations, Purchase Money Indebtedness and Indebtedness incurred pursuant to a Credit Agreement, in an aggregate principal amount at any time outstanding not to exceed $50.0 million;

(3) insurance premium financing, in an aggregate principal amount at any time outstanding not to exceed $5.0 million;

(4) other Indebtedness of the Company and its Restricted Subsidiaries issued or outstanding on the Issue Date;

(5) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed at the time of the incurrence thereof the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(6) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) Indebtedness of a Guarantor to the Company or to another Guarantor for so long as such Indebtedness is held by the Company or a Guarantor, subject to no Lien for the benefit of a Person other than the Company or a Guarantor; provided that (a) any such Indebtedness is subordinated, pursuant to a written agreement, to such Guarantor’s Obligations under the Indenture and its Guarantee and (b) if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(8) Indebtedness of the Company to a Guarantor for so long as such Indebtedness is held by a Guarantor, in each case subject to no Lien; provided that (a) any such Indebtedness is subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Guarantor owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(10) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements incurred in the ordinary course of business;

(11) Refinancing Indebtedness;

(12) guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

(13) Indebtedness arising from agreements of the Company or a Subsidiary providing for the guarantee, indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

(14) guarantees by the Company or a Restricted Subsidiary of Indebtedness of account debtors under account receivables sold by the Company or any of its Restricted Subsidiaries under Sale of Accounts Transactions so long as the aggregate principal amount of such Indebtedness guaranteed does not to exceed $10.0 million at any time outstanding; and

(15) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $2.0 million at any time outstanding.
      For purposes of determining compliance with the “— Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the

Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “— Limitation on Incurrence of Additional Indebtedness” covenant.
      “Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is, or will become immediately after such Investment, a Guarantor or that will merge or consolidate into the Company or a Guarantor;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s Obligations under the Notes and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business not in excess of $2.5 million at any time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6) Investments in the Notes and the Senior Secured Notes;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Company or its Restricted Subsidiaries as a result of an Asset Sale made in compliance with the “— Limitation on Asset Sales” covenant;

(9) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “— Limitation on Asset Sales” covenant;

(10) Investments consisting of guarantees that (a) are permitted pursuant to clause (14) of the definition of “Permitted Indebtedness” and (b) if secured, are only secured by Permitted Liens described in clause (19) of the definition thereof; and

(11) additional Investments not to exceed $10.0 million at any time outstanding.
      “Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens arising by reason of any judgment, decree or order of any court but not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (2) of the definition of “Permitted Indebtedness;” provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation and proceeds thereof;

(7) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted pursuant to clause (2) of the definition of “Permitted Indebtedness;” provided, however, that in the case of Purchase Money Indebtedness (a) such Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and proceeds thereof and (b) the Lien securing such Indebtedness shall be created within 364 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 364 days of such refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(12) Liens securing Indebtedness under Currency Agreements that are permitted under the Indenture;

(13) Liens securing insurance premium financing permitted pursuant to clause (3) of the definition of “Permitted Indebtedness;” provided that such Liens do not extend to any property or assets other than the insurance policies and proceeds thereof;

(14) Liens securing Acquired Indebtedness incurred in accordance with the “— Limitation on Incurrence of Additional Indebtedness” covenant; provided that: (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and proceeds thereof and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(15) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (4) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(16) Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) of the definition of the term “Permitted Indebtedness;”

(17) Liens of the Company or a Wholly-Owned Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(18) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the “— Limitation on Incurrence of Additional Indebtedness” provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(19) Liens securing guarantees that are permitted pursuant to clause (14) of the definition of “Permitted Indebtedness;” provided, that such guarantees shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the rights of the Company or such Restricted Subsidiary in the accounts receivables sold pursuant to the Sale of Accounts Transactions with respect to which such guarantees are made and the inventory sold by the Company or such Restricted Subsidiary that gave rise to such accounts receivables; and

(20) Liens securing Indebtedness incurred pursuant to “Certain Covenants — Limitation on Incurrence of Additional Indebtedness” (other than Permitted Indebtedness).

      “Permitted Sale of Accounts Transactions” means Sale of Accounts Transactions to the extent that any recourse to the Company or any of its Restricted Subsidiaries consists solely of guarantees that (a) are permitted pursuant to clause (14) of the definition of “Permitted Indebtedness,” (b) if secured, are only secured by Permitted Liens described in clause (19) of the definition thereof and (c) arise in connection with such Sale of Accounts Transactions.
      “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
      “Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of design, development, installation, construction or improvement, of property or equipment.
      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
      “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “— Limitation on Incurrence of Additional

Indebtedness” covenant or clauses (1), (4) or (11) of the definition of “Permitted Indebtedness”, in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by the Company and its Restricted Subsidiaries in connection with such Refinancing);

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

(3) change any of the respective obligors on such Refinancing Indebtedness;

(4) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness); or

(5) afford the holders of such Refinancing Indebtedness covenants, defaults, rights or remedies materially more burdensome to the obligors than those contained in the Indebtedness being refinanced.
      If the Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall remain subordinate to the Notes.
      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Guarantors and the initial purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.
      “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.
      “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.
      “Sale of Accounts Transaction” means sales by the Company or any of its Restricted Subsidiaries of accounts receivable to the extent (i) such transaction is effected with recourse to the Company or any of its Restricted Subsidiaries and (ii) the Company or such Restricted Subsidiary receives consideration in the form of (A) cash, (B) Cash Equivalents and/or (C) a credit against Indebtedness or accounts payable owing by the Company or such Restricted Subsidiary to the purchaser of such accounts receivable (or any combination of (A), (B) and (C)), in each case, at the time of each such sale at least equal to the Fair Market Value of the accounts receivable sold (as determined in good faith by the Company).
      “Senior Secured Notes” means the 9.5% Senior Secured Notes due 2010 that were issued by the Company on October 23, 2003 in an aggregate principal amount of $250.0 million.
      “Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.
      “Subsidiary” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or any combination thereof); or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or one or more Subsidiaries of such Person (or any combination thereof).
      “Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.
      The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.
      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.
      Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.
      “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.
      “Wholly-Owned Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

THE EXCHANGE OFFER
General
      We sold the Original Notes on April 26, 2005 in a transaction exempt from the registration requirements of the Securities Act. Jefferies & Company, Inc., the initial purchaser of the Original Notes, subsequently resold them to qualified institutional buyers in reliance on Rule 144A, to persons outside of the United States in reliance on Regulation S and to institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7), in each case under the Securities Act.
      In connection with the sale of Original Notes to the initial purchaser, the holders of the Original Notes became entitled to the benefits of an exchange registration rights agreement dated April 26, 2005 among the Company, the Guarantors and the initial purchaser.
      Under the registration rights agreement, we became obligated to use our reasonable best efforts to file a registration statement in connection with an exchange offer within 180 days after the Issue Date, and use our reasonable best efforts to cause the Exchange Offer registration statement to become effective within 270 days after the Issue Date. The Exchange Offer being made by this prospectus, if consummated within these required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Original Notes properly tendered and not withdrawn on or prior to the Expiration Date. We will issue $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.
      Based on no-action letters issued by the staff of the Commission to third parties, we believe that holders of the New Notes may offer for resale, resell and otherwise transfer the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the New Notes are acquired in the ordinary course of the holder’s business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Neither an affiliate of ours within the meaning of Rule 405 under the Securities Act nor a broker-dealer that acquired Original Notes directly from us may exchange the Original Notes in the Exchange Offer. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the New Notes, does not acquire New Notes in the ordinary course of its business or is an affiliate of ours within the meaning of Rule 405 under the Securities Act cannot rely on the no-action letters of the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
      Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where Original Notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See “Plan of Distribution.”
      We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of the acceptance of those Notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from us and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, we will promptly deliver the New Notes upon consummation of the Exchange Offer or return the Original Notes if the Exchange Offer is withdrawn.

      If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “— Conditions to the Exchange Offer” without waiver by us, certificates for any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes promptly after the Expiration Date.
      Holders of Original Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes, pursuant to the Exchange Offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the Exchange Offer. See “— Fees and Expenses.”
Shelf Registration Statement
      If:

•	because of any change in law or applicable interpretations of the Staff of the Commission, we are not permitted to effect an Exchange Offer;

•	the Exchange Offer is not consummated within 330 days from the Issue Date;

•	in certain circumstances, certain holders of unregistered notes so request; or

•	in the case of (a) any holder is not permitted to participate in the Exchange Offer, (b) any holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act) or (c) any broker-dealer holds Notes acquired directly from us or one of our affiliates;
then in each case, we will (x) promptly deliver to the holders and the Trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (the “Shelf Registration Statement”), and (b) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable Notes have been sold thereunder.
      We will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).
      Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the Notes, we may suspend use of the prospectus included in any Shelf Registration Statement in the event that and for a period of time (a “Blackout Period”) not to exceed an aggregate of 60 days in any 12-month period we determine, in good faith, that (1) the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on the business, operations or prospects of the Company, or (2) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and that any such disclosure would jeopardize the success of the transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.
      If we fail to meet the targets listed above, then additional interest (the “Additional Interest”) shall become payable in respect of the Notes as follows:

(1) if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the Commission on or prior to 180 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount at maturity of the Notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(2) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 270 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 180th day following the date such Shelf Registration Statement was filed, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount at maturity of the Notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

(3) if (A) the Company has not exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the date that is 60 business days from the date the Exchange Offer Registration Statement was required to be declared effective, (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the consummation of the Exchange Offer, (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than during any Blackout Period relating to such Shelf Registration Statement, or after such time as all Notes have been disposed of thereunder) or (D) the Company issues a valid notice to suspend use of an Exchange Offer Registration Statement or Shelf Registration Statement, and such suspension exceeds the allowed number of days in the applicable Blackout Period, then Additional Interest shall accrue on the Notes at a rate of 0.25% per annum for the first 90 days commencing on (w) the 61st business day after such effective date, in the case of (A) above, or (x) the date the Exchange Offer Registration Statement ceases to be effective without being declared effective again within 30 days, in the case of (B) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (C) above, or (z) the day the Exchange Offer Registration Statement or Shelf Registration Statement ceases to be usable in case of (D) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that Additional Interest will not accrue under more than one of the foregoing clauses (1) to (3) at any one time; provided further, however,that the amount of Additional Interest accruing will not exceed 1.0% per annum; provided further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (2) above), or (c) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (3)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (3)(B) above), Additional Interest on the Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue. Notwithstanding the foregoing, no Additional Interest will accrue with respect to Notes that are not “registrable notes” within the meaning of the Registration Rights Agreement.
      Any amounts of Additional Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the Notes.
      The Registration Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which is available upon request to the

Company. In addition, the information set forth above concerning certain interpretations of and positions taken by the Staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.
Expiration Date; Extensions; Amendment
      The term “Expiration Date” means 5:00 p.m., New York City time, on                     2005, which is 30 days after the commencement of the Exchange Offer, unless we extend the Exchange Offer, in which case the term “Expiration Date” means the latest date to which the Exchange Offer is extended.
      In order to extend the Expiration Date, we will notify the exchange agent of any extension by oral, promptly followed by written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.
      We reserve the right:

(a) to extend the Exchange Offer or to terminate the Exchange Offer and not accept Original Notes not previously accepted if any of the conditions set forth under “— Conditions to the Exchange Offer” have occurred and have not been waived by us, if permitted to be waived by us, by giving oral or written notice of the extension or termination to the exchange agent, or

(b) to amend the terms of the Exchange Offer in any manner deemed by us to be advantageous to the holders of the Original Notes.
      We will notify you as promptly as practicable of any extension, termination or amendment. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment. Depending upon the significance of the amendment, we may extend the Exchange Offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.
      Without limiting the manner in which we may choose to publicly announce any extension, termination or amendment of the Exchange Offer, we will not be obligated to publish, advertise or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.
Conditions to the Exchange Offer
      Despite any other term of the Exchange Offer, we will not be required to accept for exchange, or exchange any New Notes for, any Original Notes, and we may terminate the Exchange Offer as provided in this prospectus before accepting any Original Notes for exchange if in our reasonable judgment:

•	the New Notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the Exchange Offer, or the making any exchange by a holder of Original Notes, would violate applicable law or any applicable interpretation of the staff of the Commission; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer.
      In addition, we will not be obligated to accept for exchange the Original Notes of any holder that has not made to us:

•	the representations described under “— General,” “— Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to make available to an appropriate form for registration of the New Notes under the Securities Act.
      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the Exchange Offer in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the Exchange Offer.
      In addition, we will not accept for exchange any Original Notes tendered, and will not issue New Notes in exchange for any such Original Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
Procedures for Tendering
      To tender its Original Notes for New Notes in the Exchange Offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; or

•	mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Original Notes and any other required documents.
      To be validly tendered, the documents, or a book-entry transfer, must reach the exchange agent by 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent by the Expiration Date.
      The tender by a holder of Original Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for them.
      The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by 5:00 p.m., New York City time, on the Expiration Date. No letter of transmittal or Original Notes should be sent to us.
      Only a holder of Original Notes may tender Original Notes in the Exchange Offer. The term “holder” with respect to the Exchange Offer means any person in whose name Original Notes are registered on the books of the registrar or any other person who has obtained a properly completed bond power from the registered holder.
      Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, referred to as an “eligible institution,” unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.
      If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Original Notes.
      If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act with the letter of transmittal.
      All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Original Notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes our acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time we determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have been made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Original Notes, unless otherwise provided in the letter of transmittal, promptly following the Expiration Date.
      In addition, we reserve the right in our sole discretion to:

(i) purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth under “— Conditions to the Exchange Offer,” to terminate the Exchange Offer in accordance with the terms of the registration rights agreement; and

(ii) to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.
      By tendering Original Notes pursuant to the Exchange Offer, each holder will represent to us that, among other things,

(i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder;

(ii) the holder is not engaged in and does not intend to engage in a distribution of the New Notes;

(iii) the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

(iv) the holder is not our “affiliate,” as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
Book-Entry Transfer
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at DTC, for the purpose of facilitating the Exchange Offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account with respect to the Original Notes in accordance with DTC’s procedures for transfers. Delivery of documents to DTC does not constitute delivery to the exchange agent.
Guaranteed Delivery Procedures
      Holders who wish to tender their Original Notes and

(a) whose Original Notes are not immediately available or

(b) who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the Expiration Date, may effect a tender if:

the tender is made through an eligible institution;

on or prior to the Expiration Date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of guaranteed delivery, or DTC’s electronic transmission to exchange agent, or by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of the Original Notes and the principal amount of Original Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the Expiration Date.
      Any Original Notes or other documentation that is not properly tendered or delivered in accordance with the foregoing procedures will be returned, without cost to the holder, promptly after the Expiration Date.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time by or prior to 5:00 p.m., New York City time, on the Expiration Date.
      To withdraw a tender of Original Notes in the Exchange Offer, (1) a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 5:00 p.m., New York City time, or (2) the Notes must be validly withdrawn through DTC’s book-entry system, on the Expiration Date. Any such notice of withdrawal must:

(a) specify the name of the depositor, who is the person having deposited the Original Notes to be withdrawn;

(b) identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(c) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of the Original Notes into the name of the depositor withdrawing the tender; and

(d) specify the name in which the Original Notes are being registered if different from that of the depositor.
      All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes that have been tendered but that are not accepted for exchange will be returned to their holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under “Procedures for Tendering” at any time on or prior to the Expiration Date.
Exchange Agent
      The Wilmington Trust Company has been appointed as exchange agent for the Exchange Offer, and is also the trustee under the indenture under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to Wilmington Trust Company, addressed as follows:

By Certified or Registered Mail:	By Hand or Overnight Delivery Service:

Wilmington Trust Company	Wilmington Trust Company
DC-1626 PO Box 8861	1100 North Market St
Wilmington, DE 19899-8861	Wilmington, DE 19890-1615
By Facsimile Transmission: (302) 636-4139
Telephone Confirmation: (302) 636-6470
Fees and Expenses
      We have agreed to bear the expenses of the Exchange Offer pursuant to the registration rights agreement. We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.
      We will pay the cash expenses to be incurred in connection with the Exchange Offer. These expenses include fees and expenses of the Wilmington Trust Company as exchange agent, accounting and legal fees and printing costs, among others.
Accounting Treatment
      The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange
      Holders of Original Notes who are eligible to participate in the Exchange Offer but who do not tender their Original Notes will not have any further registration rights, and their Original Notes will continue to be restricted for transfer. Accordingly, these Original Notes may be resold only:

(a) to us, upon redemption of the Original Notes or otherwise;

(b) so long as the Original Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

(c) in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

(d) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(e) under an effective registration statement under the Securities Act;
      in each case in accordance with any applicable securities laws of any state of the United States.
Regulatory Approvals
      We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the Exchange Offer, other than the effectiveness of the Exchange Offer Registration Statement under the Securities Act.
Other
      Participation in the Exchange Offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and condition of the Exchange Offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following summary describes the material U.S. federal income tax consequences of the Exchange Offer. The exchange of outstanding Original Notes for New Notes in the Exchange Offer will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of a New Note, the holding period of the New Note will include the holding period of the Original Note exchanged therefore and the basis of the New Note will be the same as the basis of the outstanding Original Note immediately before the exchange.
      In any event, persons considering the exchange of Original Notes for New Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date on which the Exchange Offer is consummated, or such shorter period as will terminate when all Original Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and such New Notes have been resold by such broker-dealers. In addition, dealers effecting transactions in the New Notes may deliver a prospectus.
      We will not receive any proceeds from any sale of New Notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 90 days from the date on which the Exchange Offer is consummated, or such shorter period as will terminate when all Original Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and such New Notes have been resold by such broker-dealers, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the holders of Original Notes, except as expressly set forth in the registration rights agreement, and will indemnify the holders of Original Notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the Commission, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable. In the event of a shelf registration, we have agreed to pay the expenses of one firm of counsel designated by the holders of notes covered by the shelf registration.
      If you are an affiliate of ours or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the New Notes, you cannot rely on the applicable interpretations of the Commission and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.
LEGAL MATTERS
      Our counsel, Stroock & Stroock & Lavan LLP, New York, New York, will issue an opinion regarding the validity of the New Notes and the new Guarantees and the enforceability of the Company’s obligations under the New Notes and the new Guarantees.

EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2004 and 2003, and for the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 31, 2003, and the year ended December 31, 2002, as set forth in their report. We have included our financial statements and schedule in this prospectus in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

NATIONSRENT COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,
	2005	2004

	(unaudited)
ASSETS
Cash and cash equivalents	$28,775	$40,625
Accounts receivable, net	69,270	79,974
Inventories	35,371	36,682
Prepaid expenses and other assets	13,132	12,885
Debt issuance costs, net	6,416	6,764
Rental equipment, net	400,311	368,176
Property and equipment, net	62,574	61,992
Intangible assets, net	8,270	8,263

Total Assets	$624,119	$615,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$102,033	$81,087
Accrued compensation and related taxes	8,510	15,742
Accrued insurance claims	16,760	16,001
Accrued expenses and other liabilities	35,946	28,931
Debt (Notes 4 and 10)	288,716	288,881

Total Liabilities	451,965	430,642

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock — $0.01 par value, 1,000,000 shares authorized, Series A, $72,002 liquidation preference, 72,002 shares issued and outstanding at March 31, 2005 and December 31, 2004	1	1
Common stock — $0.01 par value, 3,000,000 shares authorized, 1,669,588 shares issued and outstanding at March 31, 2005 and December 31, 2004	17	17
Additional paid-in capital	200,960	200,960
Deferred stock compensation	(952)	(1,164)
Accumulated deficit	(27,872)	(15,095)

Total Stockholders’ Equity	172,154	184,719

Total Liabilities and Stockholders’ Equity	$624,119	$615,361

The accompanying notes are an integral part of these condensed consolidated financial statements.

NATIONSRENT COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2005	March 31, 2004

Revenue:
Equipment rentals	$100,465	$93,082
Sales of equipment, merchandise, service, parts and supplies	40,073	26,941

Total revenue	140,538	120,023

Cost of revenue:
Cost of equipment rentals	62,670	59,584
Rental equipment depreciation and lease expense, and vehicle depreciation	30,480	28,852
Cost of sales of equipment, merchandise, service, parts and supplies	21,896	17,509

Total cost of revenue	115,046	105,945

Gross profit	25,492	14,078
Operating expenses:
Selling, general and administrative expenses	29,268	24,698
Non-rental equipment depreciation and amortization	1,884	2,161

Operating loss	(5,660)	(12,781)

Other (income) expense:
Interest expense	7,831	7,638
Reversal of pre-petition tax liabilities	(98)	—
Other, net	(436)	(132)

Total other expense	7,297	7,506

Loss before reorganization items	(12,957)	(20,287)
Reorganization items, net	(180)	—

Loss before provision for income taxes	(12,777)	(20,287)
Provision for income taxes	—	—

Net loss	$(12,777)	$(20,287)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NATIONSRENT COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2005	March 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,777)	$(20,287)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,364	31,013
Provision for doubtful accounts	1,586	1,866
Non-cash reorganization items	(180)	—
Amortization of deferred stock compensation	212	1,639
Amortization of deferred issuance costs and debt discount	744	711
Loss on disposal of non-rental equipment	184	132
Gain on disposal of rental equipment	(14,094)	(6,596)
Changes in operating assets and liabilities:
Accounts receivable	9,689	10,867
Inventories	1,326	482
Prepaid expenses and other assets	(247)	(1,770)
Accounts payable	21,126	(3,382)
Accrued expenses and other liabilities	94	10,427
Income taxes payable	—	(20)

Net cash provided by operating activities	40,027	25,082

CASH FLOWS FROM INVESTING ACTIVITIES, NET OF ACQUISITIONS:
Acquisition of business	(6,703)	—
Purchases of rental equipment	(66,345)	(29,692)
Purchases of property and equipment	(3,559)	(3,825)
Proceeds from disposal of rental equipment and vehicles	25,291	16,871

Net cash used in investing activities	(51,316)	(16,646)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of debt issuance costs	(102)	(32)
Repayments of debt	(459)	—

Net cash used in financing activities	(561)	(32)

Net increase (decrease) in cash and cash equivalents	(11,850)	8,404
Cash and cash equivalents, beginning of period	40,625	48,644

Cash and cash equivalents, end of period	$28,775	$57,048

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$212	$306

Cash paid for income taxes	$—	$20

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fixed assets acquired under financial obligations	$—	$1,212

Issuance of restricted stock	$—	$196

The accompanying notes are an integral part of these condensed consolidated financial statements.

NATIONSRENT COMPANIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005

1.	General

Reporting Entity
      NationsRent Companies, Inc. together with its subsidiaries (the “Company”) is one of the largest full-service equipment rental companies in the United States. The Company offers a comprehensive line of equipment for rent to a broad range of construction, industrial and homeowner customers. The Company also sells new and used equipment, parts, merchandise and supplies, and provides maintenance and repair services.

Reorganization Under Chapter 11
      On June 13, 2003 (the “Effective Date”), NationsRent, Inc., a Delaware corporation, together with its subsidiaries (the “Predecessor Company” or the “Debtors”) emerged from proceedings under Chapter 11 (the “Chapter 11 Cases”) of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to the terms of the First Amended Joint Plan of Reorganization of NationsRent, Inc. and its debtor subsidiaries dated February 7, 2003, as modified (the “Plan”). On the Effective Date, the Predecessor Company merged into an indirect subsidiary of the Company. In connection with its emergence from bankruptcy, the Company reflected the terms of the Plan in its consolidated financial statements by adopting the principles of Fresh Start Reporting in accordance with the American Institute of Certified Public accountants (“AICPA”) Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” For accounting purposes, the effects of the consummation of the Plan, as well as adjustments for Fresh-Start Reporting, were recorded in the consolidated financial statements as of June 1, 2003. Under Fresh-Start Reporting, a new entity is deemed to be created for financial reporting purposes and their recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values.

Restatements
      The Company’s unaudited condensed consolidated financial statements for the three months ended March 31, 2004 have been restated for the matters described in the Company’s Current Report on Form 8-K, dated March 30, 2005 as filed with the United States Securities and Exchange Commission (“SEC”) in March 2005. The accompanying unaudited condensed consolidated financial statements included in this report reflect such restatements.

Basis of Presentation
      The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and with rules and regulations of the SEC for interim financial reporting. In the opinion of management, the financial information included herein reflects all adjustments considered necessary for a fair presentation of interim results and all such adjustments are of a normal recurring nature. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain information and footnote disclosures normally included in complete financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules and regulations. These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in this prospectus. The results of operations for interim periods are not necessarily indicative of the results which may be reported for the year ending December 31, 2005.

NATIONSRENT COMPANIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The unaudited interim condensed consolidated financial statements include the accounts of the Company and its 100% wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation. Comprehensive loss was equal to net loss for all periods presented. Certain prior period amounts presented herein have been reclassified to conform to the current period’s presentation.
2.     Revenue Recognition
      Equipment rentals in the consolidated statements of operations include revenue earned on equipment rentals, rental equipment pick-up and delivery fees, loss damage waiver fees and fuel sales. Revenue earned on equipment rentals, rental equipment pick-up and delivery fees, and loss damage waiver fees are recognized on a straight-line basis over the rental contract period which may be daily, weekly or monthly. Fuel sales are recognized at the end of the rental contract period.
      Revenue from the sales of equipment, parts and supplies and retail merchandise is recognized at the time of delivery to, or pick-up by, the customer. When used rental equipment is sold, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the sale and the related book value of the equipment sold are reported as revenue from sales of equipment, merchandise, service, parts and supplies and cost of sales of equipment, merchandise, service, parts and supplies, respectively, in the accompanying consolidated statements of operations.
      The Company recognizes revenue from sales when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the price is fixed or determinable; and (iv) collectibility is probable.
      Revenue from the sale of equipment includes revenue earned in connection with sale/purchase agreements between the Company and certain manufacturers from whom the Company purchases new equipment. If the transaction meets the applicable accounting provisions of a monetary transaction under Accounting Principles Board (“APB”) No. 29, “Accounting for Nonmonetary Transactions,” and SFAS No. 153, “Exchanges of Nonmonetary Assets,” then revenue is recognized at the time of delivery to, or pick up by, the manufacturer. In certain instances, the sale transaction may contain a limited subjective right of return which extends the date of revenue recognition to the date the subjective right of return period lapses. The Company establishes fair market value for each unit of equipment sold in sale/purchase agreements based on independent appraisals. Any excess sale price over the fair market value of the used equipment sold is accounted for as a reduction of the cost of new equipment purchased by the Company from the same manufacturer. For the three months ended March 31, 2005 and 2004, the Company recognized revenue of approximately $3,581,000 and $3,537,000, respectively, related to sale/purchase agreements. During the three months ended March 31, 2005 and 2004, the Company recorded excess sale price of approximately $251,000 and zero, respectively, as a reduction of the cost of new rental equipment acquired pursuant to sale/purchase agreements. The excess sale price is amortized to depreciation expense over the average useful life of the new equipment purchased from the same manufacturer. For the three months ended March 31, 2005 and 2004, the amount amortized was $34,000 and zero, respectively. At March 31, 2005 and December 31, 2004, the unamortized balance of excess sale price recorded in the condensed consolidated balance sheet was approximately $1,121,000 and $904,000, respectively.
3.     Business Acquisition
      In January 2005, the Company acquired substantially all of the assets of an equipment rental company for cash consideration of approximately $7,600,000, including acquisition costs. The Company did not assume any liabilities. Of the total purchase price, $500,000 was retained by the Company pending any

NATIONSRENT COMPANIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
post closing adjustments related to deficiencies in the acquired assets and will be paid 120 days after the closing date. In connection with the acquisition, the Company agreed to pay 50%, up to a maximum of $200,000, to the former owner for certain potential income tax implications related to the tax allocation of purchase price. The final amount will be determined upon review of the former owner’s completed income tax returns. Any future payments made related to these contingencies will be considered additional purchase price and allocated accordingly to the acquired assets.
      The purchase price of approximately $6,900,000 (excluding $700,000 of contingent purchase price) was allocated to the assets acquired, primarily rental equipment, based on their estimated fair values at the date of acquisition. The purchase price allocation is preliminary and will be adjusted once the outcome of the purchase price contingencies is resolved.
      The results of operations of the acquired business have been included in the Company’s consolidated statement of operations since the acquisition date and did not have a material impact on the Company’s results of operations. The pro forma results of operations, assuming the acquisition took place at the beginning of the periods presented, was not significant.
4.     Debt
      Debt consists of the following (in thousands):

	March 31,	December 31,
	2005	2004

Senior secured notes payable, net of unamortized debt discount of $6,786 at March 31, 2005 and $7,080 at December 31, 2004, bearing interest at 9.5%, interest payable semi-annually and principal payable in October 2010	$243,214	$242,920
Postpetition notes payable, bearing interest at prime, interest and principal payable on or before January 2007	261	261
Capital lease obligations payable in monthly installments through April 2005	30	489
Convertible subordinated notes payable, bearing interest at 6.5%, interest payable quarterly (deferred until maturity) and principal payable in June 2008	45,211	45,211

Total debt	$288,716	$288,881

Senior Secured Notes
      In October 2003, the Company completed a private offering of $250,000,000 aggregate principal amount of 9.5% senior secured notes due 2010 (the “Original Senior Secured Notes”). The Company pays interest on the notes semi-annually in cash, in arrears, on October 15 and April 15, at an annual interest rate of 9.5%. The notes mature on October 15, 2010. The net proceeds were used to repay amounts outstanding under the Credit Facility (as defined below), equipment-related purchase money obligations, equipment leases and for other general corporate purposes.
      The Company may redeem all of the Senior Secured Notes on or after October 15, 2007. The Company may also redeem up to 35% of the notes prior to October 15, 2006 with the net proceeds of an equity offering at 109.5% of their principal amount, plus accrued interest; provided that at least 65% of the aggregate principal amount of the notes issued must remain outstanding after such redemption.

NATIONSRENT COMPANIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The notes were issued by NationsRent Companies, Inc. and are guaranteed by all of its direct and indirect subsidiaries. NationsRent Companies, Inc. has no independent assets or operations, the guarantees are full and unconditional and joint and several, and there are no other subsidiaries other than the guarantors. There are no significant restrictions on the ability of NationsRent Companies, Inc. to obtain funds from its subsidiaries.
      In April 2004, the Company filed a registration statement on Form S-4 (Registration No. 333-114115), as amended (the “Registration Statement”), with the SEC with respect to the 9.5% senior secured notes (the “New Notes,” and together with the Original Senior Secured Notes, the “Senior Secured Notes”) that have substantially identical terms as the Original Senior Secured Notes, except that the New Notes are freely transferable. The Registration Statement was declared effective by the SEC on July 28, 2004 and promptly thereafter, the Company commenced an exchange offer, pursuant to which holders of the Original Senior Secured Notes were able to exchange Original Senior Secured Notes for the New Notes. The New Notes evidence the same debt as the Original Senior Secured Notes, are entitled to the benefits of the indenture governing the Original Senior Secured Notes and are treated under the indenture as a single class with the Original Senior Secured Notes. In September 2004, the Company completed the exchange offer with 100% of the Original Senior Secured Notes being exchanged for New Notes.
      The Senior Secured Notes and the guarantees are secured by a first priority lien on substantially all of the Company’s and its subsidiaries’ rental equipment (other than titled vehicles), subject to certain permitted liens and certain other liens. The Company is required to certify each December and June during the term of the Senior Secured Notes that its collateral value coverage ratio, as defined, is at least 2.0 to 1.0. At December 31, 2004, the Company was in compliance with this requirement.
      The indenture governing the Senior Secured Notes contains various affirmative and negative covenants, subject to a number of important limitations and exceptions, including limitations on the Company’s ability to incur additional indebtedness or enter into sale and leaseback transactions; limitations on the Company’s ability to repay or prepay subordinated indebtedness; certain restrictions on dividends, stock redemptions and other distributions; restrictions on making certain investments or acquisitions; restrictions on the Company’s ability to grant liens on assets, enter into transactions with stockholders and affiliates, merge, consolidate or transfer assets. The indenture also contains various customary events of default.
      On April 14, 2005, the Company launched a consent solicitation seeking the consent of the holders of the Senior Secured Notes to amend the indenture governing the Senior Secured Notes to allow the Company to redeem all of its outstanding 6.5% Convertible Subordinated Notes due 2008. On April 20, 2005, the Company received the requisite number of consents and on April 26, 2005 entered into a supplemental indenture to effect the amendment. As of March 31, 2005, the aggregate principal amount of the convertible subordinated notes was $45,211,000, with $5,553,000 of accrued but unpaid interest.

Credit Facility
      In June 2003, the Company entered into a senior secured revolving credit facility (the “Credit Facility”) with an aggregate commitment of up to $150,000,000 with a syndicate of lenders. The Credit Facility was used to provide the exit financing for the Company pursuant to the Plan, to pay transaction expenses incurred in connection therewith and to refinance then existing indebtedness. In October 2003, the Company amended and restated the Credit Facility to reduce the aggregate commitments to up to $75,000,000 (including a $30,000,000 sub-limit for letters of credit) and repaid all amounts outstanding under the Credit Facility with the proceeds of the offering of Senior Secured Notes. In December 2004, the Company entered into a second amendment to the Credit Facility to amend certain items including

NATIONSRENT COMPANIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
extending the maturity date. On April 21, 2005, the Company amended and restated the Credit Facility (the “Amended and Restated Credit Facility”) to, among other things, increase the availability from $75,000,000 up to $100,000,000 (including a $40,000,000 sub-limit for letters of credit) and extend the maturity of the facility to April 2010.
      Under the terms of the Amended and Restated Credit Facility, availability is subject to a borrowing base test based upon eligible trade accounts receivable, titled vehicles and real estate. Borrowings under the Amended and Restated Credit Facility bear interest at floating rates equivalent to either a base rate, as defined therein, plus a margin ranging from 0.25% to 1.00% or the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 1.50% to 2.50%; provided, however, that until June 30, 2005, the applicable margin shall be no less than 0.50% for the base rate loans and 2.50% for the LIBOR loans. Letters of credit fees range from 1.50% to 2.50%. There is an unused commitment fee ranging from 0.375% to 0.50% and a letter of credit fronting fee of 0.125%. The Amended and Restated Credit Facility is secured by a first lien on the Company’s assets, except for the Company’s rental equipment and inventory. The facility is also secured by a pledge of the capital stock of the Company’s subsidiaries. The Company may also grant to the lenders under such facility certain mortgages and other security interests on certain real property owned by the Company.
      The Amended and Restated Credit Facility is available to (i) refinance existing indebtedness, (ii) finance the ongoing capital expenditures and working capital needs of the Company, (iii) issue standby letters of credit and (iv) finance other general corporate purposes of the Company. The facility contains various affirmative and negative covenants customary for similar working capital facilities. The Amended and Restated Credit Facility also contains certain customary events of default. In addition, the Company must maintain a debt to cash flow ratio, as defined, of not greater than 3.00 to 1.00 for the trailing 12-month period for each fiscal quarter. At March 31, 2005, the Company was in compliance with this requirement.
      As of March 31, 2005, the Company had no cash borrowings under the Amended Credit Facility and had $23,884,000 in outstanding letters of credit.

Senior Unsecured Notes
      On April 26, 2005, the Company completed a private offering of $150,000,000 aggregate principal amount of 9.5% Senior Unsecured Notes due 2015 (the “Senior Unsecured Notes”). The Company will pay interest on the notes semi-annually in cash, in arrears, on May 1 and November 1, beginning on November 1, 2005, at an annual rate of interest of 9.5%. The Senior Unsecured Notes will mature on May 1, 2015. The net proceeds from the offering will be used for general corporate purposes, provided that the Company intends to use a portion of proceeds from the offering to redeem the Company’s outstanding 6.5% Convertible Subordinated Notes due 2008.
      The Company may redeem all of the Senior Unsecured Notes on or after May 1, 2010. The Company may also redeem up to 35% of the Senior Unsecured Notes prior to May 1, 2009 with the net proceeds of an equity offering at 109.5% of their principal amount, plus accrued interest; provided that at least 65% of the aggregate principal amount of the notes issued must remain outstanding after such redemption.
      The Senior Unsecured Notes were issued by NationsRent Companies, Inc. and are guaranteed by all of its direct and indirect subsidiaries. NationsRent Companies, Inc. has no independent assets or operations, the guarantees are full and unconditional and joint and several, and there are no other subsidiaries other than the guarantors. There are no significant restrictions on the ability of NationsRent Companies, Inc. to obtain funds from its subsidiaries.

NATIONSRENT COMPANIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The indenture governing the Senior Unsecured Notes contains various customary affirmative and negative covenants, subject to a number of important limitations and exceptions, including, limitations on the Company’s ability to incur additional indebtedness or enter into sale and leaseback transactions; limitations on the Company’s ability to repay or prepay subordinated indebtedness; certain restrictions on dividends, stock redemptions and other distributions; restrictions on making certain investments or acquisitions; restrictions on the Company’s ability to grant liens on assets, enter into transactions with stockholders and affiliates, merge, consolidate or transfer assets. The indenture also contains various customary events of default.
      In connection with the offering of the Senior Unsecured Notes, the Company entered into a registration rights agreement whereby it has committed to use reasonable best efforts to register notes that have terms substantially the same as the Senior Unsecured Notes under the Securities Act of 1933, as amended, and effect an exchange offer shortly thereafter. The Company will have to pay additional interest on the Senior Unsecured Notes if it does not file the registration statement within 180 days of the issue date of the Senior Unsecured Notes, such registration statement is not declared effective within 270 days of the issue date, or the exchange offer is not completed within 60 days of the effective date of the registration statement. The Company believes that it will be able to comply with this requirement.

Postpetition Notes Payable
      The Company renegotiated certain equipment leases as part of the Chapter 11 Cases. The Company entered into settlement agreements with respect to certain of those equipment leases. As part of such settlements, the Company acquired the equipment underlying such leases and issued notes payable to the lessors.

Capital Lease Obligations
      Capital lease obligations represent leases that meet the criteria for treatment as capital leases under accounting principles generally accepted in the United States.

Convertible Subordinated Notes Payable
      On the Effective Date, the Company issued $45,211,000 aggregate principal amount of 6.5% Convertible Subordinated Notes due 2008 in accordance with the terms of the Plan. The convertible subordinated notes have features that allow the holder to convert the principal of the note, or a portion thereof, into common stock at a conversion price of $242 per share. The convertible subordinated notes are callable at any time at the Company’s option. Calls within the first two years are at 103.25% of par if in connection with a sale of the Company or other business combination, or otherwise at 106.5%. Calls on or after June 30, 2005 are at par. In September 2003, the Company gave notice to the note holders that it was deferring interest payments on the notes until further notice in accordance with their terms. At March 31, 2005 and December 31, 2004, the deferred interest payments amounted to $5,553,000 and $4,753,000, respectively, and are included in accrued expenses and other in the accompanying condensed consolidated balance sheets.
      The Company intends to use a portion of the proceeds from the offering of the Senior Unsecured Notes to redeem its outstanding 6.5% Convertible Subordinated Notes at a price equal to the aggregate principal amount plus accrued and unpaid interest.

NATIONSRENT COMPANIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5.     Reorganization Items, Net
      Reorganization income of $180,000 for the three months ended March 31, 2005 resulted from changes in estimates related to accrued professional fees related to the Company’s emergence from bankruptcy.

6.	Taxes
      The Company’s provision for income taxes was zero in the three months ended March 31, 2005 and 2004. The Company’s calculation of its provision for income taxes takes into account the geographical distribution of the Company’s taxable income for state purposes and changes to the Company’s valuation allowance for deferred tax assets for federal and state purposes and, therefore, results in a significantly different provision for income taxes than would be obtained by applying the federal statutory tax rate of 35% to the Company’s pre-tax income (loss).

7.	Restricted Stock
      In June 2003, the Company adopted a restricted stock plan (the “Restricted Stock Plan”), pursuant to which directors, officers, management and key employees of the Company are eligible to receive grants of restricted shares of common stock. Under the Restricted Stock Plan, the Company may grant up to an aggregate of 141,000 shares of common stock. Such restricted shares are not transferable (except under limited circumstances) and subject to forfeiture upon such terms and conditions as the Company’s Board of Directors or any committee thereof (if so delegated by the Board) shall determine. The Company accounts for restricted stock awards in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.
      As of March 31, 2005, there were an aggregate of 128,909 Shares of restricted stock outstanding which were valued at $71.59 per share at the time of issuance to certain of its officers and directors under the Restricted Stock Plan. Deferred compensation is charged for the difference between the market value of the restricted shares and the sales price of the shares and was recorded as a reduction of stockholders’ equity in the accompanying condensed consolidated balance sheets. Deferred compensation for such shares of restricted stock is amortized as compensation expense over the vesting period of such shares which range from immediate vesting to a four-year vesting schedule. The Company recognizes compensation expense for these shares as they vest and accordingly recognized expense of $212,000 and $1,639,000 during the three months ended March 31, 2005 and 2004, respectively. Compensation expense is included in selling, general and administrative expenses in the accompanying unaudited condensed consolidated statements of operations.
8.     Rental Equipment, net
      Rental equipment, net consists of the following:

	March 31, 2005	December 31, 2004

	(in thousands)
Rental equipment	$560,077	$508,664
Less: accumulated depreciation	(159,766)	(140,488)

Rental equipment, net	$400,311	$368,176

NATIONSRENT COMPANIES, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
9.     Property and Equipment, net
      Property and equipment, net consists of the following:

	March 31, 2005	December 31, 2004

	(in thousands)
Buildings and improvements	$42,126	$42,015
Furniture, fixtures and office equipment	10,786	10,012
Vehicles, delivery and shop equipment	38,618	36,898
Construction in progress	3,024	2,350

	94,554	91,275
Less: accumulated depreciation and amortization	(31,980)	(29,283)

Property and equipment, net	$62,574	$61,992

      At March 31, 2005 and December 31, 2004, construction in progress included approximately $2,385,000 and $2,000,000 of software related costs.

10.	Related Party Transactions
      Certain entities affiliated with The Baupost Group, L.L.C. own approximately $17,400,000 principal amount of the Company’s convertible subordinated notes at March 31, 2005 and December 31, 2004. For the three months ended March 31, 2005 and 2004, interest expense related to these notes was approximately $311,000 and $327,000, respectively.
      Phoenix Rental Partners, LLC owns approximately $2,800,000 principal amount of the Company’s convertible subordinated notes at March 31, 2005 and December 31, 2004. For the three months ended March 31, 2005 and 2004, interest expense related to these notes was approximately $50,000 and $47,000, respectively.
      In November 2003, the Company created a limited housing assistance program for certain of its non-executive officers, which consisted of certain short-term bridge loans and long-term loans to assist with relocation to Ft. Lauderdale, Florida. In the first quarter of 2005, the remaining outstanding short-term bridge loan under this program was repaid. The aggregate remaining outstanding balance of the three long-term loans under such program was $2,373,000 and $2,509,000 at March 31, 2005 and December 31, 2004, respectively. These amounts are included in prepaid expenses and other assets in the accompanying condensed consolidated balance sheets.

11.	Subsequent Events
      In April 2005, the Company completed the sale of $150,000,000 aggregate principal amount of 9.5% Senior Unsecured Notes due 2015. See Note 4 — Debt-Senior Unsecured Notes.
      In April 2005, the Company entered into a supplemental indenture relating to the Senior Secured Notes. See Note 4 — Debt-Senior Secured Notes.
      In April 2005, the Company entered into an amendment to its Credit Facility. See Note 4 — Debt-Credit Facility.

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Page

Report of Independent Registered Public Accounting Firm	F-14
Consolidated Balance Sheets of NationsRent Companies, Inc. as of December 31, 2004 and 2003	F-15
 Consolidated Statements of Operations of NationsRent Companies, Inc. for the Year Ended December 31, 2004, the Seven Months Ended December 31, 2003, the Five Months Ended May 31, 2003 and the Year Ended December 31, 2002
F-16
 Consolidated Statements of Stockholders’ Equity (Deficit) of NationsRent Companies, Inc. for the Year Ended December 31, 2002, the Five Months Ended May 31, 2003, the Seven Months Ended December 31, 2003 and the Year Ended December 31, 2004
F-17
 Consolidated Statements of Cash Flows of NationsRent Companies, Inc. for the Year Ended December 31, 2004, the Seven Months Ended December 31, 2003, the Five Months Ended May 31, 2003 and the Year Ended December 31, 2002
F-18
Notes to Consolidated Financial Statements	F-19
Schedule II: Valuation and Qualifying Accounts and Reserves	F-45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
NationsRent Companies, Inc.
      We have audited the accompanying consolidated balance sheets of NationsRent Companies, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 31, 2003 and the year ended December 31, 2002. Our audits also included the financial statement schedule listed in the index on page F-13. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NationsRent Companies, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 31, 2003 and the year ended December 31, 2002, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Certified Public Accountants
Ft. Lauderdale, Florida
March 30, 2005

NATIONSRENT COMPANIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	Successor Company

	December 31,	December 31,
	2004	2003

ASSETS
Cash and cash equivalents	$40,625	$48,644
Accounts receivable, net of allowance for doubtful accounts of $8,309 and $10,960 at December 31, 2004 and 2003, respectively	79,974	72,926
Inventories	36,682	21,802
Prepaid expenses and other assets (Note 18)	12,885	11,605
Debt issuance costs, net	6,764	7,155
Rental equipment, net	368,176	347,076
Property and equipment, net	61,992	62,076
Intangible assets, net	8,263	8,479

Total assets	$615,361	$579,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$81,087	$56,319
Accrued compensation and related taxes	15,742	9,297
Accrued expenses and other liabilities	28,931	29,174
Accrued insurance claims	16,001	14,500
Debt (Note 18)	288,881	288,286
Income taxes payable	—	504

Total liabilities	430,642	398,080

Commitments and contingencies
Stockholders’ equity:
Preferred stock — $0.01 par value, 1,000,000 shares authorized, Series A, $72,002 liquidation preference, 72,002 shares issued and outstanding at December 31, 2004 and 2003	1	1
Common stock — $0.01 par value, 3,000,000 shares authorized, 1,669,588 shares and 1,666,296 shares issued and outstanding at December 31, 2004 and 2003, respectively	17	17
Additional paid-in capital	200,960	200,724
Deferred stock compensation, net	(1,164)	(4,560)
Accumulated deficit	(15,095)	(14,499)

Total stockholders’ equity	184,719	181,683

Total liabilities and stockholders’ equity	$615,361	$579,763

The accompanying notes to consolidated financial statements are an integral part of these statements.

NATIONSRENT COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Successor Company		Predecessor Company

	Year	Seven Months	Five Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	May 31,	December 31,
	2004	2003	2003	2002

Revenue:
Equipment rentals revenue	$460,901	$268,704	$155,567	$419,057
Sales of equipment, merchandise, service, parts and supplies	128,759	41,833	20,499	43,082

Total revenue	589,660	310,537	176,066	462,139

Cost of revenue:
Cost of equipment rentals	250,365	147,099	103,367	240,324
Rental equipment depreciation and lease expense, and vehicle depreciation	117,463	62,435	57,801	152,764
Cost of sales of equipment, merchandise, service, parts and supplies	77,192	30,657	18,764	38,056
Impairment of rental equipment	—	—	—	16,923

Total cost of revenue	445,020	240,191	179,932	448,067

Gross profit (loss)	144,640	70,346	(3,866)	14,072
Operating expenses:
Selling, general and administrative expenses	110,050	66,397	37,173	95,998
Non-rental equipment depreciation and amortization	7,159	4,787	5,451	12,577

Operating income (loss)	27,431	(838)	(46,490)	(94,503)

Other (income) expense:
Interest expense (Note 18)	30,809	15,790	3,164	34,389
Interest income (Note 18)	(463)	(88)	—	—
Reversal of pre-petition tax liabilities	(926)	—	—	—
Other, net	(401)	(2,041)	(90)	(324)

	29,019	13,661	3,074	34,065

Loss before reorganization items and provision for income taxes	(1,588)	(14,499)	(49,564)	(128,568)
Reorganization items, net	(1,005)	—	(1,401,121)	32,061

Loss before provision for income taxes	(583)	(14,499)	1,351,557	(160,629)
Provision for income taxes	13	—	—	—

Net income (loss)	$(596)	$(14,499)	$1,351,557	$(160,629)

Net income (loss) per share:
Basic			$23.56	$(2.80)

Diluted			$23.56	$(2.80)

Weighted average common shares outstanding:
Basic			57,364	57,364

Diluted			57,364	57,364

The accompanying notes to consolidated financial statements are an integral part of these statements.

NATIONSRENT COMPANIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

								Common Stock in
	Preferred Stock		Common Stock			Deferred	Retained	Treasury
					Additional	Stock	Earnings
	Number of		Number of		Paid-In	Compensation,	(Accumulated	Number of
	Shares	Amount	Shares	Amount	Capital	net	Deficit)	Shares	Amount	Total

	(In thousands, except share data)
Predecessor Company
Balance, December 31, 2001	200,000	$2	58,429,637	$584	$471,172	$—	$(970,509)	(1,065,200)	$(2,880)	$(501,631)
Net loss	—	—	—	—	—	—	(160,629)	—	—	(160,629)

Balance, December 31, 2002	200,000	2	58,429,637	584	471,172	—	(1,131,138)	(1,065,200)	(2,880)	(662,260)
Net income including gain on extinguishment of debt	—	—	—	—	—	—	1,351,557	—	—	1,351,557

Balance, May 31, 2003	200,000	2	58,429,637	584	471,172	—	220,419	(1,065,200)	(2,880)	689,297

Fresh-start adjustments	(200,000)	(2)	(58,429,637)	(584)	(471,172)	—	(220,419)	1,065,200	2,880	(689,297)
Distribution of Successor Company preferred stock	47,777	1	—	—	47,776	—	—	—	—	47,777
Distribution of Successor Company common stock	—	—	1,000,000	10	79,990	—	—	—	—	80,000

Successor Company
Balance, June 1, 2003	47,777	1	1,000,000	10	127,766	—	—	—	—	127,777
Baupost Investment in preferred stock, net	24,225	—	—	—	23,745	—	—	—	—	23,745
Baupost Investment in common stock	—	—	540,679	5	40,222	—	—	—	—	40,227
Restricted stock awards	—	—	125,617	2	8,991	(8,991)	—	—	—	2
Amortization of deferred compensation	—	—	—	—	—	4,431	—	—	—	4,431
Net loss	—	—	—	—	—	—	(14,499)	—	—	(14,499)

Balance, December 31, 2003	72,002	1	1,666,296	17	200,724	(4,560)	(14,499)	—	—	181,683
Restricted stock awards	—	—	3,292	—	236	(236)	—	—	—	—
Amortization of deferred compensation	—	—	—	—	—	3,632	—	—	—	3,632
Net loss	—	—	—	—	—	—	(596)	—	—	(596)

Balance, December 31, 2004	72,002	$1	1,669,588	$17	$200,960	$(1,164)	$(15,095)	—	$—	$184,719

The accompanying notes to consolidated financial statements are an integral part of these statements.

NATIONSRENT COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Successor Company		Predecessor Company

		Seven Months	Five Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	May 31,	December 31,
	2004	2003	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(596)	$(14,499)	$1,351,557	$(160,629)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	124,573	63,961	43,886	94,053
Provision for doubtful accounts	4,889	5,392	3,211	11,645
Amortization of deferred stock compensation	3,632	4,431	—	—
Non-cash reorganization items	—	—	(1,424,231)	2,019
Gain on extinguishment of debt	—	(2,427)	—	—
Amortization of deferred issuance costs and debt discount	2,918	4,180	—	—
Provision for impairment of rental equipment	—	—	—	16,923
Loss on disposal of non-rental equipment	2,208	559	35	2
Loss (gain) on disposal of rental equipment	(36,563)	(5,713)	1,093	2,186
Changes in operating assets and liabilities:
Accounts receivable	(11,937)	(6,876)	(4,771)	12,563
Inventories	(14,880)	135	(1,569)	6,279
Prepaid expenses and other assets	(1,005)	(421)	8,418	1,521
Accounts payable	24,768	17,169	10,557	15,868
Accrued expenses and other liabilities	7,703	(333)	17,919	22,847
Liabilities subject to compromise	—	—	(1,960)	(7,708)
Income taxes payable	(504)	(59)	(3)	(34)

Net cash provided by operating activities	105,206	65,499	4,142	17,535

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of rental equipment	(167,235)	(139,031)	(15,793)	(39,005)
Purchases of property and equipment	(18,738)	(13,438)	(4,953)	(6,380)
Proceeds from disposal of rental equipment and vehicles	75,423	20,009	8,855	10,780
Proceeds from disposal of non-rental equipment	—	107	12	10

Net cash used in investing activities	(110,550)	(132,353)	(11,879)	(34,595)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debtor-in-possession financing facility	—	—	24,608	172,300
Proceeds from debt	—	399,711	—	—
Proceeds from issuance of common stock to Baupost, net	—	40,227	—	—
Proceeds from issuance of preferred stock to Baupost, net	—	23,745	—	—
Payment of debt issuance costs	(1,332)	(19,610)	—	—
Repayments of debt	(1,343)	(305,168)	(8,449)	(216)
Repayments of debt subject to compromise	—	—	(1,909)	(11,823)
Repayments of debtor-in-possession financing facility	—	(36,860)	—	(160,048)

Net cash (used in)/provided by financing activities	(2,675)	102,045	14,250	213

Net (decrease)/increase in cash and cash equivalents	(8,019)	35,191	6,513	(16,847)
Cash and cash equivalents, beginning of period	48,644	13,453	6,940	23,787

Cash and cash equivalents, end of period	$40,625	$48,644	$13,453	$6,940

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$24,551	$6,294	$1,740	$38,701

Cash paid for income taxes	$201	$23	$3	$34

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fixed assets acquired under financial obligations	$1,556	$68,084	$73,165	$—

Restricted stock awards	$236	$8,993	$—	$—

The accompanying notes to consolidated financial statements are an integral part of these statements.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004

1.	Description of the Business

Reporting Entity
      NationsRent Companies, Inc. together with its subsidiaries (the “Successor Company”) is one of the largest full-service equipment rental companies in the United States. The Company (as defined below) offers a comprehensive line of equipment for rent to a broad range of construction, industrial and homeowner customers. The Company also sells new and used equipment, parts, merchandise and supplies, and provides maintenance and repair services.

Reorganization Under Chapter 11
      On June 13, 2003 (the “Effective Date”), NationsRent, Inc., a Delaware corporation, together with its subsidiaries (the “Predecessor Company” or the “Debtors”) emerged from proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) pursuant to the terms of the First Amended Joint Plan of Reorganization of NationsRent, Inc. and its debtor subsidiaries dated February 7, 2003, as modified (the “Plan”). On the Effective Date, the Predecessor Company merged into an indirect subsidiary of the Successor Company. See “— Note 3 — Reorganization Under Chapter 11 of the Bankruptcy Code” for more information about the Predecessor Company’s bankruptcy proceedings.

2.	Significant Accounting Policies

Restatements
      The Company’s audited consolidated financial statements for the year ended December 31, 2002, the five months ended May 31, 2003, and the seven months ended December 31, 2003, and the Company’s unaudited consolidated financial statements for the three months ended March 31, 2004 and 2003, the three and six months ended June 30, 2004 and 2003 and the three and nine months ended September 30, 2004 and 2003 have been restated for the matters described in the Company’s Current Report on Form 8-K, dated March 30, 2005, and the Company’s Quarterly Reports on Form 10-Q/ A for the periods ended June 30, 2004 and September 30, 2004, in each case as filed with the Securities and Exchange Commission in March 2005. The accompanying consolidated financial statements included in this report for each of those periods reflect these adjustments.

Reclassifications
      Certain prior period amounts have been reclassified to conform to the current year presentation.

Basis of Presentation
      The Company operates in one industry segment consisting of the rental and sales of equipment, sales of merchandise and parts and maintenance and repair services. The Company’s operations are managed as one segment, or strategic unit, because it offers similar products and services in similar markets and the factors underlying strategic decisions are comparable for all products and services.
      The nature of the Company’s business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, the accompanying consolidated balance sheets are presented on an unclassified basis.
      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.
      In connection with its emergence from bankruptcy, the Company reflected the terms of the Plan in its consolidated financial statements by adopting the principles of Fresh-Start Reporting in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” For accounting purposes, the effects of the consummation of the Plan, as well as adjustments for Fresh-Start Reporting, were recorded in the consolidated financial statements as of June 1, 2003. Therefore, the term “Company” as used in these financial statements refers to the Predecessor Company and its operations for periods prior to June 13, 2003 (and for accounting purposes prior to June 1, 2003) and refers to the Successor Company for periods after June 13, 2003 (and for accounting purposes on or after June 1, 2003). Under Fresh-Start Reporting, a new entity is deemed to be created for financial reporting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Since Fresh-Start Reporting materially changed the amounts previously recorded in the Company’s consolidated financial statements, a black line separates the financial data pertaining to the periods after the adoption of Fresh-Start Reporting to signify the difference in the basis of preparation of financial information for each respective entity. The Successor Company’s post-emergence financial statements are not comparable to the Predecessor Company’s pre-emergence financial statements.
      Between the date the Company filed for protection under the Bankruptcy Code on December 17, 2001 (the “Petition Date”) and its emergence from bankruptcy on the Effective Date, the Company operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court. Accordingly, the Company’s consolidated financial statements for periods prior to its emergence from bankruptcy were presented in conformity with SOP 90-7 and were prepared on a going concern basis which assumes continuity of operations and realization of assets and settlement of liabilities and commitments in the normal course of business. Pursuant to SOP 90-7, revenue and expenses, realized gains and losses and provisions for losses resulting from the reorganization of the business were reported in the consolidated statements of operations separately as reorganization items. Professional fees related to the reorganization were expensed as incurred and interest expense was reported only to the extent that it was to be paid or was an allowed claim. See “— Note 6 — Reorganization Items, Net.”
      The Successor Company adopted the accounting policies of the Predecessor Company upon emergence from bankruptcy. In accordance with the Fresh-Start Reporting provisions of SOP 90-7, the Company also adopted the following changes in accounting principles that were required in the consolidated financial statements of the Successor Company within the twelve month period subsequent to the Effective Date: (i) Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities”; and (ii) Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The adoption of these statements did not have a material effect on the Company’s results of operations, financial condition or liquidity.

Cash and Cash Equivalents
      The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include the useful lives

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and salvage value of rental equipment and property and equipment, the allowance for doubtful accounts, the valuation allowance related to the Company’s deferred tax assets and the accruals related to the Company’s insurance programs and tax liabilities. Accruals related to the Company’s restructuring plan were also a significant estimate for the Predecessor Company. While the Company believes that such estimates are fair when considered in conjunction with the consolidated financial position and results of operations taken as a whole, the actual amounts when known could vary from these estimates.

Inventories
      Inventories, which consist of equipment, tools, parts and related merchandise supply items, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Provision is made to reduce excess or obsolete inventories to their estimated net realizable value.

Debt Issuance Costs and Debt Discount
      Costs relating to borrowings are deferred and amortized to interest expense using the straight-line method, which is not materially different from the effective interest method, over the terms of the related borrowings. As of December 31, 2004 and 2003, debt issuance costs and debt discount of $13,844,000 and $15,430,000 were recorded, net of accumulated amortization of $4,089,000 and $1,171,000, respectively. The amortization of debt issuance costs and debt discount was $2,918,000, $1,171,000, $0, and $102,000, for the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 31, 2003 and the year ended December 31, 2002, respectively, and is included in interest expense in the accompanying consolidated statements of operations.
      In October 2003, the Company wrote-off $3,009,000 of debt issuance costs related to the amendment and restatement of its senior secured revolving credit facilities to reduce the aggregate commitments from $150,000,000 to $75,000,000. See “— Note 5 — Debt — Credit Facility.” At the Effective Date, in accordance with Fresh-Start Reporting, the Company wrote-off $15,540,000 in debt issuance costs associated with the prepetition senior secured credit facilities and operating leases being cancelled as part of the Plan. See “— Note 4 — Fresh-Start Reporting.”

Rental Equipment
      Rental equipment purchased by the Company is recorded at cost and includes Fresh-Start Reporting adjustments for equipment in service at the Effective Date. See “— Note 4 — Fresh-Start Reporting.” Depreciation is calculated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management is 18 to 96 months. Rental equipment is depreciated to an estimated salvage value ranging from 0.0% to 10.0% of cost based on the type of equipment and expected usage. Depreciation expense of rental equipment was $107,026,000, $50,417,000, $36,779,000, and $78,447,000 for the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 31, 2003 and the year ended December 31, 2002, respectively. Ordinary maintenance and repair costs, such as repair of damage caused by a customer and preventative maintenance, are charged to operations as incurred and are included in cost of equipment rentals. Costs incurred to extend the useful life, increase efficiency, increase capacity or improve safety of rental equipment, such as rebuilding tracks and undercarriages, filling pneumatic tires with foam, adding truck bodies to bare chassis and installing safety devices, are capitalized as betterments as incurred and are amortized over the

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
remaining life of the asset. Amounts relating to repair and maintenance that were expensed and betterments that were capitalized are as follows:

	Successor Company		Predecessor Company

		Seven Months	Five Months
	Year Ended	Ended	Ended	Year Ended
	December 31, 2004	December 31, 2003	May 31, 2003	December 31, 2002

	(in thousands)
Expensed	$83,269	$48,159	$28,825	$73,984
Capitalized	15,039	5,794	1,803	5,034

Property and Equipment
      Property and equipment purchased in the ordinary course of business by the Company is recorded at cost and property and equipment obtained through the acquisition of a business is recorded at the estimated fair market value at the time of acquisition. Leasehold improvements are amortized over the shorter of the useful life of the improvement or the lease term, including renewal options, where applicable. Expenditures for major software purchases and software developed for internal use are capitalized and depreciated using the straight-line method over the estimated useful lives of the related assets, which are generally 3 to 5 years. For software developed for internal use, all external direct costs for materials and services and certain payroll and related fringe benefit costs are capitalized in accordance with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Company capitalized approximately $2,200,000 and $450,000 of software costs at December 31, 2004 and 2003, respectively. Property and equipment of the Successor Company includes fresh-start adjustments for property and equipment in service at the Effective Date. See “— Note 4 — Fresh-Start Reporting.” Depreciation is recorded on a straight-line basis using an estimated residual value ranging from 0.0% to 10.0% over the following estimated useful lives:

Buildings and improvements	5-39 years
Furniture, fixtures and office equipment	3-7 years
Vehicles, delivery and shop equipment	5-10 years
      Depreciation expense of property and equipment was $17,379,000, $13,418,000, $7,076,000 and $15,202,000 for the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 31, 2003 and the year ended December 31, 2002, respectively, and includes depreciation on vehicles included in “rental equipment depreciation and lease expense, and vehicle depreciation” as well as depreciation included in “non-rental equipment depreciation and amortization.” Ordinary maintenance and repair costs are charged to operations as incurred.

Long-Lived Assets
      The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset may not be recoverable. The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of its long-lived assets or whether the remaining balance of long-lived assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining lives of the long-lived assets to determine whether impairment has occurred. If impairment has occurred, the carrying value of the long-lived assets are reduced by the amount by which fair value, which is determined by appraisal or discounted cash flow analysis, exceeds carrying value.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As a result of this review process, the Company recognized an impairment charge of $16,923,000 related to assets within its rental fleet that were held for sale in the third quarter of 2002. See “— Note 8 — Impairment of Rental Equipment” for further discussion.

Interest Cost
      Interest cost incurred on capital expenditures for assets constructed by the Company is capitalized and included in the cost of such assets. Total interest cost incurred by the Company, including amortization of debt issuance costs and debt discounts, was $30,903,000, $15,790,000, $3,164,000 and $34,389,000 for the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 31, 2003 and the year ended December 31, 2002, respectively. Total interest capitalized was $94,000 for the year ended December 31, 2004, and was $0 for the seven months ended December 31, 2003, the five months ended May 31, 2003 and the year ended December 31, 2002.

Intangible Assets
      The intangible assets of the Successor Company represent assets identified during Fresh-Start Reporting in conjunction with the Company’s allocation of reorganization value to the Company’s assets in conformity with the procedures of SFAS No. 141, “Business Combinations.” As a result of this process the Company identified two intangible assets, brand and customer relationships. The Company recorded the assets at fair value less the assets’ allocated portion of negative goodwill. See “— Note 4 — Fresh-Start Reporting” and “— Note 7 — Intangible Assets” for further discussion. Brand has an indefinite life. The Company follows the guidance of SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires goodwill and indefinite-lived assets to be tested for impairment annually or when circumstances warrant. The brand asset is reviewed annually for impairment at June 30 or more frequently when events or circumstances indicate that an impairment may have occurred. The Company has completed an impairment test as of June 30, 2004 for its brand intangible and no impairment charge resulted from this required test. As of December 31, 2004, there existed no indicators of impairment. Customer relationships is a finite lived asset and is being amortized on a straight-line basis over its estimated useful life of 15 years. This asset is reviewed for impairment using the guidance of SFAS No. 144. See “— Long-Lived Assets.”

Fair Value of Financial Instruments
      The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities and the postpetition notes payable approximate fair value due to the short-term nature of these accounts or market rates of interest.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the carrying amounts and fair values of the Company’s financial instruments, except for those noted above for which carrying amount approximates fair value (in thousands):

	Successor Company

	December 31, 2004			December 31, 2003

	Carrying			Carrying
Liabilities:	Amount	Fair Value		Amount	Fair Value

Senior secured notes payable, net of unamortized debt issuance costs of $7,080 at December 31, 2004 and $8,275 at December 31, 2003	$242,920	$280,000	(a)	$241,725	$260,000	(a)
Convertible subordinated notes payable	$45,211	$45,211	(b)	$45,211	$45,211	(b)

(a)	Fair value is based on market quotes for such instruments.

(b)	Based on comparisons to market multiples and interest rates.

Revenue Recognition
      Equipment rentals in the consolidated statements of operations include revenue earned on equipment rentals, rental equipment pick-up and delivery fees, loss damage waiver fees and fuel sales. Revenue earned on equipment rentals, rental equipment pick-up and delivery fees, and loss damage waiver fees are recognized on a straight-line basis over the rental contract period which may be daily, weekly or monthly. Fuel sales are recognized at the end of the rental contract period. Revenue from the sales of equipment, parts and supplies and retail merchandise is recognized at the time of delivery to, or pick-up by, the customer. When used rental equipment is sold, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the sale and the related book value of the equipment sold are reported as revenue from sales of equipment, merchandise, service, parts and supplies and cost of sales of equipment, merchandise, service, parts and supplies, respectively, in the accompanying consolidated statements of operations.
      The Company recognizes revenue from sales when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the price is fixed or determinable; and (iv) collectibility is probable.
      Revenue from the sale of equipment includes revenue earned in connection with sale/purchase agreements between the Company and certain manufacturers from whom the Company purchases new equipment. If the transaction meets the applicable accounting provisions of a monetary transaction under APB. No. 29, “Accounting for Nonmonetary Transactions,” and SFAS No. 153, “Exchanges of Nonmonetary Assets,” then revenue is recognized at the time of delivery to, or pick up by, the manufacturer. In certain instances, the sale transaction may contain a limited subjective right of return which extends the date of revenue recognition to the date the subjective right of return period lapses. The Company establishes fair market value for each unit of equipment sold in sale/purchase agreements based on independent appraisals. Any excess sale proceeds over the fair market value of the used equipment sold is accounted for as a reduction of the cost of new equipment purchased by the Company from the same manufacturer. For the year ended December 31, 2004, the Company recognized revenue of approximately $13,400,000 related to sale/purchase agreements. During the year ended December 31, 2004, the Company recorded approximately $904,000 as a reduction of the cost of new rental equipment acquired pursuant to sale/purchase agreements. This excess of sale price over the established fair market value is recorded as a reduction to depreciation expense over the average useful life of the new equipment purchased from the same manufacturer.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Shipping and Handling
      Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through cost of sales as inventories are sold. Shipping and handling costs associated with delivery of rental equipment and other products is included in cost of revenue.

Advertising
      Advertising costs are charged to expense as incurred. The Company incurred advertising costs of $5,101,000, $3,458,000, $1,441,000 and $5,070,000 for the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 31, 2003 and the year ended December 31, 2002, respectively. In addition, the Company participates in cooperative advertising programs with several manufacturers under which the Company received reimbursement of advertising costs amounting to $1,240,000 and $286,000 for the year ended December 31, 2004 and the seven months ended December 31, 2003, respectively.

Income Taxes
      The Company accounts for income taxes under the liability method pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not with respect to realization of those assets in future periods. The Company and its wholly-owned subsidiaries file a consolidated federal income tax return.

Concentrations of Credit Risk
      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company’s customer base. No single customer represents greater than 10.0% of total accounts receivable. The Company maintains an allowance for potential credit losses and such losses have been minimal and within management’s expectations. The allowance for doubtful accounts is estimated based on various factors including revenue, historical credit losses and current trends. The past due status of an account is determined based on stated payment terms. Upon determination that an account is uncollectible, the Company writes off the receivable balance. The Company typically does not require collateral. The Company mitigates customer credit risk through credit approvals, credit limits, monitoring procedures and lien notices and filings.

Stock-Based Compensation

Successor Company Restricted Stock
      Restricted stock is issued in exchange for consideration that is less than fair market value and results in the recognition of compensation as the restricted stock vests. Deferred compensation is shown as a reduction of stockholders’ equity and is amortized to operating expenses over the vesting period of the stock award. The Company amortizes deferred compensation for each vesting layer of a stock award using the straight-line method. See “— Note 14 — Restricted Stock.”

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Predecessor Company Stock Options
      Prior to emergence from bankruptcy, the Company accounted for stock compensation arrangements in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and accordingly, recognized no compensation expense for the stock compensation arrangements with employees or directors since the stock options were granted at exercise prices at or greater than the fair market value of the shares at the date of grant. The Company followed the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.”
      Pro forma information regarding net income (loss) and income (loss) per share is required by SFAS No. 123, “Accounting for Stock Based Compensation,” as amended by SFAS No. 148, as if the Company had accounted for its granted employee stock options under the fair value method of SFAS No. 123. The Company granted no options in 2003 and 2002. Upon the Effective Date of the Plan, all options under the Predecessor Company’s stock option plans were canceled and such plans terminated. Had compensation cost for all options previously granted been determined based on the fair value at the grant date consistent with SFAS No. 123, the Company’s net income (loss) and income (loss) per share would have been as follows:

	Predecessor Company

	Five Months
	Ended	Year Ended
	May 31, 2003	December 31, 2002

	(In thousands, except per share data)
Reported net income (loss)	$1,351,557	$(160,629)
Less: Stock-based compensation expense determined using the fair value method, net of tax	(608)	(2,486)

Pro forma net income (loss)	$1,350,949	$(163,115)

Basic and diluted income (loss) per share:
As reported	$23.56	$(2.80)

Pro forma	$23.55	$(2.84)

      The Company used the Black-Scholes model to determine the fair value of options on the date of grant. The Black-Scholes option pricing model uses subjective assumptions which can materially affect fair value estimates and, therefore, does not necessarily provide a single measure of the fair value of options. For purposes of pro forma disclosures of net income (loss) and income (loss) per share, the estimated fair value of the options is amortized to expense over the options vesting period.

Exit and Disposal Costs
      The Company accounts for Exit and Disposal Costs in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred and be measured at fair value.

Vendor Rebates
      The Company accounts for vendor rebates in accordance with Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.” The Company has arrangements with several vendors that provide rebates payable upon the achievement of any of a number of measures, generally related to the volume level of purchases. The Company accounts for such rebates as a reduction of inventory or rental equipment, as applicable.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Throughout the year, the Company estimates the amount of the rebate based on the estimate of purchases to date relative to the purchase levels that mark the Company’s progress toward earning the rebates. The Company continually revises these estimates of earned vendor rebates based on actual purchase levels.

Impact of Recently Issued Accounting Standards
      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)). SFAS No. 123(R) requires that the cost relating to share-based payment transactions, including share options, restricted share plans, and employee share purchase plans, be recognized in financial statements. The cost of these transactions will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, SFAS No. 123 permitted entities the option of continuing to apply the guidance in APB Opinion No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public companies will be required to apply the provisions of SFAS No. 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. The Company will adopt this statement as required, and management does not believe the adoption will have a material effect on the Company’s results of operations, financial condition or liquidity.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement defines a nonmonetary exchange with commercial substance as one in which the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal years beginning after June 15, 2005. The Company early adopted the statement on January 1, 2005 and the adoption did not have a material effect on the Company’s results of operations, financial condition or liquidity.

3.	Reorganization Under Chapter 11 of the Bankruptcy Code
      On the Effective Date, the Predecessor Company emerged from the proceedings under Chapter 11 of the Bankruptcy Code pursuant to the terms of the Plan. On the Effective Date, pursuant to the Plan, the Predecessor Company merged into an indirect subsidiary of the Successor Company.
      On the Petition Date, the Predecessor Company and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which Chapter 11 cases were jointly administered for procedural purposes (the “Chapter 11 Cases”). In December 2002, after negotiating with several parties in interest, the Debtors filed the proposed Plan which, was jointly proposed by the Debtors, the official committee of unsecured creditors and the holders of a majority of the bank debt under the Debtors’ pre-petition senior secured credit facility. In May 2003, the Bankruptcy Court confirmed the Plan.
      Under the terms of the Plan, on the Effective Date (i) the holders of allowed claims under the Debtors’ pre-petition senior secured credit facility received 63.3% of the new common stock, new preferred stock and new convertible subordinated notes of the Successor Company, (ii) a creditors’ trust for the benefit of the holders of allowed general unsecured claims received 3.3% of the new securities and $300,000 in cash and (iii) a new investor group purchased 33.3% of the new common stock, new preferred stock and new convertible subordinated notes of the Successor Company for $80,000,000. The new securities held by the creditors’ trust are subject to a call option by the Company at a purchase price

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
based on an independent appraisal. The Plan did not provide for any value or distribution to the equity holders of the Predecessor Company.

4.	Fresh-Start Reporting
      As previously discussed, in accordance with SOP 90-7, the Company adopted the provisions of Fresh-Start Reporting as of June 1, 2003. The adoption of Fresh-Start Reporting resulted in the Company revaluing its balance sheet to fair value based on the reorganization value of the Company. The reorganization value of an entity approximates the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets immediately after restructuring. In connection with its reorganization, the Company determined an estimated reorganization value of approximately $157,777,000 before taking into account the $80,000,000 investment (the “Baupost Investment”) by The Baupost Group L.L.C. (“Baupost”) on the Effective Date. The estimated total reorganized equity value of the Company aggregated approximately $237,777,000 after taking into account the Baupost Investment. The reorganization value was based on the average prices paid by certain investors that had consolidated more than 50% of the Company’s pre-petition senior secured debt in the seven months prior to the filing of the Plan. The average price paid by those investors was applied to the total face value of the pre-petition senior debt as follows (in thousands, except percentage):

Total face value of pre-petition debt	$751,318
Average trading value	21%

Reorganization value	$157,777

      The Company believed that the use of the average trading price of the pre-petition senior secured debt was the best indicator of value since it was the actual transaction price between willing buyers and willing sellers in arms’-length transactions. To validate its estimate of the reorganization value, the Company considered various valuation methods, including discounted cash flow, selected comparable market multiples of publicly traded companies and other applicable ratios and economic industry information relevant to the operations of the Company, and determined that the reorganized equity value was within a range of $190,000,000 and $280,000,000. The reorganization value together with the Baupost Investment was at the approximate mid-point of that range.
      The adjustments entitled “Reorganization” reflect the consummation of the Plan, including the elimination of existing liabilities subject to compromise, and consolidated stockholders’ deficit, and to reflect the aforementioned $157,777,000 reorganization value.
      The adjustments entitled “Fresh-Start Adjustments” reflect the adoption of Fresh-Start Reporting, including the adjustments to record rental equipment and property and equipment at their fair values. The assets and liabilities have been recorded at their fair values. The fair value of liabilities was determined based on the present value of amounts to be paid. The excess of the specific tangible net assets over the reorganization value or negative goodwill has been allocated to non-current, non-monetary assets on a pro-rata basis.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following reconciliation of the Predecessor Company’s consolidated balance sheet as of May 31, 2003 to that of the Successor Company was prepared to present the adjustments that give effect to the reorganization and Fresh-Start Reporting (in thousands):

	Predecessor			Fresh-Start		Successor
	Company	Reorganization		Adjustments		Company

ASSETS:
Cash and cash equivalents	$13,453	$78,400	(a)	$—		$91,853
Accounts receivable, net	70,936	—		—		70,936
Inventories	21,590	—		—		21,590
Prepaid expenses and other assets	27,709	(14,756	)(b)	(480	)(i)	12,473
Rental equipment, net	394,909	—		(169,528	)(j)	225,381
Property and equipment, net	78,146	—		(34,940	)(j)	43,206
Intangible assets, net	—	—		8,604	(i)	8,604

Total assets	$606,743	$63,644		$(196,344)		$474,043

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities not subject to compromise:
Accounts payable	$39,386	$—		$—		$39,386
Accrued compensation and related taxes	5,068	—		—		5,068
Accrued expenses and other liabilities	51,172	(1,431	)(c)	(1,795	)(k)	47,946
Debt	144,120	45,211	(d)	—		189,331
Income taxes payable	63	500	(e)	—		563

Total liabilities not subject to compromise	239,809	44,280		(1,795)		282,294
Liabilities subject to compromise	1,103,269	(1,103,269	)(f)	—		—

Total liabilities	1,343,078	(1,058,989)		(1,795)		282,294

Stockholders’ equity (deficit)
Preferred stock	2	1	(g)	(2	)(l)	1
Common stock	584	15	(g)	(584	)(l)	15
Additional paid-in-capital	471,172	191,733	(g)	(471,172	)(l)	191,733
Retained earnings (deficit)	(1,205,213)	930,884	(h)	274,329	(m)(n)	—
Treasury stock	(2,880)	—		2,880	(l)	—

Total stockholders’ equity (deficit)	(736,335)	1,122,633		(194,549)		191,749

Total liabilities and stockholders’ equity (deficit)	$606,743	$63,644		$(196,344)		$474,043

(a)	To reflect net cash proceeds from the Baupost Investment.

(b)	To record the elimination of $15,540,000 of debt issuance costs associated with the senior secured credit facilities and operating leases being cancelled as part of the Plan and to record $784,000 of debt issuance costs associated with the Baupost Investment.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	To record the settlement of postpetition operating leases and debt and to record a liability for the settlement of unpaid priority tax claims previously accrued for as liabilities subject to compromise according to the terms of the Plan.

(d)	To record the issuance of convertible subordinated notes according to the terms of the Plan.

(e)	To record a liability for income taxes.

(f)	To record the discharge or settlement of liabilities subject to compromise according to the terms of the Plan as follows (in thousands):

Prepetition senior credit facility and term loan	$749,279
Prepetition unsecured notes	274,423
Prepetition secured notes	20,759
Accrued interest	11,007
Priority tax claims	4,946
Accounts payable	16,500
Accrued expenses	26,355

Total liabilities subject to compromise	$1,103,269

(g)	To record the issuance of the Successor Company equity.

(h)	To record the gain on extinguishment of debt.

(i)	To record (i) a $480,000 decrease to prepaid and other assets for the write-off of the Predecessor Company’s trademark intangible, (ii) the establishment of intangible assets related to the Company’s Brand and its customer relationships at fair value of $15,470,000, offset by a $6,866,000 decrease to intangible assets for the allocation of negative goodwill. See “— Note 7 — Intangible Assets.”

(j)	To record (i) a $9,546,000 increase to rental equipment to reflect its fair value as of the Effective Date, offset by a $179,074,000 decrease to rental equipment for the allocation of negative goodwill, (ii) a $461,000 decrease to property and equipment to reflect its fair value as of the Effective Date, and (iii) a $34,479,000 decrease to property and equipment for the allocation of negative goodwill.

(k)	To record the elimination of accruals for rent abatement and unfavorable leases.

(l)	To record the elimination of the Predecessor Company equity.

(m)	To record the gain on fresh-start adjustments of $494,748,000.

(n)	To record the elimination of the Predecessor Company’s retained earnings of $220,419,000.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Debt
      Debt consists of the following (in thousands):

	Successor Company

	December 31,

	2004	2003

Senior secured notes payable, net of unamortized debt discount of $7,080 at December 31, 2004 and $8,275 at December 31, 2003, bearing interest at 9.5%, interest payable semi-annually and principal payable in October 2010	$242,920	$241,725
Postpetition notes payable, bearing interest at prime, interest and principal payable on or before January 2007	261	1,350
Capital lease obligations payable in monthly installments through April 2005	489	—
Convertible subordinated notes payable, bearing interest at 6.5%, interest payable quarterly (deferred until maturity) and principal payable in June 2008	45,211	45,211

Total debt	$288,881	$288,286

Senior Secured Notes
      In October 2003, the Company completed the sale of $250,000,000 aggregate principal amount of 9.5% senior secured notes (the “Original Notes”) due 2010. The net proceeds were used to repay amounts outstanding under the Credit Facility (as defined below), equipment-related purchase money obligations, equipment leases and for other general corporate purposes. The Company may redeem all of the Senior Secured Notes on or after October 15, 2007. The Company may also redeem up to 35% of the notes prior to October 15, 2006 with the net proceeds of an equity offering at 109.5% of their principal amount, plus accrued interest; provided that at least 65% of the aggregate principal amount of the notes issued must remain outstanding after such redemption. The notes were issued by NationsRent Companies, Inc. and are guaranteed by all of its direct and indirect subsidiaries. NationsRent Companies, Inc. has no independent assets or operations, the guarantees are full and unconditional and joint and several, and there are no other subsidiaries other than the guarantors. There are no restrictions on the ability of NationsRent Companies, Inc. to obtain funds from its subsidiaries.
      In April 2004, the Company filed a registration statement on Form S-4 (Registration No. 333-114115), as amended (the “Registration Statement”), with the Commission with respect to the 9.5% senior secured notes (the “New Notes,” and together with the Original Notes, the “Senior Secured Notes”) that have substantially identical terms as the Original Notes, except that the New Notes are freely transferable. The Registration Statement was declared effective by the Commission on July 28, 2004 and promptly thereafter, the Company commenced an Exchange Offer, pursuant to which holders of the Original Notes were able to exchange Original Notes for the New Notes. The New Notes evidence the same debt as the Original Notes, are entitled to the benefits of the indenture governing the Original Notes and will be treated under the indenture as a single class with the Original Notes. In September 2004, the Company completed the Exchange Offer with 100% of the Original Notes being exchanged for New Notes.
      The Senior Secured Notes and the guarantees are secured by a first priority lien on substantially all of the Company’s and its subsidiaries’ rental equipment (other than titled vehicles), subject to certain permitted liens and certain other liens. The Company is required to maintain a collateral value coverage

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ratio, as defined, of at least 2.0 to 1.0. At December 31, 2004, the Company was in compliance with this requirement.
      Beginning on April 15, 2004, the Company pays interest on the notes semi-annually in cash, in arrears, on October 15 and April 15 at an annual interest rate of 9.5%.
      The indenture governing the notes contains various affirmative and negative covenants, subject to a number of important limitations and exceptions, including those limiting the Company’s ability to incur additional indebtedness or enter into sale and leaseback transactions; pay dividends, redeem stock or make other distributions; issue stock of the Company’s subsidiaries; make certain investments or acquisitions; grant liens on assets; enter into transactions with affiliates; merge, consolidate or transfer substantially all of the Company’s assets; and transfer and sell assets. The indenture also contains various customary events of default, including an event of default upon failure to pay at final maturity, or acceleration of the final maturity of, any other indebtedness that aggregates $10,000,000 or more.

Credit Facility
      On the Effective Date, the Company entered into a senior secured revolving credit facility (the “Credit Facility”) with an aggregate commitment of up to $150,000,000 with a syndicate of lenders. The Credit Facility was used to provide the exit financing for the Company pursuant to the Plan, to pay transaction expenses incurred in connection therewith and was used to refinance then existing indebtedness. In October 2003, the Company amended and restated the Credit Facility to reduce the aggregate commitments to up to $75,000,000 (including a $30,000,000 sub-limit for letters of credit) with Wachovia Bank as agent and repaid all amounts outstanding under the Credit Facility with the proceeds of the offering of Senior Secured Notes. In December 2004, the Company entered into a second amendment to the Credit Facility to amend certain items including extending the maturity date (the “Amended Credit Facility”). The Amended Credit Facility can be used to make capital expenditures, enter into standby letters of credit, or for working capital and other general corporate purposes. The Amended Credit Facility is scheduled to expire in June 2008.
      Under the terms of the Amended Credit Facility, availability is subject to a borrowing base test based upon eligible trade accounts receivable and titled vehicles. Borrowings under the amended revolver bear interest at either the Wachovia Bank base rate plus a percentage ranging from 0.50% to 1.00% or, at the Company’s option, the London Interbank Offered Rate (“LIBOR”) rate plus a percentage ranging from 2.00% to 2.50%. Letters of credit bear interest at the LIBOR rate plus a percentage ranging from 2.00% to 2.50%. There is an unused commitment fee of 0.375% to 0.50% and a letter of credit fronting fee of 0.125%. The Amended Credit Facility is secured by a first priority perfected security interest in all of the Company’s existing and after-acquired tangible and intangible assets, except for its rental equipment, inventory and real estate, and secured by a first priority pledge of the capital stock of the Company’s subsidiaries.
      The Company’s Amended Credit Facility contains various affirmative and negative covenants customary for similar working capital facilities. In addition, the Company must maintain a debt to cash flow ratio, as defined, of not greater than (a) 3.00 to 1.00 for each fiscal quarter, commencing with the fiscal quarter ending on September 30, 2003 through and including the fiscal quarter ending December 31, 2005, (b) 2.75 to 1.00 for each fiscal quarter, commencing with the fiscal quarter ending on March 31, 2006 through and including the fiscal quarter ending December 31, 2006, and (c) 2.50 to 1.00 for each fiscal quarter thereafter, measured as of the last day of each fiscal quarter. At December 31, 2004, the Company was in compliance with this requirement. The Amended Credit Facility also defines certain customary events of default, including the occurrence of any event of default under the Senior Secured Notes described above.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2004 and December 31, 2003, the Company had no cash borrowings under the Amended Credit Facility. The Company had $23,034,000 and $21,339,000 in outstanding letters of credit at December 31, 2004 and December 31, 2003, respectively, under the Amended Credit Facility. In addition, as of December 31, 2004, the Company had $46,152,000 of availability under the Amended Credit Facility, after taking into account the outstanding letters of credit.

Postpetition Notes Payable
      The Company renegotiated certain equipment leases as part of the Chapter 11 Cases. The Company entered into settlement agreements with respect to certain of those equipment leases. As part of such settlements, the Company acquired the equipment underlying such leases and issued notes payable to the lessors.
      Other, net for the seven months ended December 31, 2003 was positively impacted by a gain of $2,400,000 as a result of the repayment at a discount of certain purchase money financing.

Capital Lease Obligations
      Capital lease obligations represent leases that meet the criteria for treatment as capital leases under accounting principles generally accepted in the United States.

Convertible Subordinated Notes Payable
      The Successor Company issued $45,211,000 aggregate principal amount of 6.5% convertible subordinated promissory notes on the Effective Date in accordance with the terms of the Plan. The convertible subordinated notes have features that allow the holder to convert the principal of the note, or a portion thereof, into common stock at a conversion price of $242 per share. The convertible subordinated notes are callable at any time at the Company’s option. Calls within the first two years are at 103.25% of par if in connection with a sale of the Company or other business combination, or otherwise at 106.5%. Calls after the first two years are at par. In September 2003, the Company gave notice to the note holders that it was deferring interest payments on the notes until further notice in accordance with their terms. At December 31, 2004 and 2003, the deferred interest payments amounted to $4,753,000 and $1,633,000, respectively.

Aggregate Contractually Stated Maturities of Debt
      The aggregate contractually stated maturities of debt is $489,000, $0, $261,000, $45,211,000 and $0 for the five years ending December 31, 2005, 2006, 2007, 2008 and 2009, respectively, and $250,000,000 thereafter.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Reorganization Items, Net
      Expenses and income directly incurred as a result of the Chapter 11 Cases have been segregated from normal operations and are disclosed separately. The major components are as follows:

	Successor Company	Predecessor Company

		Five Months
	Year Ended	Ended	Year Ended
	December 31,	May 31,	December 31,
	2004	2003	2002

		(In thousands)
Gain on extinguishment of debt	$(361)	$(930,884)	$—
Fresh-start valuation adjustments	—	(494,748)	—
Professional fees	(644)	15,207	23,230
Employee expenses	—	7,212	5,229
Facility closures	—	114	2,095
Interest income	—	(5)	(240)
Other	—	1,983	1,747

Total reorganization items, net	$(1,005)	$(1,401,121)	$32,061

Successor Company
      Reorganization income for the year ended December 31, 2004 resulted from changes in estimates related to the settlement of tax liabilities and for accrued professional fees related to the Company’s emergence from bankruptcy.

Predecessor Company
      Gain on extinguishment of debt represents the settlement of certain equipment operating leases and debt for amounts less than the Predecessor Company’s recorded obligations. Professional fees consist of costs for financial advisors, legal counsel, consulting and other costs related to professional services incurred. Employee expenses primarily consist of retention bonuses paid under a retention program approved by the Bankruptcy Court to ensure the retention of certain key employees and severance payments made to certain employees who were terminated. Facility closure costs consist of miscellaneous charges related to the closing of the stores identified for closure in the reorganization. Interest income consists of interest earned on excess cash balances. Reorganization items excluding the gains on extinguishment of debt and fresh-start valuation adjustments were cash charges.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Intangible Assets
      As per the guidance of SFAS No. 141, on the Effective Date, the Company identified all assets and liabilities, including intangible assets that meet the recognition criteria of SFAS No. 141, regardless of whether they had been recorded in the financial statements of the Predecessor Company. As part of this process the Company identified the following intangible assets (in thousands):

	Successor Company

	December 31,

	2004	2003

Brand — indefinite-lived	$5,378	$5,378
Customer relationships	3,226	3,226
Less: accumulated amortization	(341)	(125)

Intangible assets, net	$8,263	$8,479

      The Company has developed a nationally recognized brand supported by a highly distinctive logo and a uniform clean storefront image and owns a number of registered service marks that include the name “NationsRent.” The Company also has developed ongoing relationships with its customer base. The Company amortizes the gross carrying amount of customer relationships over its estimated useful life of 15 years. The Company recorded the assets at fair value as determined by an appraisal less their allocated portion of negative goodwill.
      Amortization expense was $215,000 and $125,000 for the year ended December 31, 2004 and the seven months ended December 31, 2003, respectively. As of December 31, 2004, estimated amortization expense of finite-lived intangible assets is $215,000 for each of the years ending December 31, 2005, 2006, 2007, 2008 and 2009 and $1,810,000 thereafter.

8.	Impairment of Rental Equipment
      During 2002, the Company performed a review of its rental equipment fleet identifying equipment with low utilization and deployment. Based on this review, the Company decided to sell certain assets within its rental fleet with a carrying value of $28,746,000. In conjunction with this sale, the Company performed a review for impairment in accordance with SFAS No. 144.
      Accordingly, a portion of the equipment with a carrying value of $28,036,000 was adjusted to its fair value less cost to sell. The resulting $16,923,000 impairment loss was recorded as a separate line item in the accompanying statement of operations for the year ended December 31, 2002.

9.	Stockholders’ Equity

Preferred Stock
      The Company has authorized 1,000,000 shares of $.01 par value preferred stock. At the Effective Date, the Company issued an aggregate of 47,777 shares of Series A Preferred Stock (“Preferred Stock”) with a value of $47,777,000 to prepetition bank lenders and the creditors’ trust in accordance with the Plan. Certain funds managed by Baupost purchased an additional 24,225 shares for an aggregate purchase price of $24,225,000. The Preferred Stock has a liquidation preference of $1,000 per share. The holders of the Preferred Stock have no voting rights. Dividends are payable as and if declared at an annual rate of 5.0% of the value per share. The Preferred Stock is non-cumulative and no dividends have been declared to date. All shares of authorized preferred stock of the Predecessor Company were cancelled as of the Effective Date.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common Stock
      The Company has authorized 3,000,000 shares of $.01 par value common stock. At the Effective Date, the Company issued an aggregate of 1,000,000 shares of common stock to prepetition bank lenders and the creditors’ trust in accordance with the Plan. Certain funds managed by Baupost purchased an additional 540,679 shares for an aggregate purchase price of $40,227,000 during 2003. The Company also issued to certain of its officers and directors 3,292 shares and 125,617 shares under the 2003 Restricted Stock Plan during the year ended December 31, 2004 and the seven months ended December 31, 2003, respectively. See “— Note 14 — Restricted Stock.” All shares of authorized common stock of the Predecessor Company were cancelled as of the Effective Date.

10.	2000 Restructuring Plan
      As of January 1, 2002, the remaining reserve balance in the Company’s 2000 and 2001 restructuring account was $2,139,000 which related to employee termination severance costs and facility closures. There has been no activity in this account since the Petition Date. This remaining reserve balance was eliminated on the Effective Date.

11.	Commitments and Contingencies

Operating Leases
      The Company leases real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Some of the Company’s leases contain renewal options, some of which involve rate increases. For leases with step rent provisions whereby the rental payments increase incrementally over the life of the lease, the Company recognizes the total minimum lease payments on a straight-line basis over the lease term. Contractually stated future minimum lease payments under noncancelable operating leases at December 31, 2004 total $26,037,000, $25,775,000, $24,489,000, $22,604,000 and $18,186,000 for the years ending December 31, 2005, 2006, 2007, 2008 and 2009, respectively and $190,280,000 thereafter. Lease expense under noncancelable operating leases was $28,214,000, $20,469,000, $35,931,000 and $113,285,000 for the year ended December 31, 2004, the seven months ended December 31, 2003, the five months ended May 31, 2003 and the year ended December 31, 2002, respectively.

Insurance
      The Company’s group medical, primary auto liability, commercial general liability, and, in most states, its workers’ compensation liability insurance coverages are issued under arrangements with insurance carriers pursuant to which the Company effectively self-insures such primary coverage. Above the respective primary coverages, the Company has obtained commercial excess/umbrella and excess workers’ compensation liability stop loss coverages on a fully insured basis. The Company’s exposure to losses for the primary coverages are accrued based on an actuarial analysis of the fully-developed liability for reported claims incurred and fully-developed estimate for claims incurred but not reported. These liabilities are not discounted. Accruals related to the Company’s group medical self-insurance programs are included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Legal Matters
      On December 17, 2001, NationsRent, Inc. and its subsidiaries filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The cases were consolidated for procedural purposes and designated as Case No. 01-11628 (PJW). After notice and a hearing, on May 14, 2003, the

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Bankruptcy Court entered a final order to confirm the Plan. Thereafter, on the Effective Date, distributions were made to creditors and the Company emerged from bankruptcy protection. On the Effective Date, a creditors’ trust for the benefit of holders of general unsecured claims was formed. Pursuant to the Plan, the Company assigned to the creditors’ trust the right to object to all general unsecured claims, as well as the right to pursue all preference actions and other claims or causes of action under Sections 544 through 550 of the Bankruptcy Code that were not resolved or released pursuant to the Plan. Pursuant to the Plan, the Company retained the obligation to administer administrative priority and secured claims. In March 2004, the Company filed objections to certain claims and is presently in the process of settling such matters.
      NationsRent, Inc. was party to various legal proceedings and disputes that arose in the ordinary course of business prior to the Chapter 11 case, none of which were material to the Company’s financial condition or results of operations. All such proceedings were stayed as of the Petition Date and are being resolved pursuant to the terms of the Plan.
      The Company also has become party to legal proceedings and disputes arising in the ordinary course of business after December 17, 2001, the commencement date of the NationsRent, Inc. bankruptcy proceedings, none of which are material to the Company’s financial condition or results of operations.

Environmental Matters
      The Company and its operations are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. As part of the Company’s acquisition due diligence and prior to leasing any new facilities, the Company performs extensive environmental analyses on the sites to be operated by the Company. Any required remediation has typically been the responsibility of the prior owner or landlord. The Company does not believe there are currently any environmental liabilities which should be recorded or disclosed in the accompanying consolidated financial statements. The Company believes the possibility is remote that its compliance with various laws and regulations relating to the protection of the environment will have a material effect on its capital expenditures, future earnings or financial position.

12.	Income Taxes
      The components of the provision (benefit) for federal and state income taxes are summarized as follows:

	Successor Company		Predecessor Company

		Seven Months	Five Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	May 31,	December 31,
	2004	2003	2003	2002

Current	$13	$100	$—	$100
Deferred	—	(100)	—	(100)

	$13	$—	$—	$—

Federal	$—	$—	$—	$—
State	13	—	—	—

	$13	$—	$—	$—

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A reconciliation of the statutory federal income tax rate applied to income (loss) before income taxes to the effective income tax rate is as follows:

	Successor Company		Predecessor Company

		Seven Months	Five Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	May 31,	December 31,
	2004	2003	2003	2002

Federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%
Non-taxable reorganization gain	—	—	(36.9)	—
Federal and state effect of reorganization	—	—	25.4	—
Non-deductible meals and entertainment	(59.3)	(1.3)	—	(0.2)
Non-deductible penalties	(11.4)	(0.1)	—	—
Non-deductible reorganization costs	—	—	0.3	(3.6)
State income taxes, net of federal tax benefit	224.9	9.5	(0.2)	3.6
Change in valuation allowance	(189.7)	(43.1)	(23.6)	(34.8)
Other, net	(1.7)	—	—	—

	(2.2)%	—%	—%	—%

      Deferred income taxes reflect the tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred income tax assets and liabilities are as follows:

	Successor Company

	December 31,

	2004	2003

	(In thousands)
Deferred income tax assets, net:
Accrued liabilities and other reserves	$9,112	$7,346
Allowance for doubtful accounts	3,240	2,103
Net operating loss carryforwards	52,226	12,550
Alternative minimum tax and other credits	48	—
Other	—	221
Valuation allowance	(7,335)	(6,226)

	57,291	15,994
Deferred income tax liabilities:
Depreciable and amortizable assets	(54,758)	(15,994)
Prepaid assets and other	(2,533)	—

Net deferred income taxes	$—	$—

      At December 31, 2004, the Company had Net Operating Loss (“NOL”) carryforwards for federal income tax purposes of $132,791,000 that will begin to expire in 2024.
      The Company has recorded a valuation allowance for deferred tax assets of $7,335,000 and $6,226,000 at December 31, 2004 and 2003, respectively, as management believes it is likely that those deferred tax assets will not be realized.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company establishes reserves when it becomes probable that a tax return position may be challenged and that the Company may not succeed in completely defending that challenge. The Company adjusts these reserves in light of changing facts and circumstances, such as the settlement of a tax audit. The Company’s annual tax rate includes the impact of changes to income tax reserves. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that its reserves reflect the probable outcome of known tax contingencies. Resolution of income tax contingencies would be recognized as an increase or decrease to the Company’s tax rate in the period of resolution.

13.	Income (Loss) per Share
      Options and warrants to purchase 5,243,940 shares of common stock, preferred stock convertible into 36,507,937 shares of common stock and subordinated debt convertible into 10,841,961 shares of common stock were outstanding at December 31, 2002. The potentially dilutive impact of these securities was not included in the computation of diluted loss per share because the effect would be antidilutive. These securities were cancelled at the Effective Date.

14.	Restricted Stock
      On the Effective Date, the Company adopted a restricted stock plan (the “Restricted Stock Plan”), pursuant to which directors, officers, management and key employees of the Company are eligible to receive grants of restricted shares of common stock. Under the Restricted Stock Plan, the Company may grant up to an aggregate of 141,000 shares of common stock. Such restricted shares are not transferable (except under limited circumstances) and subject to forfeiture upon such terms and conditions as the Company’s Board of Directors or any committee thereof (if so delegated by the Board) shall determine. The Company accounts for restricted stock awards in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.
      The Company issued 3,292 and 125,617 shares of common stock valued at $71.59 per share during 2004 and 2003, respectively, to certain of its officers and directors under the Restricted Stock Plan. Deferred compensation is charged for the difference between the market value of the restricted shares and the sales price of the shares and was recorded as a reduction of stockholders’ equity in the accompanying consolidated balance sheets. During the year ended December 31, 2004 and the seven months ended December 31, 2003, respectively, deferred compensation charges of $236,000 and $8,991,000 were recorded in the accompanying consolidated statements of stockholders’ equity. Deferred compensation for such shares of restricted stock is amortized as compensation expense over the vesting period of such shares which range from immediate vesting to a four-year vesting schedule. The Company recognizes compensation expense for these shares as they vest and accordingly recognized expense of $3,632,000 and $4,431,000 during the year ended December 31, 2004 and the seven months ended December 31, 2003, respectively, which included “gross-up” payments in the amount of $180,000 and $4,448,000 during the year ended December 31, 2004 and the seven months ended December 31, 2003, respectively, related to the restricted shares for those employees who made an 83(b) election. Compensation expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

15.	Predecessor Company Stock Option Plans
      The Predecessor Company had stock option plans for employees and directors (employee and non-employee) which authorized the granting of stock options to purchase up to approximately 13.1 million shares of the Predecessor Company’s common stock. The exercise price per share for all options granted was based on the estimated fair value of the Company’s common stock at the date of grant. Generally, options granted had ten-year terms and vested in equal installments over a three or four-year period

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
commencing on the first anniversary of the date of grant, except for options granted to non-employee directors of the Company which were fully exercisable on the date of grant. The Predecessor Company’s stock option plans and all options outstanding were canceled on the Effective Date. A summary of the Company’s outstanding stock option activity and related information for the year ended December 31, 2002 and for the five months ended May 31, 2003 is as follows:

	Outstanding	Weighted Average
	Options	Exercise Price

Balance at December 31, 2001	8,888,488	$3.31
Granted	—	—
Canceled	(3,744,548)	3.24
Exercised	—	—

Balance at December 31, 2002	5,143,940	3.36
Granted	—	—
Canceled	(5,143,940)	3.36
Exercised	—	—

Balance at May 31, 2003	—	$—

16.	Rental Equipment, net
      Rental equipment, net consists of the following:

	Successor Company

	December 31,

	2004	2003

	(In thousands)
Rental equipment	$508,664	$396,009
Less: accumulated depreciation	(140,488)	(48,933)

Rental equipment, net	$368,176	$347,076

17.	Property and Equipment, net
      Property and equipment, net consists of the following:

	Successor Company

	December 31,

	2004	2003

	(In thousands)
Buildings and improvements	$42,015	$38,576
Furniture, fixtures and office equipment	10,012	6,293
Vehicles, delivery and shop equipment	36,898	30,263
Construction in progress	2,350	342

	91,275	75,474
Less: accumulated depreciation and amortization	(29,283)	(13,398)

Property and equipment, net	$61,992	$62,076

      At December 31, 2004, construction in progress included approximately $2,000,000 of software related costs.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Related Party Transactions

Successor Company
      Boston Rental Partners, LLC (“Boston Rental”), a company of which the Company’s largest stockholder was the sole member and the Company’s executive directors and co-chairmen of the board of directors were managing directors, was formed exclusively for the purpose of effecting a program that would facilitate the renting, leasing, purchasing or financing of new and used equipment by the Company in order to acquire or replace equipment the Company was leasing prior to the Effective Date. In this regard, prior to the Effective Date, Boston Rental purchased certain equipment that was the subject of the Company’s then existing operating leases (these leases are referred to collectively as, the “agreements”) from the lender or lessor under such agreements. Boston Rental also purchased equipment that was subject to an agreement that the Company rejected. Finally, Boston Rental also obtained equipment from a third party that was similar to the equipment that was subject to an agreement that the Company rejected. In each of these cases, Boston Rental then rented the equipment to the Company at rental rates equal to or less than the fair market value for such equipment (which fair market value was less than the current rates the Company was obligated to pay under the agreements). Rental payments under this program totaled approximately $839,000 and $415,000 for the five months ended May 31, 2003 and the seven months ended December 31, 2003, respectively. This program provided the Company with the opportunity to refinance the equipment underlying the then current operating leases down to the fair market value of such equipment. The program remained in effect until the Effective Date. On the Effective Date and shortly thereafter, certain of the Company’s subsidiaries collectively acquired the assets of Boston Rental aggregating approximately $65,396,000 for approximately $24,534,000 in cash and the assumption of approximately $40,862,000 of liabilities. On December 30, 2003, Boston Rental was dissolved.
      TREC, LLC, an entity affiliated with Bryan T. Rich, one of the Company’s Co-Chairmen, and certain affiliates of TREC, LLC, is currently leasing three locations to the Company. The Company assumed these leases on the Effective Date. Payments for such locations totaled approximately $693,000 for the year ended December 31, 2004 and $391,000 for the seven months ended December 31, 2003.
      The Company leases certain facilities from the brother of one of its Co-Chairmen. Payments for such leases totaled approximately $276,000 for the year ended December 31, 2004 and $160,000 for the seven months ended December 31, 2003.
      The Company leases a facility from the parents of one of its Co-Chairmen. Payments for such lease totaled approximately $116,000 for the year ended December 31, 2004 and $67,000 for the seven months ended December 31, 2003.
      Certain of the Company’s officers and directors are affiliated with interested stockholders of the Company. Thomas W. Blumenthal, a Company director, is a managing director of Baupost. In addition, the executive directors and co-chairmen of the board of directors of the Company, Bryan T. Rich and Douglas M. Suliman, Jr., are co-founders and managing members of Phoenix Rental Partners, LLC and certain of its affiliates, and were managing directors of Boston Rental. Pursuant to the terms of a stockholders’ agreement among the Company and the stockholders party thereto, the number of directors of the board of directors of the Company is fixed at nine. Under the stockholders’ agreement, two of the nine directors are designated by Phoenix and its affiliates, for so long as Phoenix holds 5% of the outstanding common stock. If Phoenix holds between 1% and 5% of the outstanding common stock, it designates one director. Baupost and its affiliates are entitled to designate: (i) four of the nine directors for so long as Baupost holds 20% of the outstanding common stock; (ii) three directors if Baupost holds between 15% and 20% of the outstanding common stock; (iii) two directors if Baupost holds between 5% and 15% of the outstanding common stock; or (iv) one director if Baupost holds between 1% and 5% of the outstanding common stock. Notwithstanding the foregoing, Baupost has the right to designate four

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
directors if Baupost holds more shares of common stock than any other holder of common stock and Phoenix has the right to designate two directors if Phoenix holds more shares of common stock than any other holder of common stock (not including Baupost). Baupost has designated Messrs. Blumenthal and Rosenbaum to serve as directors, and Phoenix has designated Messrs. Suliman and Rich to serve as directors. The Company’s board of directors currently has seven members and two vacancies. The vacancies are a result of Baupost having designated only two of the four directors it is entitled to select.
      In connection with the Baupost Investment, the Company paid Baupost a commitment fee of $1,600,000 and 33,634 shares of common stock. In addition, the Company paid the legal fees and disbursements of Baupost’s legal counsel relating to the preparation of definitive documentation with respect to the Baupost Investment, reimbursed Baupost for its reasonable out-of-pocket expenses and agreed to indemnify Baupost and its representatives from all losses, claims, damages, liabilities and expenses arising out of the Baupost Investment (unless resulting from the willful misconduct or gross negligence of Baupost).
      Baupost owns approximately $17,400,000 and $19,500,000 principal amount of the Company’s convertible subordinated notes at December 31, 2004 and 2003, respectively. For the year ended December 31, 2004 and the seven months ended December 31, 2003, interest expense related to these notes was approximately $1,300,000 and $700,000, respectively. Phoenix owns approximately $2,800,000 principal amount of the Company’s convertible subordinated notes at December 31, 2004 and 2003. For the year ended December 31, 2004 and the seven months ended December 31, 2003, interest expense related to these notes was approximately $200,000 and $100,000, respectively.
      In November 2003, the Company created a limited housing assistance program to attract and retain certain specified individuals to the Company’s corporate headquarters in Fort Lauderdale, Florida, and to assist such persons who moved from a materially lower cost of living city with the transition/relocation expenses associated with moving to Fort Lauderdale. The Company’s limited housing assistance program consists of two non-interest bearing loans: one is a short-term bridge loan (one year), the other a long- term loan (ten years); neither loan is forgivable and must be repaid in full. Any short-term loan made under the program is no more than the appraised equity value of the employee’s existing residence, is secured by such residence and is subject to repayment upon the sale of such residence. Any long-term loan made under the program is limited to 50% of the purchase price of the employee’s new South Florida principal residence and is secured by such residence. The Company made available such housing assistance program to certain of its non-executive officers. No executive officers are permitted to participate in this program. In December 2003, the Company made a short-term bridge loan of approximately $255,000 and a long-term loan to a certain non-executive officer of the Company of approximately $1,265,000. Two more short term bridge loans in the amount of $385,000 and $225,000, and two more long terms loans in the amount of $700,000 and $591,000 were made to two additional non-executive officers of the Company during 2004. During 2004, two short term bridge loans were repaid. The outstanding balance of the remaining short term bridge loan was $225,000 and the aggregate of the three long term loans was $2,509,000 at December 31, 2004. These amounts are included in prepaid expenses and other assets in the accompanying consolidated balance sheets.
      During the second quarter of 2004, the Company acquired 239 units of rental equipment from Phantom Equipment Rental Corp. (“Phantom”), which is an entity affiliated with Bryan T. Rich, for $6,008,000. As part of such acquisition, Phantom agreed to reimburse the Company for returning the acquired units to a rent-ready condition, and for the cost of an annual inspection on each unit. Phantom has reimbursed the Company approximately $136,000 for costs incurred by the Company through December 2004. In addition, Phantom has paid the Company approximately $13,000 for rental of equipment and shipping.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Predecessor Company
      The Company leased certain office space from Extended Stay America, Inc. (“Extended Stay”). Lease payments for such space totaled $238,000 for the five months ended May 31, 2003 and $636,000 for the year ended December 31, 2002. One of the Company’s former directors served as a director of Extended Stay.
      The Company leased certain office space from AutoNation, Inc. (“AutoNation”). Lease payments for such space totaled $309,000 for the five months ended May 31, 2003 and $752,000 for the year ended December 31, 2002. Two of the Company’s former directors until the Effective Date, served as directors of AutoNation.
      The Company purchased certain building construction services and certain freight services from Alvada Construction, Inc. and Alvada Trucking, Inc. (“Alvada”), which totaled $13,000 for the year ended December 31, 2002. Alvada is controlled by the estate of a relative of the former CEO of the Company.
      The Company purchased certain fabrication services from Findlay Machine and Tool (“FMT”), which totaled $16,000 for the year ended December 31, 2002. The principal shareholder of FMT is directly related to the former CEO of the Company.
      In connection with the recruiting and relocation of the Company’s former Executive Vice President and Chief Financial Officer, the Company loaned such executive $250,000, the principal and interest of which was forgiven in accordance with its terms during the five months ended May 31, 2003.

19.	Retirement Plan
      In November 1998, the Company adopted the NationsRent 401(k) Retirement Plan (the “Retirement Plan”) which allows its eligible employees to make contributions, up to a certain limit, to the Retirement Plan on a tax-deferred basis under Section 401(k) of the Internal Revenue Code of 1986, as amended. Eligible employees are those who have completed their 90-day probationary period and are over twenty-one years of age. The Company may, at its discretion, make matching contributions to the Retirement Plan. The Company made no matching contributions for all periods presented.

20.	Comprehensive Income (Loss)
      The objective of reporting comprehensive income is to disclose all changes in equity of an enterprise that result from transactions and other economic events in a period other than transactions with owners. The comprehensive income (loss) of the Company was equal to net income (loss) for all periods presented.

NATIONSRENT COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Quarterly Financial Information (Unaudited)
      The following tables summarize selected quarterly data for the Company for the years ended December 31, 2004 and 2003.

	Successor Company

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(In thousands, except per share data)
2004
Revenue	$120,023	$144,142	$165,843	$159,652
Gross profit	14,078	39,091	51,322	40,149
Operating income (loss)	(12,781)	8,882	20,744	10,586
Net income (loss)	$(20,287)	$1,207	$14,091	$4,393

	Predecessor Company			Successor Company

		Second Quarter

	First	First Two	Last	Third	Fourth
	Quarter	Months	Month	Quarter	Quarter

		(In thousands, except per share data)
2003
Revenue	$92,568	$83,498	$41,926	$135,426	$133,185
Gross profit (loss)	(4,495)	629	8,974	35,414	25,958
Operating income (loss)	(28,299)	(18,191)	291	9,718	(10,847)
Net income (loss)	$(22,467)	$1,374,024	$(832)	$6,008	$(19,675)

Basic net income (loss) per share	$(0.39)	$23.95

Diluted net income (loss) per share	$(0.39)	$23.95

      The Company’s quarterly financial information reflects all adjustments for the matters described in the Company’s current report on Form 8-K, dated March 30, 2005, and the Company’s Quarterly Reports on Form 10-Q/A for the periods ended June 30, 2004 and September 30, 2004, in each case as filed with the Securities and Exchange Commission in March 2005. See “— Note 2 — Significant Accounting Policies — Restatements.”
      The Company’s revenue and income are dependent upon the construction industry which is dependent upon weather and other seasonal factors affecting construction in the geographic areas where it has operations. Because of this variability in demand, the Company’s quarterly revenue and income may fluctuate. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any other quarter or for a full year.
      Net income for the two months ended May 31, 2003 includes reorganization items, net of approximately $1,401,000,000. See “— Note 6 — Reorganization Items, Net.”
      Net loss for the three months ended December 31, 2004, includes (i) reorganization items, net of approximately $1,005,000, (ii) a favorable change in the estimate for tax liabilities of approximately $1,400,000, which was recorded in selling, general and administrative expenses, and (iii) a favorable change in the accrual for self-insurance programs of approximately $1,800,000.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
(In thousands)

	Balance at	Charged to					Balance at
	Beginning of	Costs and					End of
Descriptions	Period	Expenses	Deductions		Other		Period

Allowances for Doubtful Accounts:
For the year ended December 31, 2004 — Successor Company	$10,960	$4,889	$(7,540	)(a)	$—		$8,309
For the seven months ended December 31, 2003 — Successor Company	17,947	5,392	(12,379	)(a)	—		10,960
For the five months ended May 31, 2003 — Predecessor Company	16,826	3,211	(2,090	)(a)	—		17,947
For the year ended December 31, 2002 — Predecessor Company	26,109	11,645	(20,928	)(a)	—		16,826
Restructuring Reserves:
For the five months ended May 31, 2003 — Predecessor Company	2,139	—	—		(2,139	)(b)	—
For the year ended December 31, 2002 — Predecessor Company	$2,139	$—	$—		$—		$2,139

(a)	Accounts written-off.

(b)	Amount was adjusted pursuant to Fresh-Start Reporting principles in accordance with AICPA SOP 90-7.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
      The unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives effect to (i) the Plan of Reorganization (the “Plan of Reorganization”) pursuant to which the Company and its subsidiaries emerged from bankruptcy on June 13, 2003 (the “Effective Date”), (ii) the restructuring of certain operating leases which occurred over a period prior to the Effective Date and that was facilitated by the Plan of Reorganization (the “Lease Restructurings”), (iii) the consummation of the Company’s offering of $250.0 million aggregate principal amount of 9 1/2% senior secured notes due 2010 (the “Offering”) on October 23, 2003 and the application of proceeds therefrom, and (iv) the application of the principles required by Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“Fresh-Start Reporting”) in connection with our Plan of Reorganization, as if each had been completed on January 1, 2003.
      The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what the Company’s actual results of operations would have been had the Plan of Reorganization, the Lease Restructurings, the Offering and the application of the principles of Fresh-Start Reporting actually been completed at the beginning of the indicated period, and is not indicative of the Company’s future results of operations. The unaudited pro forma consolidated financial information should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto, as included elsewhere in this prospectus.
      The Company’s audited consolidated financial statements for the five months ended May 31, 2003 and the seven months ended December 31, 2003 and the unaudited pro forma consolidated financial statements for the year ended December 31, 2003 have been restated for the matters described in the Company’s Current Report on Form 8-K, dated March 30, 2005, in each case as filed with the Securities and Exchange Commission. The accompanying unaudited pro forma consolidated financial statements reflect these adjustments.

NATIONSRENT COMPANIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003
(In thousands)

	Predecessor	Successor
	Company	Company

		Seven Months
	Five Months	Ended
	Ended	December 31,	Reorganization		Offering
	May 31, 2003	2003	Adjustments		Adjustments	Pro Forma

Revenue:
Equipment rentals	$155,567	$268,704	$—		$—	$424,271
Sales of equipment, merchandise, service, parts & supplies	20,499	41,833	—		—	62,332

Total revenue	176,066	310,537	—		—	486,603
Cost of revenue:
Cost of equipment rentals	103,367	147,099	(6,039	)(a)	—	244,427
Rental equipment-depreciation and lease expense, and vehicle depreciation	57,801	62,435	(16,990	)(b)(c)	4,397 (d)	107,643
Cost of sales of equipment, merchandise, service, parts & supplies	18,764	30,657	—		—	49,421

Total cost of revenue	179,932	240,191	(23,029)		4,397	401,491

Gross profit (loss)	(3,866)	70,346	23,029		(4,397)	85,112
Operating expenses:
Selling, general and administrative expenses	37,173	66,397	—		—	103,570
Non-rental equipment depreciation and amortization of non-rental assets	5,451	4,787	(2,469	)(e)	—	7,769

Operating loss	(46,490)	(838)	25,498		(4,397)	(26,227)

Other (income) expense:
Interest expense	3,164	15,702	1,030	(f)	8,425 (g)	28,321
Other net	(90)	(2,041)	—		—	(2,131)

Loss before reorganization items	$(49,564)	$(14,499)	$24,468		$(12,822)	$(52,417)

The accompanying notes to this unaudited pro forma consolidated statement of operations are an integral part of these statements.

NATIONSRENT COMPANIES, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003

1.	General
      On the Effective Date, the Predecessor Company emerged from proceedings under Chapter 11 of the Bankruptcy Code pursuant to the terms of the Plan of Reorganization. On the Effective Date, pursuant to the Plan of Reorganization, the Predecessor Company merged into an indirect subsidiary of the Successor Company. Under the terms of the Plan of Reorganization, on the Effective Date (i) the holders of allowed claims under the Debtors’ prepetition senior secured credit facility received 63.3% of the new common stock, new preferred stock and new subordinated notes of the Successor Company (the “new securities”), (ii) a creditors’ trust for the benefit of the holders of allowed general unsecured claims received 3.3% of the new securities and $300,000 in cash and (iii) a new investor group purchased 33.3% of the new securities for $80,000,000. The Plan of Reorganization did not provide for any value or distribution to the equity holders of the Predecessor Company.
      As of June 1, 2003, the Company adopted the provisions of Fresh-Start Reporting. The adoption of Fresh-Start Reporting results in the Company revaluing its balance sheet to fair value based on the reorganization value of the Company. The reorganization value of an entity approximates the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets immediately after restructuring. In connection with our reorganization, the Company determined an estimated reorganization value of approximately $157,777,000 before taking into account the $80,000,000 investment (the “Baupost Investment”) by The Baupost Group L.L.C. on the Effective Date. The estimated total reorganized equity value of the Company aggregated approximately $237,800,000 after taking into account the Baupost Investment.
      The pro forma adjustments give effect to certain rental and vehicle lease buy-outs that were executed during the five-month period ended May 31, 2003 in connection with the Plan of Reorganization. In most cases, the Company settled its obligations under the operating leases by acquiring the underlying equipment and vehicles in exchange for a promissory note or cash. In certain cases, the Company rejected the operating leases and returned the equipment. These buy-outs were facilitated by the Company’s bankruptcy proceedings and occurred over a period prior to the Effective Date and thus were not included in the reconciliation of Fresh-Start Reporting in “— Note 4 — Fresh-Start Reporting” which only reflects reorganization items that were executed as of the Effective Date.
      In October 2003, the Company completed the Offering. The net proceeds from the Offering were used to repay amounts outstanding under the senior secured revolving credit facility, purchase money obligations, equipment leases and for other general corporate purposes.

2.	Pro Forma Adjustments
      Adjustments to the accompanying unaudited pro forma consolidated statement of operations are as follows:

(a)	Reflects the reduction in vehicle lease expense of $6.0 million as a result of operating leases that were bought out as facilitated by the Plan of Reorganization.

(b)	Reflects the decrease in rental equipment depreciation expense of $3.4 million resulting from Fresh-Start Reporting adjustments. See “— Note 4 — Fresh-Start Reporting” to the consolidated financial statements for the year ended December 31, 2003 for a further discussion of the Fresh-Start Reporting adjustments.

(c)	Reflects the decrease to rental equipment lease expense of $19.4 million as a result of operating leases that were bought out or rejected as facilitated by the Plan of Reorganization. The decrease was partially offset by an increase in vehicle depreciation expense of $5.8 million resulting from vehicles under operating leases that were bought out as facilitated by the Plan of Reorganization. These lease buy-outs were not executed as of the Effective Date and were not explicitly included in the Company’s Plan of Reorganization.

(d)	Reflects the increase in rental equipment depreciation expense of $7.7 million, partially offset by the reduction in rental equipment lease expense of $3.3 million resulting from the buy out of rental equipment under operating lease obligations with proceeds related to the Offering.

(e)	Reflects the decrease in non-rental depreciation of $2.5 million resulting from Fresh-Start Reporting adjustments. See “Note 4 — Fresh-Start Reporting” to the consolidated financial statements for the year ended December 31, 2003 for a further discussion of the Fresh-Start Reporting adjustments. The decrease was partially offset by an increase to non-rental depreciation expense for the amortization of the customer relationships intangible asset of $0.1 million resulting from Fresh-Start Reporting adjustments. See “Note 8 — Intangible Assets” of the consolidated financial statements for the year ended December 31, 2003 for a further discussion of the customer relationships intangible asset.

(f)	Reflects the increase in interest expense (including the amortization of debt issuance costs) of $3.1 million related to the issuance of $45.2 million of convertible subordinated notes pursuant to the Plan of Reorganization, partially offset by a decrease in interest expense of $2.1 million resulting from the restructuring of certain debt pursuant to the Plan of Reorganization. This pro forma adjustment to interest expense is based on the 6.5% interest rate of the convertible subordinated notes.

(g)	Reflects the increase in interest expense (including the amortization of debt issuance costs) of $25.3 million resulting from the issuance of the original notes in the Offering, partially offset by a decrease in interest expense of $16.9 million related to indebtedness repaid with the proceeds of the Offering. This pro forma adjustment to interest expense is based on the 9.5% interest rate of the original notes.

3.	Items Related to the Offering Not Adjusted
      During October 2003, the Company wrote-off $3.0 million of debt issuance costs related to the amendment and restatement of its senior secured revolving credit facility to reduce the borrowing capacity from $150,000,000 to $75,000,000. The reduction in borrowing capacity was related to and was done concurrently with the Offering. The $3.0 million of debt issuance costs written-off is reflected without adjustment in the unaudited pro forma consolidated statement of operations.
      During October 2003, the Company recorded a gain of $2.4 million resulting from the repayment of certain purchase money financing at a discount with proceeds from the Offering. Such gain is reflected without adjustment in the unaudited pro forma consolidated statement of operations.

    We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made under this prospectus after the date of this prospectus shall create an implication that the information contained in this prospectus or the affairs of our company have not changed since the date hereof.
    Until                   , 2005 (90 days from the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this Exchange Offer, may be required to deliver a prospectus.

NationsRent Companies, Inc.
Offer to exchange all outstanding
9 1/2% Senior Unsecured Notes due 2015
for 9 1/2% Senior Unsecured Notes due 2015,
which have been registered under
the Securities Act of 1933.
PROSPECTUS
                    , 2005

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
Indemnification of Directors and Officers of the Issuer
      NationsRent Companies, Inc. is a corporation organized under the laws of the State of Delaware.

Indemnification under the Delaware General Corporation Law
      Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
      Section 145 of the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.
      The DGCL also provides that indemnifications under Section 145 can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.
      The DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.
      Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, so as long the corporation does not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director received an improper personal benefit.
      These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Company’s Certificate of Incorporation
      Pursuant to the Company’s certificate of incorporation, to the extent not prohibited by law, the Company will indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, a “proceeding,” by reason of the fact that such person, or a person of whom such person is the legal representative, is or was one of our directors or officers, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at our request, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”) while serving as a director or officer of the company, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner such person believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company also may indemnify, to the extent described above, any person who is or was an employee or agent of the Company, or is or was serving as a director, officer, manager, member, employee or agent or in any other capacity at our request, for any Other Entity.

Indemnification under the Bylaws
      Pursuant to the Company’s bylaws, the company will indemnify all of its directors and officers to the fullest extent permitted or required by the DGCL.

Indemnification under the Indemnification Agreement
      The Company has entered into an indemnification agreement with each of its directors, pursuant to which it will indemnify such director against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with any such proceeding (or any claim, issue or matter therein), if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Indemnification under the D&O Insurance Policy
      The Company’s directors and officers are also entitled to the benefits of the Company’s director and officer insurance policy.

Indemnification under the Employment Agreements
      Pursuant to the terms of their employment agreements, persons covered by such agreements are indemnified and held harmless by the Company to the fullest extent permitted under the law of the State of Delaware. The Company is required to advance payment to such employee for costs and expenses and for all liability incurred by such employee to any third party as a result of the performance of its duties under the employment agreement, subject to the recoupment of such advances by the Company if it is ultimately determined that the employee was not entitled to such indemnification.

Indemnification of Directors and Officers of the Delaware Corporate Subsidiary Guarantors
      NationsRent, Inc., Las Olas Twelve Corporation, Las Olas Fourteen Corporation, NRGP, Inc., NationsRent USA, Inc., NationsRent West, Inc., Logan Equipment Corp., NationsRent Transportation Services, Inc., and NR Delaware, Inc. are corporations organized under the laws of the State of Delaware.

Indemnification under the DGCL
      The indemnification provisions of the DGCL described above in “— Indemnification of Directors and Officers of the Issuer” also relate to the directors and officers of the Delaware Corporate Subsidiary Guarantors.

Indemnification under the Certificates of Incorporation
      The indemnification provisions under the certificate of incorporation described above in “— Indemnification of Directors and Officers of the Issuer” also relate to the directors and officers of NationsRent, Inc., Las Olas Twelve Corporation and Las Olas Fourteen Corporation.
      Except as described above in “Indemnification under the Delaware General Corporation Law” the certificates of incorporation of NRGP, Inc., NationsRent USA, Inc., NationsRent West, Inc., Logan Equipment Corp., NationsRent Transportation Services, Inc., and NR Delaware, Inc. do not contain additional provisions indemnifying their respective directors and officers.

Indemnification under the Bylaws
      NationsRent, Inc., Las Olas Twelve Corporation and Las Olas Fourteen Corporation, pursuant to the terms of their bylaws, indemnify their respective directors and officers to the fullest extent permitted or required by the DGCL.
      NRGP, Inc., NationsRent USA, Inc., NationsRent West, Inc., Logan Equipment Corp., NationsRent Transportation Services, Inc., and NR Delaware, Inc., pursuant to the terms of their respective bylaws, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a person for whom he or she is the legal representative, is or was a director or officer of the respective corporation or is or was serving at the request of the respective corporation as a director, officer of the corporation or is or was serving at the request of the respective corporation as a director, officer, employee or other agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Each corporation is required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the board of directors of the corporation.
Indemnification of Directors and Officers of the Delaware Limited Partnership Subsidiary Guarantor
      NationsRent of Texas, LP is a limited partnership organized under the laws of the State of Delaware.

Indemnification under the Delaware Revised Uniform Limited Partnership Act
      Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) provides that a limited partnership may indemnify and hold harmless any partners or other persons from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the limited partnership’s partnership agreement.

Indemnification under the Amended and Restated Agreement of Limited Partnership
      Pursuant to its Amended and Restated Agreement of Limited Partnership, NationsRent of Texas, LP shall indemnify the General Partner, NRGP, Inc., and its officers, directors and members, for, and hold the General Partner, its officers, directors and members, harmless from, any loss or damage incurred by them by reason of any act or omission performed or omitted by them in good faith and in a manner reasonably believed by them to be within the scope of the authority granted to the General Partner and in the best interests of the Partnership, unless such person is guilty of gross negligence or willful misconduct. To the fullest extent authorized by law, the Partnership shall pay or reimburse reasonable expenses (including reasonable attorneys’ fees) incurred by the General Partner, or its officers, directors and members that are a party to a proceeding, in advance of a final disposition of such proceeding. The Partnership may purchase and maintain insurance on behalf of the General Partner, its officers, directors, employees and owners against any liability asserted against or incurred by them as a result of being the General Partner, or officers, directors or members of the General Partner, whether or not the Partnership would have the power to indemnify such person or entity against the same liability under the provisions of its amended and restated partnership agreement or the Partnership Act.
Indemnification of Directors and Officers of the Delaware Limited Liability Company Subsidiary Guarantor
      NationsRent Dealer Group, LLC is a limited liability company organized under the laws of the State of Delaware.

Indemnification under the Delaware Limited Liability Company Act
      Section 18-108 of the Delaware Liability Company Act (the “LLC Act”) provides that a limited liability company may indemnify and hold harmless any member or manager or other persons from and against any and all claims and demands whatsoever, subject to the standards and restrictions set forth in the limited liability company’s limited liability company agreement.

Indemnification under the Limited Liability Company Agreement
      Pursuant to its Limited Liability Company Agreement, NationsRent Dealer Group, LLC shall indemnify, defend, and hold harmless its members, managers, and officers to the fullest extent provided by, or permissible under, Section 18-108 of the DGCL, or any successor statute. NationsRent Dealer Group, LLC shall pay expenses, including, without limitation, attorney’s fees incurred by its members, managers, and officers in defending any proceeding, in advance of a final disposition of such proceeding.
Indemnification of Directors and Officers of the California Subsidiary Guarantor
      BDK Equipment Company, Inc. is a California corporation organized under the laws of the State of California.

Indemnification under California Corporations Code
      Section 317 of the California Corporations Code authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an officer or director of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

Indemnification under the Articles of Incorporation
      There is no express indemnification provision in the articles of incorporation of BDK Equipment Company, Inc.

Indemnification under the Bylaws
      Pursuant to its bylaws, BDK Equipment Company, Inc., shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or other agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. The corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the board of directors of the corporation.
Indemnification of the Subsidiaries

Indemnification under the Indemnification Agreement, D&O Insurance Policy and Employment Agreements
      Directors and officers of each of the Company’s subsidiaries are also indemnified to the same extent as directors and officers of the Company pursuant to the terms of the Company’s Indemnification Agreement, the Director & Officer Insurance Policy, and the Employment Agreements (to the extent such directors and officers are also employees of the Company) as described above in “Indemnification under the Indemnification Agreement,” “Indemnification under the D&O Insurance Policy” and “Indemnification under the Employment Agreements,” respectively, under “Indemnification of Directors and Officers of the Issuer.”

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits

Exhibit
Number		Description

2.1		First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries, dated February 7, 2003, as filed in the United States Bankruptcy Court District of Delaware on February 11, 2003*(1)
2	.1.1	Modifications to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries(1)
2	.1.2	Modifications (Second) to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries(1)
2	.1.3	Modifications (Third) to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries(1)
3.1		Certificate of Incorporation of the Company(1)
3.2		Certificate of Amendment of Certificate of Incorporation of the Company(1)
3.3		Certificate of Amendment of Certificate of Incorporation of the Company(1)
3.4		Certificate of Designation for Series A Preferred Stock of the Company(1)
3.5		Certificate of Amendment to Certificate of Designation for Series A Preferred Stock(1)
3.6		By-Laws of the Company(1)

Exhibit
Number		Description

3.7		Certificate of Incorporation of NationsRent, Inc.(1)
3.8		By-Laws of NationsRent, Inc.(1)
3.9		Certificate of Incorporation of Las Olas Fourteen Corporation(1)
3.10		By-Laws of Las Olas Fourteen Corporation(1)
3.11		Certificate of Incorporation of Las Olas Twelve Corporation(1)
3.12		By-Laws of Las Olas Twelve Corporation(1)
3.13		Certificate of Incorporation of NRGP, Inc., as amended(1)
3.14		By-Laws of NRGP, Inc.(1)
3.15		Certificate of Incorporation of NationsRent USA, Inc.(1)
3.16		By-Laws of NationsRent USA, Inc.(1)
3.17		Certificate of Incorporation of NationsRent West, Inc.(1)
3.18		By-Laws of NationsRent West, Inc.(1)
3.19		Certificate of Incorporation of Logan Equipment Corp., as amended(1)
3.20		By-Laws of Logan Equipment Corp.(1)
3.21		Certificate of Incorporation of NationsRent Transportation Services, Inc.(1)
3.22		By-Laws of NationsRent Transportation Services, Inc.(1)
3.23		Articles of Incorporation of BDK Equipment Company, Inc.(1)
3.24		Amended and Restated Bylaws of BDK Equipment Company, Inc.(1)
3.25		Certificate of Incorporation of NR Delaware, Inc.(1)
3.26		By-Laws of NR Delaware, Inc.(1)
3.27		Certificate of Limited Partnership of NationsRent of Texas, LP(1)
3.28		Amended and Restated Agreement of Limited Partnership of NationsRent of Texas, LP(1)
3.29		Certificate of Formation of NationsRent Dealer Group, LLC(6)
3.30		Limited Liability Company Agreement of NationsRent Dealer Group, LLC(6)
4.1		Form of 9.5% Senior Secured Notes due 2010(1)
4.2		Indenture, dated as of October 23, 2003, by and among Company, the Guarantors and Wilmington Trust Company, governing the Company’s 9.5% Senior Secured Notes due 2010(1)
4	.2.1	First Supplement, dated as of July 27, 2004, to the Indenture, dated as of October 23, 2003, by and among Company, the Guarantors and Wilmington Trust Company(1)
4	.2.2	Second Supplemental Indenture, dated as of March 31, 2005, to the Indenture, dated as of October 23, 2003, by and among Company, the guarantors named therein and Wilmington Trust Company(6)
4	.2.3	Third Supplemental Indenture, dated as of April 26, 2005, to the Indenture, dated as of October 23, 2003, by and among Company, the guarantors named therein and Wilmington Trust Company(5)
4.3		Registration Rights Agreement, dated as of October 23, 2003, by and among the Company, the guarantors named therein and the initial purchasers(1)
4.4		Form of 6.5% Unsecured Convertible Subordinated Promissory Note due 2008(1)
4.5		Form of 9.5% Senior Unsecured Notes due 2015(6)
4.6		Indenture, dated April 26, 2005, by and among the Company, the guarantors party thereto and Wilmington Trust Company, governing the Company’s 9.5% Senior Unsecured Notes due 2015(5)
4.7		Registration Rights Agreement, dated April 26, 2005, by and among the Company, the guarantors named therein and Jefferies & Company, Inc.(5)
5		Opinion of Stroock & Stroock & Lavan LLP regarding validity of the New Notes and the new Guarantees(7)

Exhibit
Number		Description

10.1		NationsRent Liquidating Trust Agreement, dated as of June 13, 2003, by and among NationsRent, Inc. and its subsidiaries, as settlors, and Perry Mandarino, as trustee of the NationsRent Unsecured Creditor’s Liquidating Trust(1)
10.2		Call Agreement, dated as of June 13, 2003, by and between NR Holdings, Inc. and Perry Mandarino, as trustee on behalf of NationsRent Unsecured Creditor’s Liquidating Trust(1)
10.3		2003 Restricted Stock Plan of NR Holdings, Inc.(1)
10.4		Stockholders’ Agreement, dated as of June 13, 2003, by and among NR Holdings, Inc. and the stockholders party thereto(1)
10.5		First Amendment to Stockholders’ Agreement, dated as of July 9, 2003, by and among NR Holdings, Inc. and the stockholders party thereto(1)
10	.5.1	Second Amendment to Stockholders’ Agreement, dated as of December 10, 2004, by and among NationsRent Companies, Inc. and the stockholders party thereto(4)
10.6		Amended and Restated Indemnification Agreement, dated as of June 13, 2003, by and among NationsRent Companies, Inc. and the indemnities signatory thereto(2)
10.7		Employment Agreement, effective June 13, 2003, by and between the Company and Thomas J. Putman(1)
10.8		Employment Agreement, effective July 9, 2003, by and between the Company and Bryan T. Rich(1)
10.9		Employment Agreement, effective July 9, 2003, by and between the Company and Douglas M. Suliman, Jr.(1)
10.10		Employment Agreement, effective June 23, 2003, by and between the Company and Thomas J. Hoyer(1)
10.11		Employment Agreement, effective June 13, 2003, by and between the Company and Joseph H. Izhakoff(1)
10.12		Employment Agreement, effective July 9, 2003, by and between the Company and John Scherer(1)
10.13		Form of Key Employee Housing Assistance Program(1)
10.14		Indenture, dated March 1, 1998, between Francis P. Richard/or Catherine L. Rich and Logan Equipment Corporation(1)
10.15		First Amendment to Lease, dated April 21, 2000, between Francis P. Rich and/or Catherine L. Rich and NationsRent USA, Inc. (successor-in-interest to Logan Equipment Corporation)(1)
10.16		Lease Agreement, dated December 14, 1998, between Jim Joy Holdings, LLC and NationsRent of New Hampshire, Inc.(1)
10.17		Lease Assignment, dated September 17, 1999, between Jim Joy Holdings, LLC and 1216 West Hammond Street, LLC(1)
10.18		First Amendment to Lease, dated January 10, 2000, between 1216 Hammond Street, LLC and NationsRent USA, Inc.(successor-in-interest to NationsRent of New Hampshire, Inc.)(1)
10.19		Lease Agreement, dated March 15, 2000, between Jim Joy Holdings, LLC and NationsRent USA, Inc.(1)
10.20		Lease Agreement, dated December 7, 1999, between TREC, LLC and NationsRent USA, Inc.(1)
10.21		Lease Agreement, dated December 14, 1998, between TREC, LLC and NRI/ LEC Merger Corp., Inc.(1)
10.22		Lease Agreement, dated March 1, 2000, between TREC, LLC and NationsRent USA, Inc.(1)
10.23		First Amendment to Lease, dated May 24, 2001, between TREC, LLC and Nations Rent USA, Inc.(1)
10.24		Subscription Agreement, dated June 13, 2003, among NR Holdings, Inc. and the subscribers party thereto(1)
10.25		Asset Purchase Agreement, dated June 13, 2003, among Boston Rental Partners, LLC, NationsRent, Inc. and its subsidiaries(1)

Exhibit
Number		Description

10.26		Rental Agreement, dated January 31, 2003, by and between Boston Rental Partners, LLC, and NationsRent, Inc. and Term Sheet Regarding Settlement Program referenced therein(1)
10.27		Strategic Alliance Agreement, dated October 12, 2000, between NationsRent, Inc. and Lowe’s Companies, Inc.(1)
10.28		Employment agreement, effective May 20, 2004, by and between the Company and Gary N. Golden(1)
10.29		Employment agreement, effective July 9, 2003, by and between the Company and Robert W. Schiller(1)
10.30		Amended and Restated Credit Agreement, dated as of October 23, 2003, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent and as a lender, and the other lending institutions party thereto(1)
10	.30.1	First Amendment, dated as of December 22, 2003, to Amended and Restated Credit Agreement, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent and a lender, and the other lending institutions party thereto(1)
10	.30.2	Second Amendment, dated as of December 20, 2004, to Amended and Restated Credit Agreement, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent and a lender and the other lending institutions party thereto(4)
10	.30.3	Third Amendment, dated as of April 21, 2005, to the Amended and Restated Credit Agreement, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent and a lender and the other lending institutions party therein(5)
10.31		Amended and Restated Security Agreement, dated as of October 23, 2003, between the Company, certain of its subsidiaries, and Wachovia Bank, National Association, as administrative agent(1)
12		Statement re: computation of earnings to fixed charges(7)
21		List of subsidiaries(7)
23.1		Consent of Ernst & Young LLP(7)
23.2		Consent of Stroock & Stroock & Lavan LLP (contained in Exhibit 5)(7)
24		Power of Attorney (included on signature page)
25		Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee(7)
99.1		Form of Letter of Transmittal(7)
99.2		Form of Notice of Guaranteed Delivery(7)

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-4 (Registration No. 333-114115), filed April 1, 2004, as amended, and incorporated herein by reference.

(2)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, and incorporated herein by reference.

(3)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, and incorporated herein by reference.

(4)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference.

(5)	Filed as an exhibit to the Company’s Current report on Form 8-K filed on April 27, 2005, and incorporated herein by reference.

(6)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, and incorporated herein by reference.

(7)	Filed herewith.

(*)	The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

      (b) Financial Statement Schedules
      See Schedule II — “Valuation and Qualifying Accounts” contained on page F-45. All other schedules are omitted as the information is not required or is included in the Registrant’s financial statements and related notes.

Item 22.	Undertakings.
      The undersigned registrants hereby undertake:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned registrants hereby undertake:
      (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida, on June 3, 2005.

NationsRent Companies, Inc.

By:	/s/ Thomas J. Hoyer

Thomas J. Hoyer
Executive Vice President and Chief
Financial Officer

NationsRent, Inc.
Las Olas Fourteen Corporation
Las Olas Twelve Corporation
NRGP, Inc.
NationsRent USA, Inc.
NationsRent West, Inc.
Logan Equipment Corp.
NationsRent Transportation Services, Inc.
BDK Equipment Company, Inc.
NR Delaware, Inc.
NationsRent Dealer Group, LLC

By:	/s/ Thomas J. Hoyer

Thomas J. Hoyer
Executive Vice President and Chief
Financial Officer

NationsRent of Texas, LP

By: NRGP, Inc., as General Partner

By:	/s/ Thomas J. Hoyer

Thomas J. Hoyer
Executive Vice President and Chief
Financial Officer

POWER OF ATTORNEY AND SIGNATURES
      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas J. Putman and Thomas J. Hoyer, each of them severally (with full power to act alone), as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas J. Putman Thomas J. Putman	President, Chief Executive Officer and Director	May 31, 2005

/s/ Thomas J. Hoyer Thomas J. Hoyer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 3, 2005

/s/ Robert W. Schiller Robert W. Schiller	Vice President and Controller (Principal Accounting Officer)	June 3, 2005

/s/ Bryan T. Rich Bryan T. Rich	Executive Director and Co-Chairman of the Board of Directors	June 3, 2005

/s/ Douglas M. Suliman, Jr. Douglas M. Suliman, Jr.	Executive Director and Co-Chairman of the Board of Directors	June 3, 2005

/s/ Thomas W. Blumenthal Thomas W. Blumenthal	Director	June 3, 2005

/s/ Andrew P. Hines Andrew P. Hines	Director	June 1, 2005

/s/ Irving M. Levine Irving M. Levine	Director	June 2, 2005

/s/ Greg A. Rosenbaum Greg A. Rosenbaum	Director	June 3, 2005

EXHIBIT INDEX

Exhibit
Number		Description

2.1		First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries, dated February 7, 2003, as filed in the United States Bankruptcy Court District of Delaware on February 11, 2003*(1)
2	.1.1	Modifications to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries(1)
2	.1.2	Modifications (Second) to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries(1)
2	.1.3	Modifications (Third) to First Amended Joint Plan of Reorganization of NationsRent, Inc. and its Debtor Subsidiaries(1)
3.1		Certificate of Incorporation of the Company(1)
3.2		Certificate of Amendment of Certificate of Incorporation of the Company(1)
3.3		Certificate of Amendment of Certificate of Incorporation of the Company(1)
3.4		Certificate of Designation for Series A Preferred Stock of the Company(1)
3.5		Certificate of Amendment to Certificate of Designation for Series A Preferred Stock(1)
3.6		By-Laws of the Company(1)
3.7		Certificate of Incorporation of NationsRent, Inc.(1)
3.8		By-Laws of NationsRent, Inc.(1)
3.9		Certificate of Incorporation of Las Olas Fourteen Corporation(1)
3.10		By-Laws of Las Olas Fourteen Corporation(1)
3.11		Certificate of Incorporation of Las Olas Twelve Corporation(1)
3.12		By-Laws of Las Olas Twelve Corporation(1)
3.13		Certificate of Incorporation of NRGP, Inc., as amended(1)
3.14		By-Laws of NRGP, Inc.(1)
3.15		Certificate of Incorporation of NationsRent USA, Inc.(1)
3.16		By-Laws of NationsRent USA, Inc.(1)
3.17		Certificate of Incorporation of NationsRent West, Inc.(1)
3.18		By-Laws of NationsRent West, Inc.(1)
3.19		Certificate of Incorporation of Logan Equipment Corp., as amended(1)
3.20		By-Laws of Logan Equipment Corp.(1)
3.21		Certificate of Incorporation of NationsRent Transportation Services, Inc.(1)
3.22		By-Laws of NationsRent Transportation Services, Inc.(1)
3.23		Articles of Incorporation of BDK Equipment Company, Inc.(1)
3.24		Amended and Restated Bylaws of BDK Equipment Company, Inc.(1)
3.25		Certificate of Incorporation of NR Delaware, Inc.(1)
3.26		By-Laws of NR Delaware, Inc.(1)
3.27		Certificate of Limited Partnership of NationsRent of Texas, LP(1)
3.28		Amended and Restated Agreement of Limited Partnership of NationsRent of Texas, LP(1)
3.29		Certificate of Formation of NationsRent Dealer Group, LLC(6)
3.30		Limited Liability Company Agreement of NationsRent Dealer Group, LLC(6)
4.1		Form of 9.5% Senior Secured Notes due 2010(1)
4.2		Indenture, dated as of October 23, 2003, by and among Company, the Guarantors and Wilmington Trust Company, governing the Company’s 9.5% Senior Secured Notes due 2010(1)
4	.2.1	First Supplement, dated as of July 27, 2004, to the Indenture, dated as of October 23, 2003, by and among Company, the Guarantors and Wilmington Trust Company(1)

Exhibit
Number		Description

4	.2.2	Second Supplemental Indenture, dated as of March 31, 2005, to the Indenture, dated as of October 23, 2003, by and among Company, the guarantors named therein and Wilmington Trust Company(6)
4	.2.3	Third Supplemental Indenture, dated as of April 26, 2005, to the Indenture, dated as of October 23, 2003, by and among Company, the guarantors named therein and Wilmington Trust Company(5)
4.3		Registration Rights Agreement, dated as of October 23, 2003, by and among the Company, the guarantors named therein and the initial purchasers(1)
4.4		Form of 6.5% Unsecured Convertible Subordinated Promissory Note due 2008(1)
4.5		Form of 9.5% Senior Unsecured Notes due 2015(6)
4.6		Indenture, dated April 26, 2005, by and among the Company, the guarantors party thereto and Wilmington Trust Company, governing the Company’s 9.5% Senior Unsecured Notes due 2015(5)
4.7		Registration Rights Agreement, dated April 26, 2005, by and among the Company, the guarantors named therein and Jefferies & Company, Inc.(5)
5		Opinion of Stroock & Stroock & Lavan LLP regarding validity of the New Notes and the new Guarantees(7)
10.1		NationsRent Liquidating Trust Agreement, dated as of June 13, 2003, by and among NationsRent, Inc. and its subsidiaries, as settlors, and Perry Mandarino, as trustee of the NationsRent Unsecured Creditor’s Liquidating Trust(1)
10.2		Call Agreement, dated as of June 13, 2003, by and between NR Holdings, Inc. and Perry Mandarino, as trustee on behalf of NationsRent Unsecured Creditor’s Liquidating Trust(1)
10.3		2003 Restricted Stock Plan of NR Holdings, Inc.(1)
10.4		Stockholders’ Agreement, dated as of June 13, 2003, by and among NR Holdings, Inc. and the stockholders party thereto(1)
10.5		First Amendment to Stockholders’ Agreement, dated as of July 9, 2003, by and among NR Holdings, Inc. and the stockholders party thereto(1)
10	.5.1	Second Amendment to Stockholders’ Agreement, dated as of December 10, 2004, by and among NationsRent Companies, Inc. and the stockholders party thereto(4)
10.6		Amended and Restated Indemnification Agreement, dated as of June 13, 2003, by and among NationsRent Companies, Inc. and the indemnities signatory thereto(2)
10.7		Employment Agreement, effective June 13, 2003, by and between the Company and Thomas J. Putman(1)
10.8		Employment Agreement, effective July 9, 2003, by and between the Company and Bryan T. Rich(1)
10.9		Employment Agreement, effective July 9, 2003, by and between the Company and Douglas M. Suliman, Jr.(1)
10.10		Employment Agreement, effective June 23, 2003, by and between the Company and Thomas J. Hoyer(1)
10.11		Employment Agreement, effective June 13, 2003, by and between the Company and Joseph H. Izhakoff(1)
10.12		Employment Agreement, effective July 9, 2003, by and between the Company and John Scherer(1)
10.13		Form of Key Employee Housing Assistance Program(1)
10.14		Indenture, dated March 1, 1998, between Francis P. Rich and/or Catherine L. Rich and Logan Equipment Corporation(1)
10.15		First Amendment to Lease, dated April 21, 2000, between Francis P. Rich and/or Catherine L. Rich and NationsRent USA, Inc. (successor-in-interest to Logan Equipment Corporation)(1)
10.16		Lease Agreement, dated December 14, 1998, between Jim Joy Holdings, LLC and NationsRent of New Hampshire, Inc.(1)
10.17		Lease Assignment, dated September 17, 1999, between Jim Joy Holdings, LLC and 1216 West Hammond Street, LLC(1)

Exhibit
Number		Description

10.18		First Amendment to Lease, dated January 10, 2000, between 1216 Hammond Street, LLC and NationsRent USA, Inc. (successor-in-interest to NationsRent of New Hampshire, Inc.)(1)
10.19		Lease Agreement, dated March 15, 2000, between Jim Joy Holdings, LLC and NationsRent USA, Inc.(1)
10.20		Lease Agreement, dated December 7, 1999, between TREC, LLC and NationsRent USA, Inc.(1)
10.21		Lease Agreement, dated December 14, 1998, between TREC, LLC and NRI/ LEC Merger Corp., Inc.(1)
10.22		Lease Agreement, dated March 1, 2000, between TREC, LLC and NationsRent USA, Inc.(1)
10.23		First Amendment to Lease, dated May 24, 2001, between TREC, LLC and NationsRent USA, Inc.(1)
10.24		Subscription Agreement, dated June 13, 2003, among NR Holdings, Inc. and the subscribers party thereto(1)
10.25		Asset Purchase Agreement, dated June 13, 2003, among Boston Rental Partners, LLC, NationsRent, Inc. and its subsidiaries(1)
10.26		Rental Agreement, dated January 31, 2003, by and between Boston Rental Partners, LLC, and NationsRent, Inc. and Term Sheet Regarding Settlement Program referenced therein(1)
10.27		Strategic Alliance Agreement, dated October 12, 2000, between NationsRent, Inc. and Lowe’s Companies, Inc.(1)
10.28		Employment agreement, effective May 20, 2004, by and between the Company and Gary N. Golden(1)
10.29		Employment agreement, effective July 9, 2003, by and between the Company and Robert W. Schiller(1)
10.30		Amended and Restated Credit Agreement, dated as of October 23, 2003, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent and as a lender, and the other lending institutions party thereto(1)
10	.30.1	First Amendment, dated as of December 22, 2003, to Amended and Restated Credit Agreement, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent and a lender, and the other lending institutions party thereto(1)
10	.30.2	Second Amendment, dated as of December 20, 2004, to Amended and Restated Credit Agreement, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent and a lender and the other lending institutions party thereto(4)
10	.30.3	Third Amendment, dated as of April 21, 2005, to the Amended and Restated Credit Agreement, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as administrative agent and a lender and the other lending institutions party therein(5)
10.31		Amended and Restated Security Agreement, dated as of October 23, 2003, between the Company, certain of its subsidiaries, and Wachovia Bank, National Association, as administrative agent(1)
12		Statement re: computation of earnings to fixed charges(7)
21		List of subsidiaries(7)
23.1		Consent of Ernst & Young LLP(7)
23.2		Consent of Stroock & Stroock & Lavan LLP (contained in Exhibit 5)(7)
24		Power of Attorney (included on signature page)
25		Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee(7)
99.1		Form of Letter of Transmittal(7)
99.2		Form of Notice of Guaranteed Delivery(7)

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-4 (Registration No. 333-114115), filed April 1, 2004, as amended, and incorporated herein by reference.

(2)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, and incorporated herein by reference.

(3)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, and incorporated herein by reference.

(4)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated herein by reference.

(5)	Filed as an exhibit to the Company’s Current report on Form 8-K filed on April 27, 2005, and incorporated herein by reference.

(6)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, and incorporated herein by reference.

(7)	Filed herewith.

(*)	The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
      (b) Financial Statement Schedules
      See Schedule II — “Valuation and Qualifying Accounts” contained on page F-45. All other schedules are omitted as the information is not required or is included in the Registrant’s financial statements and related notes.